UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
HCA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $.01 per share, of HCA Inc. and nonvoting common stock, par value $.01 per share, of HCA Inc. (collectively, the “HCA Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

409,547,671 shares of HCA Common Stock; 28,045,175 options to purchase HCA Common Stock; restricted share units with respect to 134,261 shares of HCA Common Stock; Warrants with respect to 16,910 shares of HCA Common Stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The transaction value was determined based upon the sum of (a) $51.00 per share of 409,547,671 shares of HCA Common Stock, (b) $51.00 minus the weighted average exercise price of $39.40 per share of outstanding options to purchase 24,941,169 shares of HCA Common Stock, (c) $51.00 minus the weighted average exercise price of $20.34 per share of outstanding options to purchase 3,104,006 shares of HCA Common Stock, (d) $51.00 per share of restricted share units with respect to 134,261 shares of HCA Common Stock; and (e) $51.00 minus the exercise price of $2.29 per share of outstanding warrants to purchase 16,910 shares of HCA Common Stock.

(4)	Proposed maximum aggregate value of transaction:

$21,279,088,602.46

(5)	Total fee paid:

$2,276,862.48
☐     Fee paid previously with preliminary materials: ________________________________________________________________________________

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1)    Amount Previously Paid: _________________________________________________________________________________________________
         (2)    Form, Schedule or Registration Statement No.: ________________________________________________________________________________
         (3)    Filing Party: ____________________________________________________________________________________________________________
         (4)    Date Filed: _____________________________________________________________________________________________________________

One Park Plaza
Nashville, Tennessee 37203
                    , 2006
Dear Fellow Shareholder:
      On July 24, 2006, HCA Inc., a Delaware corporation (“HCA” or the “Company”), entered into an Agreement and Plan of Merger (the “merger agreement”) with Hercules Holding II, LLC, a Delaware limited liability company (“Parent”), and Hercules Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Parent is currently owned by private equity funds sponsored by Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co. L.P. and Merrill Lynch Global Partners, Inc. (d/b/a Merrill Lynch Global Private Equity). Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the “merger”). If the merger is completed, you will be entitled to receive $51.00 in cash for each share of HCA common stock that you own.
      A special meeting of our shareholders will be held on                     ,                     2006, at                                         .m., local time, to vote on a proposal to adopt the merger agreement so that the merger can occur. The special meeting will be held at HCA’s executive offices located at One Park Plaza, Nashville, Tennessee 37203. Notice of the special meeting and the related proxy statement is enclosed.
      The accompanying proxy statement gives you detailed information about the special meeting and the merger and includes the merger agreement as Annex A. The receipt of cash in exchange for shares of HCA common stock in the merger will constitute a taxable transaction to U.S. persons for U.S. federal income tax purposes. We encourage you to read the proxy statement and the merger agreement carefully.
      Our board of directors has determined that the merger is advisable and that the terms of the merger are fair to and in the best interests of HCA and its shareholders (other than HCA founder and director Dr. Thomas F. Frist, Jr., members of Dr. Frist’s family and his and their affiliates, affiliates of Parent and certain executive officers and other members of senior management of HCA who will invest in equity securities of the surviving corporation in connection with the merger as further described in the accompanying proxy statement), and approved the merger agreement and the transactions contemplated thereby, including the merger. This recommendation is based, in large part, upon the unanimous recommendation of the special committee of the board of directors consisting of five independent and disinterested directors.
      Your vote is very important. We cannot complete the merger unless holders of a majority of all outstanding shares of HCA common stock entitled to vote on the matter vote to adopt the merger agreement. Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement. The failure of any shareholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement.
      Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope, or submit your proxy by telephone or the Internet. Shareholders who attend the meeting may revoke their proxies and vote in person.
      Our board of directors and management appreciate your continuing support of the Company, and we urge you to support this transaction.
Sincerely,

Frederick W. Gluck	Jack O. Bovender, Jr.

Chairman of the Special Committee	Chairman of the Board and Chief Executive Officer
      Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
      The proxy statement is dated                    , 2006, and is first being mailed to shareholders on or about                     , 2006.

One Park Plaza
Nashville, Tennessee 37203
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On                         , 2006
Dear Shareholder:
      PLEASE TAKE NOTICE that a special meeting of shareholders of HCA Inc., a Delaware corporation (the “Company”), will be held on                     ,                     , 2006, at                     .m. local time, at the Company’s executive offices located at One Park Plaza, Nashville, Tennessee, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger (the “merger agreement”), dated as of July 24, 2006, by and among the Company, Hercules Holding II, LLC, a Delaware limited liability company (“Parent”), and Hercules Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), as the merger agreement may be amended from time to time.

2. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

3. To act upon other business as may properly come before the special meeting and any and all adjourned or postponed sessions thereof.
      The record date for the determination of shareholders entitled to notice of and to vote at the special meeting is                     , 2006. Accordingly, only shareholders of record as of that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. A list of our shareholders will be available at our principal executive offices at One Park Plaza, Nashville, Tennessee, during ordinary business hours for ten days prior to the special meeting.
      We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger.
      Your vote is important, regardless of the number of shares of the Company’s common stock you own. The adoption of the merger agreement requires the affirmative approval of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon. The adjournment proposal requires the affirmative vote of a majority of the shares of the Company’s common stock present at the special meeting and entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote against the adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment proposal.
      Please note that space limitations make it necessary to limit attendance at the special meeting to shareholders. Registration will begin at                                         .m. local time. If you attend, please note that you may be asked to present valid picture identification. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

      Shareholders of the Company who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of the Company’s common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement.
      WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

By Order of the Board of Directors,

John M. Franck II
Vice President and Corporate Secretary
Nashville, Tennessee
                    , 2006

      References to “HCA,” the “Company,” “we,” “our” or “us” in this proxy statement refer to HCA Inc. and its affiliates unless otherwise indicated by context.
SUMMARY TERM SHEET
      This Summary Term Sheet, together with the “Questions and Answers About the Special Meeting and the Merger,” summarizes the material information in the proxy statement. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about HCA. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information” beginning on page 84.
The Merger and the Merger Agreement

•	The Parties to the Merger (see page 15). HCA, a Delaware corporation, is one of the leading health care services companies in the United States. Hercules Holding II, LLC, a Delaware limited liability company (“Parent”), was formed solely for the purpose of effecting the merger (as defined below) and the transactions related to the merger. Parent has not engaged in any business except in furtherance of this purpose. Hercules Acquisition Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), was formed solely for the purpose of effecting the merger. Merger Sub has not engaged in any business except in furtherance of this purpose. Parent is currently owned by private equity funds sponsored by Bain Capital Partners, LLC (“Bain”), Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and Merrill Lynch Global Partners, Inc. (d/b/a Merrill Lynch Global Private Equity) (“Merrill Lynch Global Private Equity”) (collectively referred to in this proxy statement as the “sponsors”). The sponsors, collectively, with certain entities affiliated with HCA founder and director Dr. Thomas F. Frist, Jr. (the “Frist Entities”), are sometimes collectively referred to in this proxy statement as the “Investor Group.”

•	The Merger. You are being asked to vote to adopt an agreement and plan of merger (the “merger agreement”) providing for the recapitalization of HCA by Parent. Pursuant to the merger agreement, Merger Sub will merge with and into HCA (the “merger”). HCA will be the surviving corporation in the merger (the “surviving corporation”) and will continue to do business as “HCA” following the merger. As a result of the merger, HCA will cease to be an independent, publicly traded company. See “The Merger Agreement” beginning on page 54.

•	Merger Consideration. If the merger is completed, you will be entitled to receive $51.00 in cash, without interest and less any applicable withholding taxes, for each share of HCA capital stock (consisting of common stock, par value $.01 per share, and nonvoting common stock, par value $.01 per share (collectively, the “HCA Common Stock”)) that you own. See “The Merger Agreement — Merger Consideration” beginning on page 54.

•	Treatment of Outstanding Options, Restricted Shares and Restricted Share Units. Upon consummation of the merger, except as otherwise agreed by a holder and Parent, all outstanding options to acquire HCA Common Stock will become fully vested and immediately exercisable. All such options (other than certain options held by certain Management Rollover Holders (as defined below under “— Interests of the Company’s Directors and Executive Officers in the Merger”)) not exercised prior to the merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of HCA Common Stock underlying the options multiplied by the amount (if any) by which $51.00 exceeds the option exercise price, without interest and less any applicable withholding taxes. Additionally, except as otherwise agreed by a holder and Parent, all shares of restricted stock and restricted share units will vest and those shares or units will be cancelled and converted into the right to receive a cash payment equal to the number of outstanding restricted shares or restricted share units multiplied by $51.00 (together with the value of any deemed dividend equivalents accrued but unpaid with respect to restricted share units), without interest and less any applicable withholding taxes. Certain options to purchase HCA Common Stock held by certain of the Management Rollover Holders that are not exercised prior to consummation of the merger will be converted into options to acquire shares of common stock of the surviving corporation. See “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger” and “The Merger Agreement — Treatment of Options and Other Awards” beginning on pages 46 and 54, respectively.

•	Conditions to the Merger (see page 61). The consummation of the merger depends on the satisfaction or waiver of a number of conditions, including the following:

•	the merger agreement must have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of voting HCA Common Stock;

•	no injunction, judgment, order or law which prohibits, restrains or renders illegal the consummation of the merger shall be in effect;

•	the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), must have expired or been terminated;

•	HCA’s and Parent’s and Merger Sub’s respective representations and warranties in the merger agreement must be true and correct as of the closing date in the manner described under the caption “The Merger Agreement — Conditions to the Merger” beginning on page 61; and

•	HCA and Parent and Merger Sub must have performed in all material respects all obligations that each is required to perform under the merger agreement.

•	Restrictions on Solicitations of Other Offers (see page 62).

•	The merger agreement provides that, until 11:59 p.m., New York time, on September 12, 2006 (the “go-shop period”), we are permitted to initiate, solicit and encourage an acquisition proposal for us (including by way of providing information), and enter into and maintain discussions or negotiations concerning an acquisition proposal for us or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations. Prior to terminating the merger agreement or entering into an acquisition agreement with respect to any such proposal, the Company must comply with certain terms of the merger agreement described under “The Merger Agreement — Recommendation Withdrawal/ Termination in Connection with a Superior Proposal,” including negotiating with Parent and Merger Sub in good faith to make adjustments to the merger agreement and, if required, paying a termination fee.

•	The merger agreement provides that from and after the expiration of the go-shop period, we are generally not permitted to:

•	initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, an acquisition proposal for us or engage in any discussions or negotiations (other than with a person who submitted a proposal prior to the expiration of the go-shop period under certain circumstances) with respect thereto, or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations; or

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal for us or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to any acquisition proposal for us or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations under the merger agreement or propose or agree to do any of the foregoing.

Notwithstanding these restrictions, under certain circumstances, our board of directors (acting through the special committee if such committee still exists) may respond to a bona fide unsolicited written proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal, so long as the Company complies with certain terms of the merger agreement described under “The Merger Agreement — Recommendation Withdrawal/ Termination in Connection with a Superior Proposal,” including negotiating with Parent and Merger Sub in good faith to make adjustments to the merger agreement prior to termination and, if required, paying a termination fee.

•	The merger agreement provides that Dr. Frist shall not be prevented from engaging in a due diligence discussion with any third party who has been provided with and has agreed in writing to comply with the limitations described below if specifically requested to do so by the special committee of HCA’s board of directors or Credit Suisse Securities (USA) LLC (“Credit Suisse”). However, other than with respect to public disclosure obligations required by applicable law, (1) Dr. Frist shall not disclose to any such third party any information regarding the transactions contemplated by the merger agreement or any agreements, understandings or arrangements in connection therewith or any assumptions, information, evaluations or views of Parent and its affiliates, and (2) Dr. Frist shall not be permitted to have any discussions, agreements, understandings or arrangements with any third party regarding any participation, investment, involvement or interest of any nature whatsoever in any form of transaction similar to, or in the alternative to, the transactions contemplated by the merger agreement, including the merger.

•	Termination of the Merger Agreement (see page 64). The merger agreement may be terminated:

•	By mutual written consent of HCA, on the one hand, and Parent or Merger Sub, on the other hand;

•	By either HCA, on the one hand, or Parent or Merger Sub, on the other hand, if:

•	there shall be any final and nonappealable law that makes consummation of the merger illegal or otherwise prohibited;

•	the merger is not completed on or before December 19, 2006, or (if the “marketing period” (as defined below under “The Merger Agreement — Marketing Period”) has not ended on or before December 19, 2006) on or before January 31, 2007, so long as the failure to complete the merger is not the result of, or caused by, the failure of the terminating party to comply with the terms of the merger agreement; or

•	our shareholders do not adopt the merger agreement at the special meeting or any adjournment or postponement thereof; or

•	By Parent or Merger Sub, if:

•	our board of directors or a committee of our board of directors withdraws, modifies or qualifies, or publicly proposes to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, its recommendation that our shareholders adopt the merger agreement, or takes action or makes any public statement in connection with the special meeting inconsistent with such recommendation, or approves or recommends, or resolves to approve or recommend, any takeover proposal by a third party other than the merger; or

•	we have breached or failed to perform any of our representations, warranties, covenants or agreements under the merger agreement which would give rise to the failure of certain conditions to closing to be satisfied and where that breach or failure to perform cannot be cured by December 19, 2006 (or January 31, 2007 if the termination date is extended as described above); or

•	By HCA, if:

•	prior to obtaining the vote of shareholders at the special meeting, we receive a superior proposal and concurrently enter into a definitive agreement with respect to such superior proposal, provided that we have complied with our obligations under the merger agreement described under “The Merger Agreement — Restrictions on Solicitations of Other Offers” and “The Merger Agreement — Recommendation Withdrawal/Termination in Connection with a Superior Proposal” beginning on pages 62 and 63, respectively, and provided that we have paid the termination fee owed to Parent as described under “The Merger Agreement — Termination Fees” beginning on page 65;

•	Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements under the merger agreement which would give rise to the failure of certain conditions to closing to be satisfied if that breach or failure to perform cannot be cured by December 19, 2006 (or January 31, 2007 if the termination date is extended as described above); or

•	certain conditions to closing have been satisfied or waived and Parent has not consummated the merger within five calendar days after the final day of the marketing period.

•	Termination Fees (see page 65). If the merger agreement is terminated under certain circumstances:

•	the Company will be obligated to pay a termination fee of $500 million as directed by Parent, unless the Company terminates the merger agreement in order to enter into a definitive agreement with a person that submitted a proposal during the go-shop period, in which case the Company must pay a fee of $300 million as directed by Parent;

•	the Company will be obligated to pay the expenses of Parent, up to $50 million; or

•	Parent will be obligated to pay us a termination fee of $500 million. Each member of the Investor Group, including the Frist Entities, has agreed severally to guarantee the obligation of Parent to pay this termination fee subject to a cap. This cap is equal to such member’s pro rata share of $500 million, which share is proportionate to its equity commitment to Parent as compared to the equity commitments of the other guarantors.
The Special Meeting
      See “Questions and Answers About the Special Meeting and the Merger” beginning on page 9 and “The Special Meeting” beginning on page 16.
Other Important Considerations

•	The Special Committee and its Recommendation. The special committee is a committee of our board of directors that was formed on June 30, 2006 for the purpose of reviewing, evaluating and, as appropriate, negotiating a possible transaction relating to the sale of the Company. The special committee is comprised of five independent and disinterested directors. The members of the special committee are Frederick W. Gluck, Glenda A. Hatchett, Charles O. Holliday, Jr., T. Michael Long and Kent C. Nelson. The special committee unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of our shareholders (other than Dr. Frist, members of the Frist family and his and their affiliates (including the Frist Entities), holders of shares of HCA Common Stock who are affiliates of Parent and the Management Rollover Holders) (such shareholders being referred to in this proxy statement collectively as the “unaffiliated shareholders”) and recommended to our board of directors that the merger agreement and the transactions contemplated thereby, including the merger, be approved and declared advisable by our board of directors and that our board of directors recommend adoption by the shareholders of the merger agreement. For a discussion of the material factors considered by the board of directors and the special committee in reaching its conclusions and the reasons why the board of directors and the special committee determined that the merger is fair, see “Special Factors — Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger” beginning on page 25.

•	Board Recommendation. The Company’s board of directors, acting upon the unanimous recommendation of the special committee, recommends that HCA’s shareholders vote “FOR” the adoption of the merger agreement, and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies. See “Special Factors — Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger” beginning on page 25.

•	Share Ownership of Directors and Executive Officers. As of , 2006, the record date, the directors and executive officers of HCA (other than Dr. Frist) held and are entitled to vote, in the aggregate, shares of HCA Common Stock representing approximately % of the outstanding shares of the voting HCA Common Stock. The directors and executive officers have informed HCA that they currently intend to vote all of their shares of HCA Common Stock “FOR” the adoption of the merger agreement and “FOR” the adjournment proposal, if necessary. In addition, the Frist Entities, representing approximately % of the outstanding shares of the voting HCA Common Stock, have entered into an agreement with the sponsors and certain other equity investors to vote their shares in favor of adopting the merger agreement. It is the current intention of Dr. Frist and members of his immediate family to vote other shares beneficially owned by them, representing approximately % of the outstanding shares of the voting HCA Common Stock, to adopt the merger agreement, other than approximately 109,000 shares that are held by a charitable foundation formed by Dr. Frist, which will not be voted in the merger. See “The Special Meeting — Voting Rights; Quorum; Vote Required for Approval” beginning on page 16.

•	Interests of the Company’s Directors and Executive Officers in the Merger. Upon the consummation of the merger, except as may be agreed by a holder or participant and Parent, (1) all stock options held by our directors and officers will vest and all vested and unexercised stock options will generally be cashed out in an amount equal to the excess (if any) of $51.00 over the option exercise price, (2) all shares of restricted stock and restricted share units will vest, become free of restrictions and will be cashed out at $51.00 per share (together with the value of any deemed dividend equivalents accrued but unpaid with respect to restricted share units), (3) all salary amounts withheld on behalf of the participants in the HCA stock purchase plans through the closing date of the merger will be deemed to have been used to purchase HCA Common Stock under the terms of these plans, using the closing date of the merger as the last date of the applicable offering period under these plans, and converted into the right to receive, effectively, a cash payment equal to the number of shares deemed purchased under these plans multiplied by $51.00, and (4) executives who are “covered officers” under the 2006 Senior Officer Performance Excellence Program will be paid their 2006 annual bonus at the target level as provided under such program. In addition, under the Company’s Supplemental Executive Retirement Plan (the “SERP”), upon the consummation of the merger, all current participants will become fully vested in their retirement benefits, the normal retirement age for collecting benefits under the SERP will be reduced from 62 to 60, and current participants will be entitled to certain additional benefits upon certain terminations of employment and to certain protections against the amendment or termination of the SERP. Certain of our executive officers (such officers, together with such other employees who are permitted to invest by the payment of cash and/or contribution of their HCA equity securities to the surviving corporation, are sometimes referred to herein collectively as the “Management Rollover Holders”) have also made commitments to roll over options to purchase HCA Common Stock into and/or otherwise invest in the equity securities of the surviving corporation. The Frist Entities have committed to contribute 15,686,275 shares of HCA Common Stock to Parent in connection with the merger in exchange for a portion of the equity securities of Parent. In addition, Dr. Frist, certain members of his immediate family and certain entities controlled by them may contribute shares of HCA Common Stock to Parent in connection with the commitment by the Frist Entities. The surviving corporation will grant new stock options in the surviving corporation to certain of our executive officers, who will also enter into new employment agreements with the surviving corporation and/or become directors of the surviving corporation. The Frist Entities will have the right to designate two directors of Parent’s board of directors after the merger is consummated, and Jack O. Bovender, Jr., the Company’s Chairman and Chief Executive Officer, and Richard M. Bracken, the Company’s President and a current director, will have the right to serve as directors of the surviving corporation so long as they are officers of the surviving corporation. These and other interests of our executive officers and directors, some of which may be different than those of our shareholders generally, are more fully described under “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 46.

•	Opinions of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated. In connection with the proposed merger, the special committee’s financial advisors, Credit Suisse and Morgan Stanley & Co. Incorporated (“Morgan Stanley”), each have delivered an opinion as to the fairness from a financial point of view to the unaffiliated shareholders of the merger consideration to be received by such holders in the merger.

The full text of the opinions of Credit Suisse and Morgan Stanley, which set forth the procedures followed, assumptions made, matters considered and limitations on review undertaken by Credit Suisse and Morgan Stanley, as applicable, in connection with their opinions, are attached as Annex B and Annex C, respectively, to this proxy statement. Credit Suisse and Morgan Stanley provided their opinions for the information and assistance of the special committee in connection with its consideration of the merger, and the opinions of Credit Suisse and Morgan Stanley are not recommendations as to how any shareholder should vote or act with respect to any matter relating to the merger. We encourage you to read the opinions carefully and in their entirety. See “Special Factors — Opinions of Financial Advisors” beginning on page 30.

•	Sources of Financing. The merger agreement does not contain any condition relating to the receipt of financing by Parent. HCA and Parent estimate that the total amount of funds necessary to consummate the merger and related transactions, including the new financing arrangements, the refinancing of certain existing indebtedness and the payment of customary fees and expenses in connection with the proposed merger and financing arrangements, will be approximately $26 billion, which is expected to be funded by new credit facilities, private and/or public offerings of debt securities and equity financing. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided. See “Special Factors — Financing of the Merger” beginning on page 41. The following arrangements are in place to provide the necessary financing for the merger, including the payment of related transaction costs, charges, fees and expenses:

•	Equity Financing. Parent has received roll over commitments from the Frist Entities of 15,686,275 shares of HCA Common Stock which, based on the merger consideration per share of HCA Common Stock, have an aggregate value of $800 million, and equity commitments from the other members of the Investor Group totaling $4.5 billion, for aggregate roll over and equity commitments totaling $5.3 billion.

•	Debt Financing. Parent has received a debt commitment letter from Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC, JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Merrill Lynch Capital Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated to provide (a) up to $16.80 billion of senior secured credit facilities and (b) up to $5.70 billion of senior secured second lien loans under a bridge facility.

•	Regulatory Approvals (see page 41). Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (“DOJ”) and the applicable waiting period has expired or been terminated. HCA and Parent filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on August 7, 2006. If HCA and Parent do not receive a request for additional information, the waiting period will expire at 11:59 p.m. on September 6, 2006, if not terminated earlier. Depending on the final structure of Parent, individual members of the Frist family may also be required to file notification and report forms with the FTC and the Antitrust Division of the DOJ in connection with the merger.

Though not a condition to the consummation of the merger, U.S. federal and state laws and regulations, as well as the laws and regulations of the United Kingdom and Switzerland, may require that we or Parent obtain approvals or certificates of need from, file new license and/or permit applications with, and/or provide notice to, applicable governmental authorities in connection with the merger.

•	Applicability of Rules Related to “Going Private” Transactions; Position of Dr. Frist and Messrs. Bovender and Bracken as to Fairness and Their Reasons for the Merger (see pages 29 and 36-37). The requirements of Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), could apply to the merger because Dr. Frist and Messrs. Bovender and Bracken may be deemed to be engaged in a “going private” transaction under a potential interpretation of the applicable rules. To comply with the requirements of Rule 13e-3, our board of directors, Dr. Frist and Messrs. Bovender and Bracken make certain statements as to, among other matters, their purposes and reasons for the merger, and their belief as to the fairness of the merger to our unaffiliated shareholders.

Each of the special committee and the board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of our unaffiliated shareholders. In evaluating the merger, the special committee consulted with its independent legal and financial advisors, reviewed a significant amount of information and considered a number of factors and procedural safeguards set forth below in “Special Factors — Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger.” Based upon the foregoing, and consistent with its general recommendation to shareholders, the special committee and our board of directors believe that the merger agreement and the merger are substantively and procedurally fair to our unaffiliated shareholders.

•	Tax Consequences. The merger will be a taxable transaction for U.S. federal income tax purposes if you are a U.S. person. Your receipt of cash in exchange for your shares of HCA Common Stock in the merger generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger (determined before the deduction of any applicable withholding taxes) and your adjusted tax basis in your shares of HCA Common Stock. Under U.S. federal income tax law, you will be subject to information reporting on cash received in the merger unless an exemption applies. Backup withholding may also apply with respect to cash you receive in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with the applicable requirements of the backup withholding rules. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state and local and/or foreign taxes and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of your options to purchase shares of HCA Common Stock, your shares of restricted stock and/or your restricted share units, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans. See “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders” beginning on page 51.

•	Appraisal Rights. Under Delaware law, holders of HCA Common Stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the amount a shareholder would be entitled to receive under the terms of the merger agreement. Any holder of HCA Common Stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “The Special Meeting — Rights of Shareholders Who Object to the Merger” and “Dissenters’ Rights of Appraisal” beginning on pages 18 and 68, respectively, and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D.

•	Market Price of HCA Common Stock (see page 79). The closing sale price of HCA Common Stock on the New York Stock Exchange (the “NYSE”) on July 18, 2006, the last trading day prior to press reports of rumors regarding a potential acquisition of HCA, was $43.29 per share. The $51.00 per share to be paid for each share of HCA Common Stock in the merger represents a premium of approximately 18% to the closing price on July 18, 2006.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
      The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers do not address all questions that may be important to you as an HCA shareholder. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully.

Q.	When and where is the special meeting?

A.	The special meeting of shareholders of HCA will be held on , , 2006, at .m. local time, at the Company’s executive offices located at One Park Plaza, Nashville, Tennessee 37203.

Q.	What matters will be voted on at the special meeting?

A.	You will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement;

•	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

•	to act upon other business that may properly come before the special meeting or any adjournment or postponement thereof.

Q.	How does HCA’s board of directors recommend that I vote on the proposals?

A.	The board of directors recommends that you vote:

•	“FOR” the proposal to adopt the merger agreement; and

•	“FOR” the adjournment proposal.

Q.	Who is entitled to vote at the special meeting?

A.	All holders of HCA Common Stock are entitled to notice, but only shareholders of record holding voting HCA Common Stock as of the close of business on , 2006, the record date for the special meeting, are entitled to vote at the special meeting. As of the record date, there were approximately shares of voting HCA Common Stock outstanding. Approximately holders of record held such shares. Every holder of voting HCA Common Stock is entitled to one vote for each such share the shareholder held as of the record date.

Please note that space limitations make it necessary to limit attendance at the special meeting to shareholders. Registration will begin at .m., local time. If you attend, please note that you may be asked to present valid picture identification. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices are not permitted at the meeting.

Q.	What vote is required for HCA’s shareholders to adopt the merger agreement? How do HCA’s directors and officers intend to vote?

A.	An affirmative vote of the holders of a majority of all outstanding shares of HCA Common Stock entitled to vote on the matter is required to adopt the merger agreement. Our directors and executive officers have informed us that they currently intend to vote all of their shares of HCA Common Stock for the adoption of the merger agreement. In addition, the Frist Entities (representing approximately % of the voting HCA Common Stock outstanding) have entered into an agreement with the sponsors and certain other equity investors pursuant to which they have agreed to vote their shares in favor of the adoption of the merger agreement. It is also the current intention of Dr. Frist and members of his immediate family to vote other shares beneficially owned by them, representing approximately % of the outstanding shares of the voting HCA Common Stock, to adopt the merger agreement, other than approximately 109,000 shares that are held by a charitable foundation formed by Dr. Frist, which will not be voted in the merger.

Q.	What vote is required for HCA’s shareholders to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies?

A.	The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of HCA Common Stock present or represented by proxy at the meeting and entitled to vote on the matter.

Q.	Who is soliciting my vote?

A.	This proxy solicitation is being made and paid for by HCA. In addition, we have retained Georgeson Inc. to assist in the solicitation. We will pay Georgeson Inc. approximately $20,000 plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of HCA Common Stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the shareholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on your proxy card; or using the Internet voting instructions printed on your proxy card. You can also attend the special meeting and vote, or change your prior vote, in person. Do NOT enclose or return your stock certificate(s) with your proxy. If you hold your shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s proxy card which includes voting instructions and instructions on how to change your vote.

Q:	How do I vote? How can I revoke my vote?

A:	You may vote by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope or as described below if you hold your shares in “street name.” If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment proposal. You have the right to revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a shareholder of record, by notifying our Vice President and Corporate Secretary, John M. Franck II, at One Park Plaza, Nashville, Tennessee 37203;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Q:	Can I vote by telephone or electronically?

A:	If you hold your shares in your name as a shareholder of record, you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card.

If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” please check your proxy card or contact your broker, bank or nominee to determine whether you will be able to vote by telephone or electronically.

Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.	Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote against the adoption of the merger agreement and will not have an effect on the proposal to adjourn the special meeting.

Q:	What do I do if I have money in the HCA Stock Fund of the HCA 401(k) Plan?

A:	If you have money invested in the HCA Stock Fund of the HCA 401(k) Plan, you do not actually own shares of HCA Common Stock. You are instead credited with equivalent shares, which consist of your interest in both shares of HCA Common Stock and cash that are held by the HCA Stock Fund of the 401(k) Plan. The number of equivalent shares you hold on any given day is equal to your interest in the value of the HCA Common Stock and the cash held by the HCA Stock Fund, divided by the closing market price per share of HCA Common Stock on the NYSE on that day.

In accordance with the 401(k) Plan, the shares held in the HCA Stock Fund are typically voted at the direction of our plan administration committee, which is made up of certain members of our management, and not by individual plan participants. However, the plan administration committee has determined to engage an independent fiduciary to vote the shares held in the HCA Stock Fund in connection with the merger. Additionally, the plan administration committee has decided to offer participants pass-through voting rights based on a participant’s interest — or equivalent shares — in the HCA Stock Fund. You may exercise these pass-through voting rights only by completing and returning the voting instruction card for participants in the HCA Stock Fund of the HCA 401(k) Plan you received with this proxy statement in accordance with the procedures included therewith, or by following the instructions for voting by telephone or the Internet described in the voting instruction card, and before the deadline noted below. If your voting instructions are received by 6:00 a.m., local time, in Nashville, Tennessee on , 2006, the independent fiduciary will submit a proxy that reflects your instructions. If your voting instructions are not received by the date and time specified above, the independent fiduciary will vote the shares of HCA Common Stock allocable to your interest in the HCA Stock Fund in accordance with its independent and sole discretion, and all such shares will be voted in the same manner. Your voting instructions will be kept confidential as required by the terms of the HCA 401(k) Plan. You may not vote in person at the special meeting.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you also hold shares in “street name,” directly as a record holder or otherwise through the Company’s stock purchase plans, or if you have money invested in the HCA Stock Fund of the HCA 401(k) Plan, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you vote against the adoption of the merger agreement. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or “broker non-votes,” will be counted for purposes of determining a quorum, but will have the same effect as a vote against the adoption of the merger agreement.

For the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, but abstentions and broker non-votes will not count as shares present and entitled to vote on the proposal to adjourn the meeting. As a result, abstentions and broker non-votes will have no effect on the vote to adjourn the meeting, which requires the vote of the holders of a majority of the shares of HCA Common Stock present or represented by proxy at the meeting and entitled to vote on the matter.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

Q:	Who will count the votes?

A:	A representative of our transfer agent, National City Bank, will count the votes and act as an inspector of election. Questions concerning stock certificates or other matters pertaining to your shares may be directed to National City Bank at 1-800-622-6757.

Q.	When is the merger expected to be completed? What is the “marketing period”?

A.	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the fourth quarter of 2006. In order to complete the merger, we must obtain shareholder approval and the other closing conditions under the merger agreement must be satisfied or waived (as permitted by law). In addition, Parent is not obligated to complete the merger until the expiration of a 20-business day “marketing period” that it may use to complete its financing for the merger. The marketing period begins to run after we have obtained the shareholder approval and satisfied other conditions under the merger agreement; provided that if the marketing period would not end on or before December 19, 2006, the marketing period will commence no earlier than January 2, 2007. See “The Merger Agreement — Marketing Period” and “The Merger Agreement — Conditions to the Merger” beginning on pages 60 and 61, respectively.

Q.	Should I send in my stock certificates now?

A.	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your HCA Common Stock certificates for the merger consideration. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send your certificates in now.

Q.	How can I obtain additional information about HCA?

A.	We will provide a copy of our Annual Report to Shareholders and/or our Annual Report on Form 10-K for the year ended December 31, 2005, excluding certain of its exhibits, and other filings,

including our reports on Form 10-Q, with the Securities and Exchange Commission (“SEC”) without charge to any shareholder who makes a written request to the Office of Investor Relations, HCA Inc., One Park Plaza, Nashville, Tennessee 37203. Our Annual Report on Form 10-K and other SEC filings also may be accessed on the world wide web at http://www.sec.gov or on the Investor Relations page of the Company’s website at http://www.hcahealthcare.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. For a more detailed description of the information available, please refer to “Where You Can Find More Information” beginning on page 84.

Q.	Who can help answer my questions?

A.	If you have additional questions about the merger after reading this proxy statement, please call our proxy solicitor, Georgeson Inc., toll-free at (888) 264-7052 (banks and brokerage firms call collect at (212) 440-9800).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary Term Sheet,” “Special Factors,” “Important Information About HCA — Projected Financial Information” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against HCA and others relating to the merger agreement;

•	the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to consummation of the merger, including the expiration of the waiting period under the HSR Act;

•	the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally;

•	the ability to recognize the benefits of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger;

•	the impact of the substantial indebtedness incurred to finance the consummation of the merger;
and other risks detailed in our current filings with the SEC, including our most recent filings on Form 10-Q and 10-K. See “Where You Can Find More Information” beginning on page 84. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER
HCA
      HCA is a Delaware corporation with its headquarters in Nashville, Tennessee. We are one of the leading health care services companies in the United States. HCA is a holding company whose affiliates own and operate hospitals and related health care entities. The term “affiliates” includes direct and indirect subsidiaries of HCA and partnerships and joint ventures in which such subsidiaries are partners. As of June 30, 2006, we operated 176 hospitals, 92 freestanding surgery centers and facilities which provided extensive outpatient and ancillary services. Affiliates of HCA are also partners in joint ventures that own and operate seven hospitals and nine freestanding surgery centers which are accounted for using the equity method. Our facilities are located in 21 states, England and Switzerland.
      HCA’s primary objective is to provide the communities we serve a comprehensive array of quality health care services in the most cost-effective manner possible. Our general, acute care hospitals typically provide a full range of services to accommodate such medical specialties as internal medicine, general surgery, cardiology, oncology, neurosurgery, orthopedics and obstetrics, as well as diagnostic and emergency services. Outpatient and ancillary health care services are provided by our general, acute care hospitals, freestanding surgery centers, diagnostic centers and rehabilitation facilities. Our psychiatric hospitals provide a full range of mental health care services through inpatient, partial hospitalization and outpatient settings.
      HCA’s principal executive offices are located at One Park Plaza, Nashville, Tennessee 37203, and our telephone number is (615) 344-9551. For more information about HCA, please visit our website at www.hcahealthcare.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. HCA is publicly traded on the NYSE under the symbol “HCA.”
Parent
      Hercules Holding II, LLC, which we refer to as Parent, is a Delaware limited liability company that was formed solely for the purpose of acquiring HCA. Parent has not engaged in any business except as contemplated by the merger agreement. The principal office addresses of Parent are c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, MA 02199, c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025 and c/o Merrill Lynch Global Private Equity, Four World Financial Center, Floor 23, New York, NY 10080.
Merger Sub
      Hercules Acquisition Corporation, which we refer to as Merger Sub, is a Delaware corporation that was formed solely for the purpose of completing the proposed merger. Upon the consummation of the proposed merger, Hercules Acquisition Corporation will cease to exist and HCA will continue as the surviving corporation. Hercules Acquisition Corporation is wholly-owned by Parent and has not engaged in any business except as contemplated by the merger agreement. The principal office addresses of Merger Sub are c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, MA 02199, c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025 and c/o Merrill Lynch Global Private Equity, Four World Financial Center, Floor 23, New York, NY 10080.

THE SPECIAL MEETING
      This proxy statement is furnished in connection with the solicitation of proxies by our board of directors in connection with the special meeting of our shareholders relating to the merger.
Date, Time and Place of the Special Meeting
      The special meeting is scheduled to be held as follows:

Date:	, 2006

Time:	.m., local time

Place:	One Park Plaza Nashville, Tennessee 37203
Proposals to be Considered at the Special Meeting
      At the special meeting, you will be asked to vote on a proposal to adopt the merger agreement, and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement.
Record Date
      We have fixed the close of business on                     , 2006 as the record date for the special meeting, and only holders of record of voting HCA Common Stock on the record date are entitled to vote at the special meeting. On the record date, there were                      shares of HCA Common Stock outstanding and entitled to vote.
Voting Rights; Quorum; Vote Required for Approval
      Each share of voting HCA Common Stock entitles its holder to one vote on all matters properly coming before the special meeting. The presence in person or representation by proxy of shareholders entitled to cast a majority of the votes of all issued and outstanding shares entitled to vote, shall constitute a quorum for the purpose of considering the proposals. Shares of voting HCA Common Stock represented at the special meeting but not voted, including shares of HCA Common Stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.
      Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of HCA Common Stock entitled to vote on the matter. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you vote against the adoption of the merger agreement. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or “broker non-votes,” will be counted for purposes of determining a quorum, but will have the same effect as a vote against the adoption of the merger agreement. Your broker, bank or nominee will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker, bank or nominee.
      The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the outstanding shares of HCA Common

Stock present or represented by proxy at the special meeting and entitled to vote on the matter. For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, but abstentions and broker non-votes will not count as shares present and entitled to vote on the proposal to adjourn the meeting. As a result, abstentions and broker non-votes will have no effect on the vote to adjourn the special meeting, which requires the vote of the holders of a majority of the shares of HCA Common Stock present or represented by proxy at the meeting and entitled to vote on the matter.
      As of                     , 2006, the record date, the directors and executive officers of HCA (other than Dr. Frist) held and are entitled to vote, in the aggregate,                      shares of HCA Common Stock, representing approximately      % of the outstanding voting HCA Common Stock. The directors and executive officers have informed HCA that they currently intend to vote all of their shares of HCA Common Stock “FOR” the adoption of the merger agreement and “FOR” the adjournment proposal. In addition, the Frist Entities, representing approximately      % of the outstanding shares of voting HCA Common Stock, have entered into an agreement with the sponsors and certain other equity investors to vote their shares in favor of adopting the merger agreement. It is also the current intention of Dr. Frist and members of his immediate family to vote other shares beneficially owned by them, representing approximately            % of the outstanding shares of the voting HCA Common Stock, to adopt the merger agreement, other than approximately 109,000 shares that are held by a charitable foundation formed by Dr. Frist which will not be voted in the merger. If our directors (including persons related to Dr. Frist and the Frist Entities) and executive officers vote their shares in favor of adopting the merger agreement,      % of the outstanding shares of voting HCA Common Stock will have voted for the proposal to adopt the merger agreement. This means that additional holders of approximately      % of all shares entitled to vote at the special meeting would need to vote for the proposal to adopt the merger agreement in order for it to be adopted.
Voting and Revocation of Proxies
      Shareholders of record may submit proxies by mail. Shareholders who wish to submit a proxy by mail should mark, date, sign and return the proxy card in the envelope furnished. If you hold your shares in your name as a shareholder of record, you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card. Shareholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by mail, or by telephone or the Internet if those services are offered by the nominee.
      Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.
      You have the right to revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a shareholder of record, by notifying our Vice President and Corporate Secretary, John M. Franck II, at One Park Plaza, Nashville, Tennessee 37203;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

      Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration.
Rights of Shareholders Who Object to the Merger
      Shareholders of HCA are entitled to appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting shareholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.
      To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” beginning on page 68 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D.
Solicitation of Proxies
      This proxy solicitation is being made and paid for by HCA on behalf of its board of directors. In addition, we have retained Georgeson Inc. to assist in the solicitation. We will pay Georgeson Inc. approximately $20,000 plus out-of-pocket expenses for their assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of HCA Common Stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify Georgeson Inc. against any losses arising out of that firm’s proxy soliciting services on our behalf.
Other Business
      We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of voting HCA Common Stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.
Questions and Additional Information
      If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Georgeson Inc., toll-free at (888) 264-7052 (banks and brokerage firms call collect at (212) 440-9800), or contact HCA in writing at our principal executive offices at One Park Plaza, Nashville, Tennessee 37203, Attention: John M. Franck II, Vice President and Corporate Secretary, or by telephone at (615) 344-9551.
Availability of Documents
      The reports, opinions or appraisals referenced in this proxy statement and filed as exhibits to the Schedule 13E-3 filed by the Company concurrently with this proxy statement will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of HCA Common Stock.

SPECIAL FACTORS
      This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.
Background of the Merger
      The Company regularly reviews and evaluates its business strategy and strategic alternatives with the goal of enhancing shareholder value. As part of these reviews, management and the board of directors on various occasions have received advice from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), one of the Company’s financial advisors. Merrill Lynch has advised the Company in connection with various transactions over the last several years, including, most recently, in connection with the Company’s repurchase of its outstanding shares in a modified “Dutch” auction tender offer completed in November 2005.
      Throughout early 2006, at the request of management, Merrill Lynch reviewed with management various strategic alternatives including potential acquisition opportunities (including domestic for-profit and not-for-profit hospital providers, international hospital providers and other ancillary healthcare providers) and other financial alternatives for the Company, including further leveraged recapitalizations. On April 5, 2006, Merrill Lynch met with management to discuss trends in leveraged buyout transactions (including increased activity within the private equity community and conditions in the leveraged lending markets) and, based on management’s January 2006 projections, reviewed hypothetical financial structures for a leveraged buyout transaction involving the Company at a per share price ranging from $55.00 to $59.00. Management subsequently advised Merrill Lynch that the January 2006 financial projections that Merrill Lynch had used in its analysis had been revised downward by management in light of the Company’s operating results for the year to date and provided these revised projections to Merrill Lynch. After reviewing these revised projections, Merrill Lynch advised management that, although a leveraged buyout transaction could potentially be achieved based on the revised projections, the transaction would likely be at a price range below the range previously reviewed with management. The January 2006 projections, the revised projections provided to Merrill Lynch in April 2006 and a further revised downward set of projections prepared in May 2006 are all described below under “Important Information About HCA — Projected Financial Information.”
      Following the receipt of Merrill Lynch’s advice that a leveraged buyout transaction could potentially be achieved based on the revised April projections, management decided that it would be appropriate to explore further the feasibility of such a transaction. On April 20, 2006, management contacted representatives of Bain and KKR to set up a meeting with members of management to explore the feasibility of a leveraged buyout transaction involving the Company. On or around this time, Merrill Lynch introduced management to Merrill Lynch Global Private Equity, Merrill Lynch’s private equity affiliate.
      On April 22 and 23, 2006, the Company entered into confidentiality agreements with each member of the sponsors.
      On April 24, 2006, management and Dr. Frist met with representatives of the sponsors to discuss, on a preliminary basis, the feasibility of a leveraged buyout transaction of the Company by the sponsors. Representatives of the sponsors advised management and Dr. Frist that they would perform a preliminary analysis and report to management and Dr. Frist their conclusions regarding the feasibility of such a transaction.
      On May 3, 2006, representatives of the sponsors advised management of their preliminary conclusion that an acquisition of the Company in a leveraged buyout transaction was feasible and requested permission for the sponsors and their potential financing sources to perform a due diligence review of the Company so that the sponsors could confirm this view and begin to formulate a proposal. On May 4, 2006, management advised Mr. Frederick W. Gluck, presiding director of the board of directors, and several other directors individually, of the sponsors’ preliminary view of the feasibility of a leveraged buyout transaction. Mr. Gluck agreed with management that a special meeting of the board of directors should be called to consider the matter.

      At a special meeting of the board of directors held by telephone on May 8, 2006, management advised the board of directors of the discussions that had taken place to date with the sponsors with respect to the exploration of the feasibility of a possible leveraged buyout transaction involving the Company. Management also advised the board of directors of the sponsors’ request to perform due diligence to confirm their preliminary view regarding the feasibility of such a transaction. Messrs. Bovender and Bracken and Dr. Frist left the meeting and the board of directors met in executive session with a representative of Bass, Berry & Sims PLC (“Bass Berry”) who reviewed the board of directors’ fiduciary duties in connection with the request of the sponsors. The board of directors then discussed generally the strategic alternatives available to the Company, including a leveraged buyout transaction. After discussion, the board of directors determined to defer any decision on whether to permit the sponsors to perform a due diligence review of the Company until the May 24, 2006 regularly scheduled meeting of the board of directors, in order to receive additional information regarding all strategic alternatives available to the Company.
      A meeting of the board of directors was held on May 24, 2006. At the meeting, Dr. Frist and Messrs. Bovender and Bracken excused themselves and the board of directors met in executive session with a representative of Bass Berry who reviewed the board of directors’ fiduciary duties in connection with its evaluation of possible strategic alternatives to be discussed at the meeting. Management and Dr. Frist then rejoined the meeting and the board of directors received a report from management on the Company’s year-to-date operations through April and conducted other regular business. The board of directors continued its meeting on May 25, 2006, at which representatives of Merrill Lynch reviewed with the board of directors the strategic alternatives for the Company that management, with the assistance of Merrill Lynch, had reviewed since a meeting of the board of directors in September 2005, the issues currently affecting the healthcare industry generally as well as the Company, and strategic alternatives for the Company going forward, including continuing as a stand-alone company or effecting additional stock repurchases, a leveraged recapitalization or a leveraged buyout transaction. Messrs. Bovender and Bracken and the representatives of Merrill Lynch were then excused from the meeting, and Dr. Frist addressed the board of directors regarding his views of the proposed transaction in light of his long history with, and knowledge of the businesses of, the Company and in his capacity as a founder of the Company. Dr. Frist then excused himself from the meeting, and the board of directors met in executive session with a representative of Bass Berry. In executive session, the board of directors discussed the strategic alternatives presented at the meeting and discussed the sponsors’ request for permission to perform due diligence on the Company so that the sponsors could confirm their preliminary view regarding the feasibility of a leveraged buyout transaction involving the Company. After discussion, the board of directors met in executive session and decided to allow the sponsors and Banc of America Securities LLC (“Banc of America Securities”), a potential financing source, to undertake a due diligence investigation of the Company. As a condition to their due diligence, the board of directors required each sponsor to enter into a more extensive confidentiality agreement, and Banc of America Securities to enter into an appropriate confidentiality agreement, in each case containing, among other things, standstill provisions. In addition, the board of directors authorized Mr. Gluck in his capacity as presiding director of the board of directors to oversee the due diligence process and to report to the board of directors on the process and any decisions made. The board of directors also instructed management not to negotiate with the sponsors’ representatives regarding the terms on which management might participate with the sponsors in a transaction involving the Company. In light of the possibility that the Company might explore a leveraged buyout transaction in which Dr. Frist and members of management might participate, the board of directors also discussed at the May 25 executive session the desirability of establishing a special committee comprised of directors who were independent of the Company, the sponsors, management and Dr. Frist. In connection with its review of the strategic alternatives available to the Company at the May 25 board of directors meeting, the board of directors directed management to retain McKinsey & Company (“McKinsey”) on behalf of the Company to analyze the projections for the Company prepared by management in light of McKinsey’s previous work for the Company and its expertise in the healthcare industry generally.

      The sponsors commenced a due diligence review of the Company on May 26, 2006. As part of its due diligence, the sponsors requested that the Company permit them to engage McKinsey as a consultant. Mr. Gluck, acting for the board of directors, denied this request but agreed that the results of McKinsey’s analyses could be shared and discussed with the sponsors.
      On June 16, 2006, the board of directors met by telephone in executive session without Dr. Frist and Messrs. Bovender and Bracken and discussed further the desirability of establishing a special committee comprised of directors who were independent of the Company, the sponsors, management and Dr. Frist. Mr. Gluck reviewed the steps he had taken, in his capacity as presiding director, to prepare the board of directors to meet its responsibilities in the event the transaction was determined to be feasible and one that the board of directors determined should be explored further, including interviews of potential independent legal and financial advisors who were experienced in advising special committees in similar situations.
      The sponsors requested that Citigroup Global Markets Inc. (“Citigroup”), another potential financing source, be permitted to conduct due diligence. Mr. Gluck, on behalf of the board of directors, agreed provided that Citigroup would agree not to, without the prior written consent of the Company, enter into any exclusive agreement or arrangement with any sponsor to provide or arrange financing in connection with a possible transaction involving the Company. On June 26, 2006, Citigroup entered into a confidentiality agreement containing that provision.
      On June 30, 2006, the sponsors’ representatives contacted management and stated that the sponsors had conducted sufficient due diligence to confirm their view that a leveraged buyout involving the Company was feasible and that the sponsors expected to be in a position to determine whether to submit a proposal regarding such a transaction by July 14, 2006. The sponsors also requested the ability to include additional equity and financing sources in the due diligence process as well as the ability to engage in discussions with management and Dr. Frist regarding their participation in such a transaction.
      At a special meeting of the board of directors held by telephone on June 30, 2006, management advised the board of directors about the sponsors’ conclusions and requests, and the board of directors, acting in executive session without Dr. Frist and Messrs. Bovender and Bracken participating, established a special committee consisting of Mr. Gluck (as Chairman), Mr. C. Michael Armstrong, Mr. Charles O. Holliday, Jr., Mr. T. Michael Long and Mr. Kent C. Nelson. The special committee was delegated the full power and authority to, among other things, review, evaluate and, if appropriate, negotiate a possible acquisition of the Company by the sponsors and any alternatives thereto and, as appropriate, reject or recommend to the full board of directors a proposed transaction with the sponsors or any alternative thereto.
      Following the board of directors meeting on June 30, the special committee held a telephonic meeting to consider the retention of independent counsel and financial advisors. Mr. Gluck noted that, as he had informed the board of directors at its June 16 meeting, he had interviewed possible legal and financial advisors. After discussion, the special committee determined to engage Shearman & Sterling LLP (“Shearman & Sterling”) as its legal advisor. Representatives of Shearman & Sterling joined the meeting and discussed the terms under which the special committee might engage a financial advisor to the special committee. Representatives of Credit Suisse were then invited to join the meeting and, along with Shearman & Sterling, discussed with the special committee certain preliminary matters relating to the special committee process. The Credit Suisse representatives then left the meeting, and, after discussion, the special committee determined to engage Credit Suisse as its financial advisor.
      A meeting of the special committee was held by telephone on July 3, 2006. At the meeting, representatives of Shearman & Sterling reviewed with the special committee its fiduciary duties in connection with its consideration of a possible proposal by the sponsors and all alternatives thereto. The special committee also discussed with its advisors the requests that had been made by the sponsors for the Company’s approval for discussions between the sponsors and additional potential debt and equity sources, members of management of the Company and Dr. Frist. After discussion, the special committee determined that the sponsors should not be permitted to approach additional debt or equity financing sources at that time. The special committee also determined that, provided that no exclusive arrangement be entered into between the Frist family and the sponsors regarding a potential transaction involving the Company, the sponsors should be permitted to have preliminary discussions with Dr. Frist regarding his support for a potential transaction and the terms on which he and other members of his family might participate in a potential transaction. The special committee authorized management to engage at the Company’s expense legal counsel to represent management in connection with the proposed transaction and determined that the sponsors could have preliminary discussions with management regarding the general terms on which management might participate in a transaction.
      On July 5, 2006, at the request of the special committee, management met with representatives of Credit Suisse in Nashville and gave a presentation regarding the Company’s financial results and projections.
      On July 7, 2006, Mr. Gluck had conversations with the other members of the special committee regarding the desirability, given the size and complexity of the potential transaction, of engaging Morgan Stanley as an additional financial advisor to the special committee.
      On July 10, 2006, Mr. Armstrong submitted his resignation from the special committee in order to avoid any appearance of a possible conflict of interest as a result of his position as a director of Citigroup, which had been identified as a potential financing source for the sponsors. On July 11, 2006, the board of directors of the Company appointed Ms. Glenda A. Hatchett to the special committee to replace Mr. Armstrong.
      On July 11, 2006, representatives of Credit Suisse and Shearman & Sterling met with representatives of McKinsey to review McKinsey’s analyses to date of the Company and its prospects. Also on July 11, 2006, representatives of Credit Suisse, Morgan Stanley and Shearman & Sterling met with representatives of the sponsors, Merrill Lynch and Citigroup as well as the sponsors’ legal advisors, at Credit Suisse’s offices in New York. During the meeting, representatives of the sponsors made a presentation regarding their views of the Company’s prospects and strategic alternatives, as well as their views regarding the likely trading ranges of the Company’s stock in light of the Company’s preliminary second quarter results and prospects for the remainder of 2006 and 2007.
      A meeting of the special committee was held by telephone on the evening of July 11. At the meeting, the special committee reviewed with its financial and legal advisors the process under which the special committee would receive and respond to a proposal from the sponsors. The special committee noted the advantages of reaching a decision regarding whether to proceed with a transaction with the sponsors before the date on which the Company expected to announce its second quarter results (which on the basis of preliminary results the special committee understood would not meet Wall Street expectations), and of avoiding the disruption to the Company and its operations that would occur following the public announcement by the Company of its receipt of a proposal from the sponsors if such a proposal, and any ensuing proposals, were unacceptable to the special committee. In light of these advantages, the special committee determined to pursue a process whereby any proposal by the sponsors would be considered by the special committee and, if acceptable to the special committee, would be negotiated prior to, and any definitive agreement in connection with such proposal would be announced simultaneously with, the Company’s announcement of its second quarter results. The special committee also discussed that it would be willing to proceed with a process on this basis only if the financial and other terms of the proposal were sufficiently attractive to the special committee, including that the special committee would retain the ability to solicit and accept alternative proposals for the acquisition of the Company even after the execution of a definitive agreement with the sponsors. The special committee authorized its advisors to pursue this process with the advisors to the sponsors. In response to the request made by the sponsors to representatives of the special committee, the special committee also authorized the sponsors to approach JPMorgan Chase Bank about possible participation as a financing source, provided that JPMorgan Chase Bank would agree not to, without the prior written consent of the Company, enter into any exclusive agreement or arrangement with any sponsor to provide or arrange financing in connection with a possible transaction involving the Company.

      Also at the July 11 meeting, the special committee formally approved the engagement of Morgan Stanley as a second financial advisor to the special committee.
      Following their respective retentions, each of Credit Suisse, Morgan Stanley and Shearman & Sterling conducted a due diligence review of the Company, including meetings and discussions with various members of senior management of the Company.
      On July 14, 2006, representatives of Credit Suisse and Morgan Stanley met with management to review various strategic alternatives that might be available to the Company, and representatives of Shearman & Sterling and of Simpson Thacher & Bartlett LLP (“Simpson”), counsel to the sponsors, discussed the principal terms of a potential merger agreement that might be entered into in the event the special committee determined to pursue a proposal by the sponsors. Also on July 14, representatives of Merrill Lynch informed representatives of Credit Suisse that the sponsors would be prepared to submit a proposal to acquire the Company for $48.75 per share in cash, subject to negotiation of an acceptable merger agreement, the ability of the sponsors to arrange financing on acceptable terms and the ability of the sponsors to reach acceptable arrangements with members of senior management and Dr. Frist.
      An all-day meeting of the special committee was held on July 17, 2006 at the offices of Shearman & Sterling in New York. At the meeting, representatives of Shearman & Sterling again reviewed with the special committee its fiduciary duties in connection with its consideration of a possible proposal by the sponsors and all alternatives thereto, and representatives of Credit Suisse reported on the July 14 conversation with Merrill Lynch. Messrs. Bovender, Bracken and Johnson, members of senior management of the Company, then joined the meeting and provided the special committee with a report on the Company’s financial results through June 30, 2006. McKinsey then reviewed with the special committee its analyses of the Company’s growth prospects over the next three years, which forecasted EBITDA growth through 2009 that was lower than management’s forecast for the same period (see “Important Information About HCA — Projected Financial Information”).
      At the July 17 meeting, representatives of Credit Suisse and Morgan Stanley provided the special committee with an assessment of various strategic alternatives available to the Company and reviewed with the special committee their preliminary financial analyses. After discussion, the special committee instructed its advisors to inform representatives of the sponsors that the special committee would not be prepared to pursue a proposal unless it was at a significantly higher price than the $48.75 per share price proposed by the sponsors, that the price proposed by the sponsors did not reflect the long term value of the Company or provide sufficient value to shareholders as compared to other alternatives and that, unless the sponsors were prepared to make a proposal at a significantly higher price, the special committee would terminate discussions with the sponsors and instruct management to proceed with its plans to announce the Company’s second quarter earnings.
      Immediately after the July 17 meeting, the special committee’s advisors informed the sponsors’ representatives of the special committee’s position.
      On July 18, 2006, representatives of the sponsors contacted representatives of Credit Suisse by telephone and informed them that the sponsors would be willing to submit a proposal for a sale of the Company at $50.50 per share, subject to the same conditions as their prior indication. Credit Suisse reported the sponsors’ increased price indication at a meeting of the special committee held by telephone shortly thereafter. Dr. Frist had asked for an opportunity to present to the special committee his views of the proposed transaction in light of his long history with, and knowledge of the businesses of, the Company and in his capacity as a founder of the Company. The special committee, in response to this request, permitted Dr. Frist to join the meeting by telephone. He joined the meeting briefly to review with the special committee the reasons why he thought the Company should be taken private at this time, assuming that the price to be paid in such transaction was fair, and then left the meeting. The special committee returned immediately to its previous discussion with its advisors regarding the revised indication from the sponsors. After this discussion, the special committee instructed its advisors to inform the representatives of the sponsors that the special committee would not pursue a proposal at $50.50 per share, but would consider a proposal at $52.00 per share.

      In the evening on July 18, representatives of Merrill Lynch contacted the special committee’s advisors and informed them that the sponsors would be prepared to submit their “best and final” offer of $50.75 per share, subject to the same conditions as their prior indication. The special committee reconvened its meeting to discuss the revised price indication. After discussion, the special committee instructed its advisors to tell the sponsors’ representatives that the special committee would only be prepared to pursue a proposal at $51.00 per share. Later in the evening on July 18, representatives of the sponsors contacted the special committee’s advisors and informed them that the sponsors would be willing to submit a proposal for the Company at $51.00 per share, subject to the same conditions as their prior indication.
      A telephonic meeting of the special committee was held the morning of July 19, 2006. At the meeting, the special committee’s advisors updated the special committee regarding the sponsors’ willingness to submit a proposal at $51.00 per share. In light of this information, the special committee authorized its legal and financial advisors to continue discussions with the sponsors’ representatives to determine whether a definitive agreement could be reached. The sponsors were also authorized to commence discussions with management and Dr. Frist regarding the specific terms of their participation in a potential transaction.
      On July 19, 2006, Simpson delivered an initial draft of a merger agreement to Shearman & Sterling. Shearman & Sterling delivered comments on the draft merger agreement to Simpson on July 21, 2006.
      During the period from July 21 through July 23, 2006, the parties negotiated the terms of the draft merger agreement and the separate guarantee agreements to be entered into by the funds sponsored by the sponsors and the Frist Entities, under which the funds and the Frist Entities would guarantee the payment of the termination fee payable by Parent and Merger Sub under the merger agreement in certain circumstances. In addition, during the period from July 20 through July 23, 2006, management, the sponsors and legal counsel for management negotiated the terms on which management would participate in the transaction, including employment terms, severance, investment commitment, incentive equity and representation on the board of directors of Parent. During the same period, the sponsors and legal counsel to Dr. Frist negotiated the terms on which Dr. Frist would participate in the transaction, including the Frist Entities’ rollover equity commitment and representation on the board of directors of Parent. As instructed by the special committee, the management discussions were conditioned on management’s agreement that it would not commit to be exclusive to the sponsors, and accordingly would be available to enter into similar discussions and arrangements with any subsequent bidder for the Company.
      At a meeting of the special committee held at Shearman & Sterling’s offices in New York on July 23, 2006, representatives of Shearman & Sterling reviewed with the special committee its fiduciary duties, the terms of the merger agreement and guarantees, and the issues in the merger agreement that remained open. The special committee gave guidance to Shearman & Sterling as to how to respond to these issues, in particular with respect to the length of the go-shop period, and related termination fee provisions, including that the Company should be required to pay a lower termination fee to the sponsors if it accepted an alternative superior proposal that had been made during the go-shop period, as opposed to the termination fee payable by the Company and the sponsors under other circumstances. Also at the July 23 meeting, representatives of Credit Suisse and Morgan Stanley reviewed with the special committee their financial analyses of the $51.00 per share merger consideration. Following the financial advisors’ presentation, the special committee adjourned its meeting until later in the day to allow its legal advisors to negotiate with the sponsors’ representatives regarding the outstanding merger agreement issues.
      Over the course of the day on July 23, 2006, the parties and their respective advisors finalized the terms of the merger agreement. At the reconvened meeting of the special committee on July 23, Shearman & Sterling described how the principal unresolved issues discussed earlier in the day had been resolved, as well as the terms on which management and Dr. Frist would participate in the transaction. Each of Credit Suisse and Morgan Stanley rendered to the special committee an oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and other matters described in its opinion, the merger consideration was fair, from a financial point of view, to the unaffiliated shareholders. After considering the proposed terms of the merger agreement and other transaction agreements and the various presentations of its legal and financial advisors, the special committee unanimously resolved to recommend that the board of directors approve and declare advisable the merger agreement and the merger and that the board of directors resolve to recommend that the Company’s shareholders adopt the merger agreement.
      The Company’s board of directors met thereafter and received the same presentation from management as management had made to the special committee on July 17, 2006. In addition, McKinsey gave to the board of directors the same presentation that it had given to the special committee on July 17. The board of directors (excluding Dr. Frist and Messrs. Bovender, Bracken and Armstrong) then received presentations from the special committee’s legal and financial advisors, as well as the recommendation of the special committee. Following these presentations and discussions among the members of the board of directors and their advisors, members of the board of directors determined to adjourn until early in the morning of July 24.
      The Company’s board of directors (excluding Dr. Frist and Messrs. Bovender, Bracken and Armstrong) met again early in the morning of July 24, 2006. Following discussions among and questions by the members of the board of directors to the special committee’s financial and legal advisors, the Company’s board of directors, by unanimous action of the directors present, approved and declared advisable the merger agreement and the merger and resolved to recommend that the Company’s shareholders adopt the merger agreement.
      After the July 24 meeting of the Company’s board of directors, the Company, Parent and Merger Sub executed the merger agreement and issued a press release announcing the merger prior to the opening of trading on the NYSE.
      Beginning July 24, 2006, under the supervision of the special committee, representatives of Credit Suisse and Morgan Stanley contacted parties that they believed would be capable of, and might be interested in, consummating an acquisition of the Company.
Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger

The Special Committee
      The special committee, acting with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the merger proposal, including the terms and conditions of the merger agreement, with Parent and Merger Sub. The special committee unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of the Company and our unaffiliated shareholders and recommended to our board of directors that (i) the board of directors approve and declare advisable the merger agreement and the transactions contemplated thereby, including the merger and (ii) the board of directors recommend the adoption by our shareholders of the merger agreement.
      In the course of reaching its determination, the special committee considered the following substantive factors and potential benefits of the merger, each of which the special committee believed supported its decision:

•	its belief that the merger was more favorable to unaffiliated shareholders than the alternative of remaining a stand-alone, independent company, because of the uncertain returns to such shareholders if the Company remained independent in light of the Company’s business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those returns, the nature of the industry in which the Company competes, and general industry, economic, market and regulatory conditions, both on an historical and on a prospective basis;

•	its belief that the merger was more favorable to unaffiliated shareholders than the potential value that might result from other alternatives available to the Company, including the alternatives of pursuing other strategic initiatives such as additional stock repurchases, divestitures of selected assets, potential acquisitions or a leveraged recapitalization, given the potential rewards, risks and uncertainties associated with those alternatives;

•	the special committee’s belief that $51.00 per share was at the high end of the range that would be payable in a leveraged buyout transaction involving the Company;

•	the fact that the Company’s performance during the second quarter of 2006, and its prospects for the remainder of 2006 and 2007, could result in a decrease in the Company’s stock price, at least in the short to medium term;

•	McKinsey’s analysis that the Company’s EBITDA growth through 2009 would be lower than that currently being forecast by management and that, while improvements in the Company’s operating performance could yield EBITDA results in excess of those forecast by either McKinsey or management, the achievement of such improvements was uncertain and would be subject to execution risk (see “Important Information About HCA — Projected Financial Information”);

•	the current and historical market prices of the HCA Common Stock, including the market price of the HCA Common Stock relative to those of other industry participants and general market indices, the fact that the cash merger price of $51.00 per share represented a premium of approximately 18% to the closing share price of the HCA Common Stock on July 18, 2006, the last trading day prior to press reports of rumors regarding a potential acquisition of the Company, and the special committee’s belief that the cash merger price of $51.00 per share would represent a greater premium to the Company’s stock price following the announcement of the Company’s second quarter earnings;

•	the financial presentations of Credit Suisse and Morgan Stanley, including the separate opinions of Credit Suisse and Morgan Stanley as to the fairness, from a financial point of view, to the unaffiliated shareholders, of the merger consideration to be received by such holders in the merger (see “Special Factors — Opinions of Financial Advisors”);

•	the efforts made by the special committee and its advisors to negotiate and execute a merger agreement favorable to the Company;

•	the financial and other terms and conditions of the merger agreement as reviewed by the special committee, including the fact that the merger would not be subject to a financing condition, and the fact that they were the product of arm’s-length negotiations between the parties;

•	the fact that the merger consideration is all cash, so that the transaction allows the Company’s unaffiliated shareholders to immediately realize a fair value, in cash, for their investment and provides such shareholders certainty of value for their shares;

•	the fact that the terms of the merger agreement provide for a 50-day post-signing go-shop period during which the Company may solicit additional interest in transactions involving the Company, and, after such 50-day period, continue discussions with certain persons or respond to unsolicited proposals under certain circumstances;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, the Company is permitted to change its recommendation or terminate the merger agreement, prior to the adoption of the merger agreement by our shareholders, in order to approve an alternative transaction proposed by a third party that is a “superior proposal” as defined in the merger agreement, upon the payment to Parent of: (i) a $300 million termination fee (representing approximately 1.4% of the total equity value of the transaction) in the event that such proposal was made during the 50-day go-shop period, or (ii) a $500 million termination fee (representing approximately 2.4% of the total equity value of the transaction) in the event that such proposal was made by a third-party after the end of the go-shop period;

•	the fact that members of the Company’s management who plan to participate in the transaction did not commit to be exclusive to the sponsors and are therefore available to enter into discussions and arrangements with any subsequent bidder for the Company, and the fact that Dr. Frist can, subject to certain limitations, participate in due diligence discussions with third parties who are contemplating making a proposal to acquire the Company;

•	the availability of appraisal rights to holders of the HCA Common Stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery;

•	the commitment made by Parent and Merger Sub to treat the Company’s employees in a fair and equitable manner, including to provide (for one year from the effective date of the merger) each employee of the Company with at least the same level of salary or hourly wage rate, commission structure and opportunities, and/or cash bonus opportunities under annual programs (other than equity-based compensation or award opportunities) that was provided to such employee immediately prior to the merger and to provide employee severance, pension and welfare benefits (other than equity-based benefits) to employees that are no less favorable in the aggregate than those provided to employees immediately prior to the merger; and

•	the fact that the Company would not have to establish damages in the event of a failure of the merger to be consummated under certain circumstances in light of the $500 million termination fee payable by Parent.

      The special committee also considered a number of factors relating to the procedural safeguards involved in the negotiation of the merger, including those discussed below, each of which it believed supported its decision and provided assurance of the fairness of the merger to the unaffiliated shareholders of the Company:

•	the fact that, other than for customary fees payable to members of the special committee (that were not contingent on the special committee’s recommendation of a transaction or the consummation of a transaction), the directors (other than Dr. Frist and Messrs. Bovender and Bracken) will not receive any consideration in connection with the merger that is different from that received by any other unaffiliated shareholder of the Company;

•	the fact that negotiations were conducted under the oversight of a special committee comprised solely of independent directors who are not employees of the Company and who have no financial interest in the merger that is different from that of the unaffiliated shareholders of the Company;

•	the fact that the special committee retained and received advice and assistance from its own independent financial and legal advisors in evaluating, negotiating and recommending the terms of the merger agreement;

•	the fact that the special committee had ultimate authority to decide whether or not to proceed with a transaction or any alternative thereto, subject to our board of directors’ approval of the merger agreement;

•	the fact that the financial and other terms and conditions of the merger agreement were the product of arm’s-length negotiations between the special committee and its independent advisors, on the one hand, and the sponsors and their advisors, on the other hand;

•	the fact that the opinions of Credit Suisse and Morgan Stanley each address the fairness, from a financial point of view, to the unaffiliated shareholders, of the merger consideration to be received by such holders in the merger;

•	the fact that the Company is permitted under certain circumstances to solicit and respond to inquiries regarding acquisition proposals and, upon payment of a termination fee, to terminate the merger agreement in order to complete a superior transaction; and

•	the fact that under Delaware law, the shareholders of the Company have the right to demand appraisal of their shares.

      The special committee also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on the Company’s business and its relationships with physicians and patients;

•	the fact that the Company’s unaffiliated shareholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company, including any appreciation in value that could be realized as a result of improvements to the Company’s operations;

•	the terms of Dr. Frist’s and management’s participation in the merger and the fact that Dr. Frist and the Company’s executive officers have interests in the transaction that are different from, or in addition to, those of the Company’s other shareholders;

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger, requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•	the fact that an all cash transaction would be taxable to the Company’s shareholders that are U.S. persons for U.S. federal income tax purposes; and

•	the fact that the Company is entering into a merger agreement with a newly formed corporation with essentially no assets and, accordingly, that its remedy in connection with a breach of the merger agreement by Parent or Merger Sub, even a breach that is deliberate or willful, is limited to $500 million.
      In the course of reaching its decision to approve the merger agreement, the special committee did not consider the liquidation value of the Company’s assets because it considers the Company to be a viable going concern business. Further, the special committee did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The Company’s net book value per share as of June 30, 2006 was $11.79. This value is substantially below the $51.00 per share cash merger consideration. The foregoing discussion summarizes the material factors considered by the special committee in its consideration of the merger. After considering these factors, the special committee concluded that the positive factors relating to the merger agreement and the merger outweighed the potential negative factors. In view of the wide variety of factors considered by the special committee, and the complexity of these matters, the special committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the special committee may have assigned different weights to various factors. The special committee approved and recommended the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Our Board of Directors
      Our board of directors (other than Messrs. Bovender and Bracken, Dr. Frist and Mr. C. Michael Armstrong), acting upon the unanimous recommendation of the special committee, at a meeting described above on July 24, 2006, (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of the Company and our unaffiliated shareholders; (ii) approved the merger agreement and the transactions contemplated thereby, including the merger and (iii) recommended the adoption by our shareholders of the merger agreement. In reaching these determinations, our board of directors considered (i) the financial presentation of Credit Suisse and Morgan Stanley that was prepared for the special committee and which was delivered to the board of directors at the request of the special committee, as well as the fact that the special committee received opinions delivered by Credit Suisse and Morgan Stanley as to the fairness, from a financial point of view, to the Company’s unaffiliated shareholders of the merger consideration to be received by such holders in the merger and (ii) the unanimous recommendation and analysis of the special committee, as described above, and adopted such recommendation and analysis in reaching its determinations.
      The foregoing discussion summarizes the material factors considered by our board of directors in its consideration of the merger. In view of the wide variety of factors considered by our board of directors, and the complexity of these matters, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to various factors. The board of directors approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.
      Mr. Jack O. Bovender, our Chief Executive Officer and Chairman, and Mr. Richard M. Bracken, our President and Chief Operating Officer, who have each agreed to contribute a portion of the merger consideration that they receive in the merger to Parent in exchange for an equity interest in the surviving corporation after the merger, and Dr. Frist, whose affiliated entities, the Frist Entities, have each agreed to contribute a portion of their equity securities in the Company to Parent in exchange for an equity investment in Parent, recused themselves from the foregoing determination and approval due to their involvement in the transaction. Mr. C. Michael Armstrong also recused himself from the foregoing determination and approval because of his role as a member of the board of directors of Citigroup, which is providing financing to the sponsors.
      Our board of directors recommends that you vote “FOR” the adoption of the merger agreement.
Purpose and Reasons for the Merger of Management Investors
      Under a potential interpretation of the rules governing “going private” transactions, Messrs. Bovender and Bracken (the “Management Investors”) may be deemed to be engaged in a “going private” transaction and required to express their purpose and reasons for the merger to our unaffiliated shareholders. The Management Investors are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.
      For the Management Investors, the primary purpose of the merger for HCA is to enable its unaffiliated shareholders to immediately realize the value of their investment in HCA through their receipt of the per share merger price of $51.00 in cash. In addition, the merger will also allow the Management Investors to immediately realize in cash the value of a portion of their respective holdings in HCA and, through their commitment to make an equity investment in the surviving corporation, to benefit from any future earnings and growth of HCA after its stock ceases to be publicly traded. The Management Investors believe that public company status imposes a number of limitations on HCA and its management in conducting HCA’s operations, including restraints associated with meeting the expectations of market analysts. Accordingly, one of the purposes of the merger for the Management Investors is to afford greater operating flexibility to the Company, allowing management to concentrate on long-term growth and to reduce its focus on the quarter-to-quarter performance often emphasized by the public markets.
Purpose and Reasons for the Merger of Dr. Frist
      Under a potential interpretation of the rules governing “going private” transactions, Dr. Frist and the Frist Entities may be deemed to be engaged in a “going private” transaction and required to express their reasons for the merger to our unaffiliated shareholders. The aforementioned persons are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.
      For Dr. Frist, the purpose of the merger is for Dr. Frist (together with the Frist Entities and certain members of his family and other entities related to him) to immediately realize in cash the value of a portion of his holdings in HCA and, through the Frist Entities’ roll over equity commitment, to benefit from any future earnings and growth of HCA after its stock ceases to be publicly traded.

Opinions of Financial Advisors

Opinion of Credit Suisse Securities (USA) LLC
      The special committee retained Credit Suisse to act as its financial advisor in connection with the merger. In connection with Credit Suisse’s engagement, the special committee requested that Credit Suisse evaluate the fairness of the merger consideration, from a financial point of view, to the unaffiliated shareholders. On July 23, 2006, the special committee met to review the proposed merger and the terms of the proposed merger agreement. During this meeting, Credit Suisse reviewed with the special committee certain financial analyses, as described below, and rendered its oral opinion to the special committee, which was subsequently confirmed in writing, that, as of July 23, 2006, and based upon and subject to the various considerations and assumptions described in the opinion, the merger consideration was fair, from a financial point of view, to the unaffiliated shareholders.
      The full text of Credit Suisse’s opinion, dated July 23, 2006, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B and is incorporated into this proxy statement by reference. Holders of HCA Common Stock are encouraged to read this opinion carefully in its entirety. Credit Suisse’s opinion was provided to the special committee in connection with its evaluation of the merger consideration to the unaffiliated shareholders. It does not address any other aspect of the proposed merger, relates only to the fairness, from a financial point of view, of the merger consideration and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the merger. The following is a summary of the Credit Suisse opinion and is qualified by reference to the full text of the opinion attached at Annex B, which you are encouraged to read in its entirety.
      In arriving at its opinion, Credit Suisse reviewed the proposed merger agreement and certain related documents as well as certain publicly available business and financial information relating to HCA. Credit Suisse also reviewed certain other information relating to HCA, including financial forecasts, provided to or discussed with Credit Suisse by HCA, and met with the management of HCA to discuss the business and prospects of HCA. Credit Suisse also considered certain financial and stock market data of HCA, and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to that of HCA and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which had been recently effected or announced. Credit Suisse also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant. In connection with its review, Credit Suisse did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects.
      With respect to the financial forecasts for HCA which Credit Suisse reviewed, Credit Suisse was advised by the management of HCA, and assumed that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of HCA’s management as to the future financial performance of HCA. Credit Suisse also assumed, with the consent of the special committee, that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on HCA or the merger and that the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification, amendment or adjustment of any material term, condition or agreement therein, including that Parent will obtain the financing necessary to effect the merger in accordance with the terms of the draft debt and equity financing commitments provided to or discussed with Credit Suisse by Parent. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of HCA, nor was Credit Suisse furnished with any such evaluations or appraisals. Credit Suisse understood that, in accordance with HCA’s restated certificate of incorporation, filed with the Delaware Secretary of State on February 3, 2004, the voting and nonvoting HCA Common Stock will receive the same consideration in the proposed merger and, for purposes of its opinion and related analyses, Credit Suisse treated the voting and nonvoting HCA Common Stock as identical in all material respects. Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to the unaffiliated shareholders, of the merger consideration and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Credit Suisse’s opinion was necessarily based upon information made available to it as of the date thereof and upon financial, economic, market and other conditions as they existed and could be evaluated on the date thereof. Prior to the date of the opinion, Credit Suisse was not asked to, and did not, solicit third party indications of interest in acquiring the Company, but Credit Suisse, at the direction of the special committee, was authorized, in accordance with the merger agreement, to do so for a prescribed time period following the execution of the merger agreement. Credit Suisse’s opinion does not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to HCA, nor does it address the underlying business decision of HCA to proceed with the merger.
      The special committee retained Credit Suisse to act as its financial advisor in connection with the merger. Credit Suisse was selected by the special committee based on Credit Suisse’s qualifications, expertise and reputation. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Credit Suisse and its affiliates have in the past provided, are currently providing and in the future may provide investment banking and other financial services to HCA as well as the private investment firms whose affiliates are shareholders of Parent, and their respective affiliates, for which Credit Suisse has received, and would expect to receive, compensation. During the past two years, Credit Suisse has not provided financial advisory or financing services to HCA or its affiliates other than with respect to the services it rendered to the special committee in connection with the proposed merger. Credit Suisse and certain of its affiliates and employees and certain private investment funds affiliated or associated with Credit Suisse have invested in private equity funds managed or advised by the private investment firms whose affiliates are shareholders of Parent. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of HCA, Parent and affiliates of the shareholders of Parent and, accordingly, may at any time hold a long or short position in such securities.
      Credit Suisse will receive a customary fee for its services, a portion of which is a fee for rendering its opinion. The aggregate fee will be increased if the merger is completed. In addition, HCA has agreed to reimburse Credit Suisse for out-of-pocket fees and expenses, including attorney’s fees, incurred in connection with its engagement and to indemnify Credit Suisse and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Opinion of Morgan Stanley & Co. Incorporated
      The special committee retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with the evaluation of a potential sale or recapitalization of all or substantially all of the economic interests in HCA. The special committee selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation as an advisor to special committees in affiliate transactions. At the meeting of the special committee on July 23, 2006, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of July 23, 2006, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be received by the unaffiliated shareholders pursuant to the merger agreement was fair from a financial point of view to such holders.
      The full text of the written opinion of Morgan Stanley, dated as of July 23, 2006, is attached to this proxy statement as Annex C. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully. Morgan Stanley’s opinion is directed to the special committee of HCA’s board of directors and addresses only the fairness from a financial point of view of the consideration to be received by the unaffiliated shareholders pursuant to the merger agreement as of the date of the opinion. It does not address any other aspects of the merger. The opinion, and the other views and analysis of Morgan Stanley referenced throughout this proxy statement, do not constitute a recommendation to any holder of HCA Common Stock as to how to vote at the shareholders’ meeting to be held in connection with this transaction. None of Morgan Stanley’s opinion or other views or analysis referenced throughout this proxy statement addresses the fairness of the consideration to be received by Dr. Frist, members of the Frist family and his and their affiliates (including the Frist Entities), the Management Rollover Holders, or shareholders who are affiliates of Parent. The summary of the opinion of Morgan Stanley set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.
      In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other information of HCA;

•	reviewed certain internal financial statements and other financial and operating data concerning HCA prepared by the management of HCA;

•	reviewed certain financial projections of HCA prepared by the management of HCA;

•	discussed the past and current operations and financial condition and the prospects of HCA with senior executives of HCA;

•	reviewed the reported prices and trading activity for HCA Common Stock;

•	compared the financial performance of HCA and the prices and trading activity of HCA Common Stock with that of certain other comparable publicly traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of the special committee and the Investor Group and their financial and legal advisors;

•	reviewed the merger agreement, the debt and equity financing commitments provided to Parent by certain lending institutions and private equity funds, the commitments by the Frist Entities to contribute shares of HCA Common Stock to Parent, each substantially in the form of the drafts dated July 23, 2006, and certain related documents; and

•	performed such other analyses and considered other such factors as Morgan Stanley deemed appropriate.
      In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best available estimates and judgments of the future financial performance of HCA. Morgan Stanley also assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions including, among other things, that Parent would obtain financing for the merger in accordance with the terms set forth in the financing agreements and that the transactions contemplated by the commitment letters entered into by the Frist Entities and the Management Rollover Holders would be consummated in accordance with their terms. Morgan Stanley also assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions would be imposed that would have an adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of HCA and its legal, tax or regulatory advisors with respect to such matters.

      Morgan Stanley’s opinion did not address the fairness of any consideration to be received by Dr. Frist, members of the Frist family and his and their affiliates (including the Frist Entities), the Management Rollover Holders or shareholders who are affiliates of Parent, the relative merits of the merger as compared to alternative transactions or strategies that might be available to HCA, or the underlying business decision of HCA to enter into the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of HCA nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley understands that, in accordance with the Company’s restated certificate of incorporation, filed with the Delaware Secretary of State on February 3, 2004, the voting and nonvoting HCA Common Stock will receive the same consideration in the proposed merger and, for purposes of its opinion and related analyses, Morgan Stanley treated the voting and nonvoting HCA Common Stock as identical in all material respects. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, July 23, 2006. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.
      In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of HCA or any of its assets (but did note that it has been so authorized for a period of time following execution of the merger agreement, subject to the terms, conditions and procedures set forth therein), nor did Morgan Stanley negotiate with any parties other than Parent with respect to a possible acquisition of HCA or certain of its constituent businesses.
      Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of Morgan Stanley’s trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or for the account of customers in the equity and other securities of HCA, affiliates of Parent or any other parties, commodities or currencies involved in the merger. In addition, Morgan Stanley, its affiliates, directors or officers may have committed and may commit in the future to invest in private equity funds sponsored by affiliates of Bain, KKR, and Merrill Lynch Global Private Equity. Morgan Stanley and its affiliates have provided financial advisory and financing services to Bain and KKR and have previously received fees in connection with such services. During the past two years, Morgan Stanley has not provided financial advisory or financing services to HCA or its affiliates other than with respect to the services it rendered to the special committee in connection with the proposed merger.
      Under the terms of its engagement letter, Morgan Stanley provided the special committee financial advisory services and a financial opinion in connection with the merger, and HCA has agreed to pay Morgan Stanley a customary fee for its services. However, the fee was not contingent upon the outcome of Morgan Stanley’s financial opinion. HCA has also agreed to reimburse Morgan Stanley for certain of its expenses, including attorneys’ fees, incurred in connection with its engagement. In addition, HCA has agreed to indemnify Morgan Stanley and any of its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of its engagement and any related transactions.

Financial Analyses
      In preparing their respective opinions to the special committee, Credit Suisse and Morgan Stanley performed a variety of financial and comparative analyses, including those described below. The summary of the analyses described below is not a complete description of the analyses underlying their opinions. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at their respective opinions, each of Credit Suisse and Morgan Stanley made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Credit Suisse and Morgan Stanley arrived at their ultimate opinions based on the results of all analyses undertaken and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse and Morgan Stanley believe that their analyses must be considered as a whole and that selecting portions of their analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying their analyses and opinions.
      In their analyses, Credit Suisse and Morgan Stanley considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of HCA. No company, transaction or business used in Credit Suisse and Morgan Stanley’s analyses as a comparison is identical to HCA, its business or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in the analyses of Credit Suisse and Morgan Stanley and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse and Morgan Stanley’s analyses are inherently subject to substantial uncertainty.
      The merger consideration was determined through arm’s-length negotiations between the special committee and the sponsors and was recommended by the special committee for approval by HCA’s board of directors and was approved by the board of directors. Credit Suisse and Morgan Stanley provided advice to the special committee. Credit Suisse and Morgan Stanley did not recommend any specific merger consideration to the special committee or that any specific merger consideration constituted the only appropriate merger consideration for the merger. The opinions and financial analyses of Credit Suisse and Morgan Stanley were only one of many factors considered by the special committee in its evaluation of the proposed merger and should not be viewed as determinative of the views of the special committee, the board of directors or management with respect to the merger or the merger consideration.
      The following is a summary of the material financial analyses that underlie the opinions of Credit Suisse and Morgan Stanley and which were reviewed with the special committee on July 23, 2006. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse and Morgan Stanley’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse and Morgan Stanley’s financial analyses.

Discounted Cash Flow Analysis
      Credit Suisse and Morgan Stanley performed a discounted cash flow analysis to calculate the estimated present value of the unlevered, after-tax free cash flow of HCA. The financial forecast was based on internal estimates of HCA’s management. Credit Suisse and Morgan Stanley calculated ranges of estimated terminal values by multiplying calendar year 2011 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, by selected multiples ranging from 6.5x to 8.0x. The estimated after-tax free cash flows and terminal values were then discounted to present value at June 30, 2006 using discount rates of 7.0% to 8.0%. This analysis indicated the following implied per share equity reference range for HCA, as compared to the per share merger consideration:

Implied Per Share Equity	Per Share
Reference Range For HCA	Merger Consideration

$43.16 - $58.01	$51.00

Selected Companies Analysis
      Using publicly available information, Credit Suisse and Morgan Stanley reviewed the market values and trading multiples of the following three publicly traded urban hospital companies and three publicly traded rural hospital companies:
          Urban Hospital Companies

•	Tenet Healthcare Corporation

•	Triad Hospitals, Inc.

•	Universal Health Services, Inc.
          Rural Hospital Companies

•	Health Management Associates, Inc.

•	Community Health Systems, Inc.

•	LifePoint Hospitals, Inc.
      Multiples for the selected companies were based, in part, on closing stock prices as of July 18, 2006. Estimated data were based on publicly available equity research analysts’ estimates. Estimated data for HCA were based on internal estimates of HCA’s management and publicly available equity research analysts’ estimates. Credit Suisse and Morgan Stanley compared enterprise values as multiples of calendar years 2006 and 2007 estimated EBITDA. They also compared equity values per share as multiples of calendar years 2006 and 2007 estimated earnings per share, commonly referred to as P/ E. Credit Suisse and Morgan Stanley then applied ranges of selected multiples described above for the selected companies to the corresponding financial data, based on internal estimates of HCA’s management, in order to derive an implied enterprise value reference range. HCA’s net debt as of June 30, 2006 was then deducted and other adjustments were made, as appropriate, in order to derive an implied equity reference range for HCA from which an implied per share equity reference range was derived. Credit Suisse and Morgan Stanley then compared this implied per share equity reference range against the per share merger consideration. This analysis indicated the following implied per share equity reference range for HCA, as compared to the per share merger consideration:

Implied Per Share Equity	Per Share
Reference Range For HCA	Merger Consideration

$36.00 - $46.00	$51.00

Selected Transactions Analysis
      Using publicly available information, Credit Suisse and Morgan Stanley reviewed the transaction value multiples in eight selected transactions, which transactions involved companies with businesses and holdings similar to those of HCA’s:
          Acquiror

•	Welsh, Carson, Anderson & Stowe

•	LifePoint Hospitals, Inc.

•	The Blackstone Group (led by)

•	Texas Pacific Group (led by)

•	HCA Inc.

•	Triad Hospitals, Inc.

•	Tenet Healthcare Corporation

•	Forstmann Little & Co. (affiliates of)
          Target

•	Select Medical Corporation

•	Province Healthcare Company

•	Vanguard Health Systems, Inc.

•	IASIS Healthcare Corporation

•	Health Midwest

•	Quorum Health Group, Inc.

•	OrNda HealthCorp

•	Community Health Systems, Inc.

      Multiples for the selected transactions were based on publicly available financial information. Estimated data for HCA was based on internal estimates of HCA’s management. Credit Suisse and Morgan Stanley compared enterprise values in the selected transactions as multiples of the latest 12 months revenue and EBITDA. Credit Suisse and Morgan Stanley then applied ranges of selected multiples described above for the selected transactions to the corresponding financial data, based on internal estimates of HCA’s management, in order to derive an implied enterprise value reference range. HCA’s net debt as of June 30, 2006 was then deducted and other adjustments were made in order to derive an implied equity reference range for HCA from which an implied per share equity reference range was derived. Credit Suisse and Morgan Stanley then compared this implied per share equity reference range against the per share merger consideration. This analysis indicated the following implied per share equity reference range for HCA, as compared to the per share merger consideration:

Implied Per Share Equity	Per Share
Reference Range For HCA	Merger Consideration

$45.00 - $55.00	$51.00
      A copy of Credit Suisse and Morgan Stanley’s written presentation to the special committee of the board of directors of HCA has been attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger. The written presentation will be available for any interested HCA shareholder (or any representative of the shareholder who has been so designated in writing) to inspect and copy at our principal executive offices during regular business hours. Alternatively, you may inspect and copy the presentation at the office of, or obtain them by mail from, the SEC.
Position of Management Investors as to Fairness
      Under a potential interpretation of the rules governing “going private” transactions, the Management Investors may be deemed to be engaged in a “going private” transaction and required to express their beliefs as to the fairness of the merger to our unaffiliated shareholders. The Management Investors are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.
      The views of the Management Investors as to the fairness of the merger should not be construed as a recommendation to any shareholder as to how that shareholder should vote on the proposal to adopt the merger agreement. The Management Investors have interests in the merger different from, and in addition to, those of the other shareholders of HCA. These interests are described under “— Interests of the Company’s Directors and Executive Officers in the Merger.”
      The Management Investors did not undertake a formal evaluation of the merger or engage a financial advisor for such purpose. The unaffiliated shareholders, however, were represented by the Company’s special committee, which negotiated the terms and conditions of the merger agreement on their behalf, with the assistance of its independent financial and legal advisors. The Management Investors believe that the merger agreement and the merger are substantively and procedurally fair to the unaffiliated shareholders and agree with the analyses and conclusions of the special committee and the board of directors based upon the reasonableness of those analyses and conclusions, which they adopt, and their knowledge of HCA, as well as the factors considered by, and the findings of, the special committee and the board of directors with respect to the fairness of the merger to such unaffiliated shareholders (see “— Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”). In addition, the Management Investors considered the fact that the special committee received opinions from Credit Suisse and Morgan Stanley to the effect that, as of the date of the fairness opinions, and based upon and subject to the various factors, assumptions and limitations set out in the fairness opinions, the $51.00 price per share to be received by the unaffiliated shareholders was fair to such shareholders from a financial point of view (see “— Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”).
      While the Management Investors are directors of HCA, because of their differing interests in the merger they did not participate in the negotiation of the merger agreement or the evaluation or approval of the merger agreement and the merger. For these reasons, the Management Investors do not believe that their interests in the merger influenced the decision of the special committee or the board of directors with respect to the merger agreement or the merger.
      The foregoing discussion of the information and factors considered and given weight by the Management Investors in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by the Management Investors. The Management Investors did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger agreement and the merger. The Management Investors believe that these factors provide a reasonable basis for their belief that the merger is fair to the unaffiliated shareholders.
Position of Dr. Frist as to Fairness
      Under a potential interpretation of the rules governing “going private” transactions, Dr. Frist and certain related persons who are part of the Investor Group may be deemed to be engaged in a “going private” transaction and required to express their beliefs as to the fairness of the merger to our unaffiliated shareholders. The aforementioned persons are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.
      The views of Dr. Frist as to the fairness of the merger should not be construed as a recommendation to any shareholder as to how that shareholder should vote on the proposal to approve the merger agreement. Dr. Frist has interests in the merger different from, and in addition to, those of the other shareholders of HCA. These interests are described under “— Interests of the Company’s Directors and Executive Officers in the Merger.”
      Dr. Frist did not undertake a formal evaluation of the merger or engage a financial advisor for such purposes, nor did he participate directly in the negotiation of the merger agreement with the Company or the special committee. The unaffiliated shareholders, however, were represented by the Company’s special committee, which negotiated the terms and conditions of the merger agreement on their behalf, with the assistance of its independent financial and legal advisors. Dr. Frist believes that the merger agreement and the merger are substantively and procedurally fair to the unaffiliated shareholders and agrees with the analyses and conclusions of the special committee and the board of directors based upon the reasonableness of those analyses and conclusions, which he adopts, and his knowledge of HCA, as well as the factors considered by, and the findings of, the special committee and the board of directors with respect to the fairness of the merger to such unaffiliated shareholders (see “— Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”).
      In addition, Dr. Frist considered the fact that the special committee received opinions from Credit Suisse and Morgan Stanley to the effect that, as of the date of the fairness opinions, and based upon and subject to the various factors, assumptions and limitations set out in the fairness opinions, the $51.00 price per share to be received by the unaffiliated shareholders was fair to such shareholders from a financial point of view (see “— Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors; Fairness of the Merger”).
      While Dr. Frist is a director of HCA, because of his differing interests in the merger, he did not serve on the special committee and consequently did not participate in the negotiation of the merger agreement or the special committee’s evaluation or approval of the merger agreement and the merger or the board of directors’ evaluation of the special committee’s recommendation of the approval of the merger agreement and the merger. For these reasons, Dr. Frist does not believe that his interests in the merger influenced the decision of the special committee or the board of directors with respect to the merger agreement or the merger.
      The foregoing discussion of the information and factors considered and given weight by Dr. Frist in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by Dr. Frist. Dr. Frist did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching his position as to the fairness of the merger agreement and the merger. Dr. Frist believes that these factors provide a reasonable basis for his belief that the merger is fair to the unaffiliated shareholders.
Purposes, Reasons and Plans for HCA after the Merger
      The purpose of the merger for HCA is to enable its unaffiliated shareholders to immediately realize the value of their investment in HCA through their receipt of the per share merger price of $51.00 in cash. Another purpose of the merger is to create greater operating flexibility, allowing management to concentrate on long-term growth rather than the short-term expectations of the financial markets. In light of the foregoing, and given our stock price and the economic and market conditions affecting us and our industry sector as a whole, we believe our long-term objectives can best be pursued as a private company.
      The reason for structuring the transaction as a merger is to effect the transaction following the approval of the holders of a majority of the shares of the voting HCA Common Stock. The reasons for undertaking the transaction at this time are described above under “— Background of the Merger.”
      It is expected that, upon consummation of the merger (and excluding the transactions contemplated in connection with the merger as described in this proxy statement), the operations of HCA will be conducted substantially as they currently are being conducted. The Investor Group has advised HCA that it does not have any current intentions, plans or proposals to cause us to engage in any of the following:

•	an extraordinary corporate transaction following consummation of the merger involving HCA’s corporate structure, business or management, such as a merger, reorganization or liquidation,

•	the relocation of any material operations or sale or transfer of a material amount of assets, or

•	any other material changes in its business.
      Nevertheless, following consummation of the merger, the management and/or board of directors of the surviving corporation may initiate a review of the surviving corporation and its assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in the types of transactions set forth above if the management and/or board of directors of the surviving corporation decides that such transactions are in the best interest of the surviving corporation upon such review. The surviving corporation expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.
Certain Effects of the Merger
      If the merger agreement is adopted by the Company’s shareholders, certain other conditions to the closing of the merger are either satisfied or waived and the marketing period that Parent is entitled to use to complete the financing for the merger has expired, Merger Sub will be merged with and into HCA, with HCA being the surviving corporation.
      Upon the consummation of the merger, each share of HCA Common Stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in the treasury of the Company, owned by Parent immediately prior to the effective time of the merger or held by shareholders who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $51.00 in cash, without interest and less any applicable withholding taxes. Upon the consummation of the merger, unless otherwise agreed between a holder and Parent, all outstanding options to acquire HCA Common Stock will become fully vested and immediately exercisable and all such options (other than certain options held by certain of the Management Rollover Holders) not exercised prior to the merger will be cancelled and converted into a right to receive a cash payment equal to the number of shares of HCA Common Stock underlying the options multiplied by the amount (if any) by which $51.00 exceeds the option exercise price, without interest and less any applicable withholding taxes. Unless otherwise agreed between a holder and Parent, all shares of restricted stock and restricted share units will vest and be cancelled and converted into the right to receive a cash payment equal to the number of outstanding restricted shares and restricted share units multiplied by $51.00 (together with the value of any deemed dividend equivalents accrued but unpaid with respect to restricted share units), without interest and less any applicable withholding taxes.
      Following the merger, the entire equity in the surviving corporation will ultimately be owned through Parent by the members of the Investor Group, and any additional investors that the members of the Investor Group permit to invest in Parent, and directly by the Management Rollover Holders. If the merger is completed, the members of the Investor Group, any additional investors that the members of the Investor Group permit to invest in Parent and the Management Rollover Holders will be the sole beneficiaries of our future earnings and growth, if any, and will be entitled to vote on corporate matters affecting HCA following the merger. Similarly, the members of the Investor Group, any investors that the members of the Investor Group permit to invest in Parent, and the Management Rollover Holders will also bear the risks of ongoing operations, including the risks of any decrease in our value after the merger and the operational and other risks related to the incurrence by the surviving corporation of significant additional debt as described below under “— Financing of the Merger.”
      If the merger is completed, HCA’s unaffiliated shareholders will have no interest in HCA’s net book value or net earnings. The table below sets forth the direct and indirect interests in HCA’s net book value and net earnings of each of Dr. Frist, Jack O. Bovender, Jr. and Richard M. Bracken prior to and immediately after the merger, based upon the net book value of HCA at June 30, 2006 and net income of HCA for the six months ended June 30, 2006. Following the merger, the entire interest in HCA’s net book value and net income that is not ultimately held by the Frist Entities, Jack O. Bovender, Jr., Richard M. Bracken or the Management Rollover Holders will be held through Parent by the other members of the Investor Group and any additional investors that the members of the Investor Group permit to invest in Parent or the surviving corporation.

	Ownership Prior to the Merger(1)				Ownership After the Merger(2)

	Net Book Value		Earnings		Net Book Value		Earnings

	$ in		$ in		$ in		$ in
Name	thousands	%	thousands	%	thousands	%	thousands	%

Thomas F. Frist, Jr., M.D.	$198,833	4.12%	$27,759	4.12%	$724,871	15.02%	$101,199	15.02%
Jack O. Bovender, Jr.	$3,861	0.08%	$539	0.08%	$22,682	0.47%	$3,167	0.47%
Richard M. Bracken	$1,930	0.04%	$270	0.08%	$11,100	0.23%	$1,550	0.23%

(1)	Based upon beneficial ownership as of July 31, 2006, excluding any options (whether or not exercisable), and HCA’s net book value at June 30, 2006 and net income for the six months ended June 30, 2006.

(2)	Based upon the agreed upon equity investments and HCA’s net book value at June 30, 2006 and net income for the six months ended June 30, 2006, and without giving effect to any additional indebtedness to be incurred in connection with the merger.
      In connection with the merger, the Management Rollover Holders will receive benefits and be subject to obligations in connection with the merger that are different from, or in addition to, the benefits and obligations of HCA shareholders generally, as described in more detail under “— Interests of the Company’s Directors and Executive Officers in the Merger.” The incremental benefits include the right and commitment of the Management Rollover Holders to make an agreed upon minimum equity investment in the surviving corporation in cash and/or by exchanging a portion of their HCA options for equity interests in, and options to acquire equity interests in, the surviving corporation, as well as the option, prior to the consummation of the merger, to make additional equity investments (up to an amount and at a time to be determined) on substantially the same terms and conditions as the agreed upon equity investments. A detriment to the Management Rollover Holders is that their new options may not be exercisable for shares registered under the federal securities laws and such shares will be relatively illiquid without an active public trading market for such securities. The equity interests received upon exercise of these options will also be subject to a shareholders agreement restricting the ability of the Management Rollover Holders to sell such equity. Additional incremental benefits to the Senior Management Group (as defined below under “— Interests of the Company’s Directors and Executive Officers in the Merger”) include, among others, continuing as executive officers of the surviving corporation and executing employment and related agreements with the surviving corporation. Furthermore, it is contemplated that Mr. Bovender will continue as the chairman of the board of directors and chief executive officer of the surviving corporation, and that Mr. Bracken will continue as the president and a director of the surviving corporation. A potential detriment to the Management Rollover Holders is that the Investor Group will own a majority of Parent’s shares, will control the board of directors’ of Parent and the surviving corporation and will be able to exert substantial influence over the governance and operations of Parent and the surviving corporation following the merger.
      Additional incremental benefits to the Frist Entities include having the right to appoint two directors to Parent’s board of directors after the completion of the merger and receiving tax-free treatment (other than with respect to any cash received by the Frist Entities in the merger) with respect to the contribution of shares of HCA Common Stock to Parent pursuant to the roll over commitment letter discussed under “— Interests of the Company’s Directors and Executive Officers in the Merger.”
      HCA’s Common Stock is currently registered under the Exchange Act and is quoted on the NYSE under the symbol “HCA.” As a result of the merger, HCA will be a privately held corporation, and there will be no public market for its common stock. After the merger, the HCA Common Stock will cease to be quoted on the NYSE, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of the HCA Common Stock under the Exchange Act will be terminated.
      At the effective time of the merger, the directors of Merger Sub will become the directors of the surviving corporation and the current officers of HCA will become the officers of the surviving corporation. The certificate of incorporation of HCA will be amended to be the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation shall continue to be “HCA Inc.” The bylaws of Merger Sub in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation.
Effects on the Company if the Merger is Not Completed
      If the merger agreement is not adopted by HCA’s shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the merger. Instead, HCA will remain an independent public company and the HCA Common Stock will continue to be listed and traded on the NYSE. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that HCA shareholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the health care services industry on which HCA’s business largely depends, and general industry, economic, regulatory and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your HCA shares. From time to time, HCA’s board of directors will evaluate and review, among other things, the business operations, properties, dividend policy and capitalization of HCA and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not adopted by HCA’s shareholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to HCA will be offered, or that the business, prospects or results of operations of HCA will not be adversely impacted.

Delisting and Deregistration of HCA Common Stock
      If the merger is completed, the HCA Common Stock will be delisted from the NYSE and deregistered under the Exchange Act.
Accounting
      For financial reporting purposes, the merger will be accounted for as a recapitalization, pursuant to which the historical bases of HCA’s assets and liabilities will be preserved following the merger.
Regulatory Approvals
      Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until HCA and Parent file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. HCA and Parent filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on August 7, 2006. Depending on the final structure of Parent, individual members of the Frist family may also be required to file notification and report forms with the FTC and the Antitrust Division of the DOJ in connection with the merger. At any time before or after consummation of the merger, notwithstanding the early termination of the waiting period under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of HCA or Parent. At any time before or after the consummation of the merger, and notwithstanding the early termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of HCA or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.
      While there can be no assurance that the merger will not be challenged by a governmental authority or private party on antitrust grounds, HCA, based on a review of information provided by Parent relating to the businesses in which it and its affiliates are engaged, believes that the merger can be effected in compliance with federal and state antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
      Though not a condition to the consummation of the merger, United States federal and state laws and regulations, as well as the laws and regulations of the United Kingdom and Switzerland, may require that HCA or Parent obtain approvals or certificates of need from, file new license and/or permit applications with, and/or provide notice to, applicable governmental authorities in connection with the merger.
Financing of the Merger
      Parent estimates that the total amount of funds necessary to complete the proposed merger and the related transactions is approximately $26 billion, which includes approximately $21 billion to be paid to HCA’s shareholders and holders of other equity-based interests in HCA, with the remaining funds to be used to refinance certain existing indebtedness, including HCA’s bank debt, HCA’s 8.850% Medium Term Notes due 2007, 7.000% Notes due 2007, 7.250% Notes due 2008, 5.250% Notes due 2008 and 5.500% Notes due 2009 (or an equivalent amount of HCA’s other existing notes), and to pay customary fees and expenses in connection with the proposed merger, the financing arrangements and the related transactions.
      Pursuant to the merger agreement, Parent and Merger Sub are obligated to use their reasonable best efforts to obtain the debt financing described below as promptly as practicable taking into account the expected timing of the marketing period and the December 19, 2006 (or if the marketing period is not completed by then, January 31, 2007) termination date. In the event that any portion of the debt financing becomes unavailable on the terms contemplated in the agreements in respect thereof, Parent is obligated to use its reasonable best efforts to arrange alternative financing from alternative sources on terms no less favorable to Parent (as determined in the reasonable judgment of Parent).
      The following arrangements are intended to provide the necessary financing for the merger:

Equity Financing
      Parent has received equity commitment letters from private equity funds affiliated with Bain, KKR and Merrill Lynch Global Private Equity, pursuant to which these funds have each committed to contribute $1.5 billion in cash to Parent in connection with the proposed merger. The parties to the commitment letters have the right to assign up to 50% of their committed amounts to other investors. In that regard, Parent has received equity commitment letters from Citigroup and Banc of America Securities pursuant to which such entities have committed to contribute $400 million and $200 million, respectively, to Parent in connection with the proposed merger. Parent, in its sole discretion, may however reduce the committed amounts from Citigroup and Banc of America Securities, provided in the case of Citigroup, the committed amount may not be reduced below $150 million. To the extent that Citigroup, Banc of America Securities or other assignees make equity commitments, the amounts funded by the private equity funds affiliated with each of Bain, KKR and Merrill Lynch Global Private Equity will be reduced on a pro rata basis. The obligation to fund commitments under the equity commitment letters is subject to the satisfaction or waiver by Parent of the conditions precedent to Parent’s and Merger Sub’s obligation to complete the merger.
      In addition, the Frist Entities have committed to contribute 15,686,275 shares of HCA Common Stock to Parent in exchange for equity interests in Parent. The shares contributed will be cancelled and retired, and will not be entitled to receive any merger consideration upon completion of the merger. The Frist Entities, Parent and the sponsors agreed to cooperate to structure the contribution of the HCA Common Stock held by the Frist Entities to Parent as a tax-free exchange (other than with respect to any cash received by the Frist Entities in the merger) to the extent permitted by law, and agreed that none of Parent or any member of the Investor Group may amend, modify or waive any provision of the merger agreement that would result in an adverse change in the ability of the Frist Entities to contribute the equity held by them to Parent in a tax-free exchange (other than with respect to any cash received by the Frist Entities in the merger). The obligation to contribute the shares is subject to the satisfaction or waiver by Parent of the conditions precedent to Parent’s and Merger Sub’s obligation to complete the merger and will occur contemporaneously with the consummation of the merger.

Debt Financing
      Parent has received a debt commitment letter, dated as of July 24, 2006, from Bank of America, N.A. (“Bank of America”), Banc of America Bridge LLC (“Banc of America Bridge”), Banc of America Securities, JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities Inc. (“JPMSI”), Citigroup Global Markets Inc. (“CGMI”), Merrill Lynch Capital Corporation (“MLCC”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S” and, together with Bank of America, Banc of America Bridge, Banc of America Securities, JPMCB, JPMSI, CGMI, and MLCC, the “Debt Financing Sources”) pursuant to which, subject to the conditions set forth therein:

•	Bank of America, JPMCB, CGMI and MLCC have each severally and not jointly committed to provide (each committing to 25%) to HCA and, in the case of the European Term Facility (as defined below), one or more of its subsidiaries, up to $16.80 billion of senior secured credit facilities, for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of HCA and its subsidiaries, paying fees and expenses incurred in connection with the merger and providing ongoing working capital and for other general corporate purposes of the surviving corporation and its subsidiaries; and

•	CGMI, Banc of America Bridge, JPMCB and MLCC have each severally and not jointly committed to provide (each committing to 25%) to HCA, up to $5.70 billion of senior secured second lien loans under a bridge facility, for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of HCA and its subsidiaries and paying fees and expenses incurred in connection with the merger.
      The debt commitments expire on January 31, 2007. The documentation governing the senior secured credit facilities and the bridge facility has not been finalized and, accordingly, the actual terms of such facilities may differ from those described in this proxy statement.

Conditions Precedent to the Debt Commitments
      The availability of the senior secured credit facilities and the bridge facilities is subject to, among other things, there not having occurred since December 31, 2005 any change or condition that would constitute a “material adverse effect on the company” as defined in the merger agreement (see “The Merger Agreement — Representations and Warranties”), consummation of the merger in accordance with the merger agreement (and no provision thereof being waived or amended in a manner materially adverse to the lenders without the consent of the Debt Financing Sources) and the negotiation, execution and delivery of definitive documentation.

Senior Secured Credit Facilities
      General. The borrower under the senior secured credit facilities will be, in the case of the senior secured credit facilities other than the European Term Facility, HCA, and, in the case of the European Term Facility, one or more of its subsidiaries. The senior secured credit facilities will be comprised of a $2.25 billion senior secured tranche A term loan facility with a term of six years, a $9.30 billion senior secured tranche B term loan facility (increased to the extent the amount funded under the asset-based revolving credit facility referred to below is less than $1.75 billion at the closing of the merger) with a term of seven years, a $1.25 billion (U.S. equivalent) senior secured European term loan facility (the “European Term Facility”) with a term of seven years, available in Euros, U.S. dollars and other currencies to be mutually agreed, a $2.00 billion senior secured asset-based revolving credit facility with a term of six years and a $2.00 billion senior secured revolving credit facility with a term of six years. Each revolving credit facility will include sublimits for the issuance of letters of credit and swingline loans and a portion of the letter of credit availability under the asset-based revolving credit facility will be available in Euros and other currencies to be agreed upon. No alternative financing arrangements or alternative financing plans have been made in the event that the senior secured credit facilities are not available as anticipated.
      Banc of America Securities, JPMSI, CGMI and MLPF&S have been appointed as joint lead arrangers and joint bookrunners for the senior secured credit facilities. Bank of America will be the sole administrative agent, each of JPMCB and an affiliate of CGMI will be co-syndication agents and MLCC will be documentation agent for the senior secured credit facilities. In addition, additional agents or co-agents for the senior secured credit facilities may be appointed prior to consummation of the merger.
      Interest Rate and Fees. Loans under the senior secured credit facilities are expected to bear interest, at the borrower’s option, at (1) a rate equal to LIBOR (London Interbank Offered Rate) plus an applicable margin or (2) a rate equal to the higher of (a) the prime rate of Bank of America and (b) the federal funds effective rate plus 0.50%, plus an applicable margin. After the effective date of the merger, the applicable margins will be subject to decrease pursuant to a leverage-based pricing grid.
      In addition, the surviving corporation will pay customary commitment fees (subject to decreases based on leverage) and letter of credit fees under the revolving credit facilities. Upon the initial funding of the senior secured credit facilities, Parent has also agreed to pay an underwriting fee to the Debt Financing Sources.

      Prepayments and Amortization. The borrower will be permitted to make voluntary prepayments at any time, without premium or penalty (other than LIBOR breakage costs, if applicable), and required to make mandatory prepayments of term loans with (1) net cash proceeds of non-ordinary course asset sales (subject to reinvestment rights, the right to apply such proceeds to repay existing debt of HCA scheduled to mature prior to the earliest final maturity of the senior secured credit facilities then outstanding and other exceptions), (2) issuances of debt (other than permitted debt) and (3) a percentage of the surviving corporation’s excess cash flow (to be defined). The term loans will also have required interim amortization payments, payable quarterly, with the balance payable at the final maturity date of such term loans.
      Guarantors. All obligations under the senior secured credit facilities will be guaranteed by each existing and future direct and indirect, wholly-owned material domestic subsidiary of the surviving corporation that is an “Unrestricted Subsidiary” under HCA’s existing Indenture dated as of December 16, 1993 (the “Existing Indenture”), and the obligations of the borrower under the European Term Facility will also be guaranteed by each existing and future wholly-owned material European subsidiary of the surviving corporation, in each case only to the extent permitted by applicable law and contract and to the extent such guarantee would not result in adverse tax or accounting consequences. If any guarantee (other than a domestic guarantee) is not provided at closing despite the use of commercially reasonable efforts to do so, the delivery of the guarantee will not be a condition precedent to the availability of the senior secured credit facilities on the closing date, but instead will be required to be delivered following the closing date pursuant to arrangements to be agreed upon.
      Security. The obligations of the borrower and the guarantors under the asset-based revolving credit facility will be secured, subject to permitted liens and other agreed upon exceptions, by a first-priority lien on all present and future accounts receivable of the surviving corporation and certain subsidiaries of the surviving corporation to be agreed and all proceeds thereof (the “Receivables Collateral”), in each case to the extent otherwise permitted by applicable law and contract. The obligations of the borrower and the guarantors under the senior secured credit facilities (other than the asset-based revolving credit facility and the European Term Facility) will be secured, subject to permitted liens and other agreed-upon exceptions, by (i) a second-priority lien on certain of the Receivables Collateral, (ii) a first-priority lien on all the capital stock of the surviving corporation and of the first-tier subsidiaries of the surviving corporation and each guarantor of such facilities (limited, in the case of foreign subsidiaries, to 65% of the voting stock of such subsidiaries) and (iii) by substantially all present and future assets of the surviving corporation and each such guarantor (other than Principal Properties (as defined in the Existing Indenture) except for certain Principal Properties not to exceed a portion to be agreed of the 15% Consolidated Net Tangible Assets basket under the Existing Indenture) (collectively, the “Non-Receivables Collateral”), in each case to the extent otherwise permitted by applicable law and contract. The obligations of the borrower and the guarantors under the European Term Facility will be secured, subject to permitted liens and other agreed upon exceptions (including an exception for Receivables Collateral) by substantially all present and future assets of such borrower and each such guarantor, in each case only to the extent permitted by applicable law and contract and to the extent such guarantee would not result in adverse tax or accounting consequences. If the security (other than any domestic stock pledge and any security interest capable of perfection by the filing of a Uniform Commercial Code financing statement) is not provided at closing despite the use of commercially reasonable efforts to do so, the delivery of the security will not be a condition precedent to the availability of the senior secured credit facilities on the closing date, but instead will be required to be delivered following the closing date pursuant to arrangements to be agreed upon.
      Other Terms. The senior secured credit facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments, sales of assets, mergers and consolidations, dividends and other distributions, redemptions, prepayments of certain subordinated indebtedness and certain existing indebtedness, and a minimum interest coverage ratio (applicable only to the asset-based revolving credit facility, and only when availability under such facility is less than 10% of the borrowing base thereunder) and a maximum total leverage ratio (applicable only to the other senior secured credit facilities). The senior secured facilities will also include customary events of defaults, including a change of control to be defined.

High-Yield Debt Financing
      HCA is expected to issue $5.70 billion aggregate principal amount of senior secured second lien notes. The notes will not be registered under the Securities Act and may not be offered in the United States absent registration or an applicable exemption from registration requirements. HCA is expected to offer the notes to “qualified institutional buyers,” as defined in Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act.

Bridge Facility
      If the offering of notes by HCA is not completed substantially concurrently with the merger, the Debt Financing Sources have committed to provide up to $5.70 billion in loans under a senior secured second lien bridge facility to HCA. HCA will be the borrower under the senior secured second lien bridge facility. The obligations of the borrower and the guarantors under the senior secured second lien bridge facility will be secured, subject to permitted liens and other agreed-upon exceptions, by a second-priority lien on the Non-Receivables Collateral and by a third-priority lien on certain of the Receivables Collateral.
      If the bridge loans are not paid in full on or before the first anniversary of the merger, the bridge loans will convert into extended term loans maturing on the tenth anniversary of the merger. Holders of any such term loans may choose to exchange such loans for exchange notes maturing on the tenth anniversary of the merger and also may, if necessary for the sale of such exchanges notes to an unaffiliated third party, fix the interest rate on any such exchange notes. The borrower would be required to register any exchange notes for public sale under a registration statement in compliance with applicable securities laws.
      The bridge loans will bear interest at a floating rate equal to LIBOR plus a spread that increases over time, and will contain covenants customary for financings of this type, including covenants restricting the ability of the borrower, among other things and subject to exceptions, to incur or repay certain debt, to make dividends, distributions or redemptions and to incur liens. The borrower will be able to pay interest from time to time on up to $1.5 billion of the bridge loans by issuing additional loans or exchange notes in an amount equal to the interest then due.
      The borrower will be required to prepay the bridge loans, to prepay or offer to prepay the extended loans and to redeem or offer to purchase the exchange notes under certain circumstances, including upon asset sales or certain incurrences of debt (in each case, with certain exceptions) and upon a change of control of the Company.
      CGMI, Banc of America Securities, JPMSI and MLPF&S have been appointed as joint lead arrangers and joint bookrunners for the bridge facility, and an affiliate of CGMI will act as the sole administrative agent for the bridge facility. In addition, additional agents or co-agents for the bridge facility may be appointed prior to consummation of the merger.
Guarantees; Remedies
      In connection with the merger agreement, the members of the Investor Group, including the Frist Entities, have agreed to guarantee the due and punctual performance and discharge of certain of the payment obligations of Parent and Merger Sub under the merger agreement, up to a maximum amount equal to their respective pro rata share of a termination fee of $500 million. Each guarantee will remain in full force and effect until the earlier of (i) the effective time of the merger, (ii) the termination of the merger agreement under circumstances in which Parent and Merger Sub would not be obligated to pay the termination fee and (iii) the first anniversary of the date of the termination of such guarantee if the merger agreement is terminated under circumstances giving rise to a payment obligation of Parent or

Merger Sub, provided the Company has not made a claim under the guarantee related to such obligation prior to such one year anniversary date.
      We cannot seek specific performance to require Parent and Merger Sub to complete the merger, and our exclusive remedy for the failure of Parent and Merger Sub to complete the merger is the termination fee described above payable to us in the circumstances described under “The Merger Agreement — Termination Fees.”
Interests of the Company’s Directors and Executive Officers in the Merger
      In considering the recommendations of the board of directors, HCA’s shareholders should be aware that certain of HCA’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of HCA’s shareholders generally. The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions to approve the merger agreement and to recommend that our shareholders vote in favor of adopting the merger agreement.
     Frist Interests
      Frisco, Inc. is a Delaware corporation and Frisco Partners is a Tennessee general partnership. Frisco, Inc. is wholly owned by members of Dr. Frist’s immediate family and Frisco Partners is wholly owned by Dr. Frist and members of his immediate family. Each of the Frist Entities was formed for the purpose of personal investing by Dr. Frist and his family.
      In connection with the merger agreement, Parent and the Frist Entities entered into a letter agreement (the “Rollover Commitment Letter”) pursuant to which the Frist Entities agreed to contribute 15,686,275 shares of HCA Common Stock to Parent immediately before the consummation of the merger in exchange for an ownership interest in Parent that is calculated on a pro rata basis, based on commitments by the Investor Group, including the Frist Entities, with each share contributed by the Frist Entities being valued at $51.00. Dr. Frist serves as a director of Frisco, Inc. and is a partner in Frisco Partners. Members of Dr. Frist’s immediate family comprise all of the shareholders of Frisco, Inc. and the remaining partners in Frisco Partners. Dr. Frist and members of his immediate family may contribute a portion of the shares of HCA Common Stock required to be contributed by the Frist Entities pursuant to the Rollover Commitment Letter.
      The Frist Entities also entered into an interim investors agreement with Parent and the other members of the Investor Group and certain other equity investors. The interim investors agreement, among other things, sets forth certain terms and conditions governing the relationship among the members of the Investor Group and Parent.

•	Sell-Down. Under the interim investors agreement, prior to the consummation of the merger, the Frist Entities may decrease the amount of HCA Common Stock that they have agreed to contribute to Parent by up to $100 million (with each share being valued at $51.00) by assigning a portion of its commitment to one or more third parties, so long as the Frist Entities control the equity interests of Parent received by the third parties in all respects (including voting and disposition).

•	Voting Agreement. In the interim investors agreement, the Frist Entities have agreed to vote all of the shares of HCA Common Stock that are beneficially owned by them in favor of the adoption of the merger agreement.

•	Governance of Parent Prior to the Merger. Pending consummation of the merger, the members of the Investor Group agreed that any three out of four of the private equity funds affiliated with KKR, Bain, and Merrill Lynch Global Private Equity and the Frist Entities (the “Requisite Investors”) may cause Parent to act or refrain from acting in order to comply with its obligations, satisfy its closing conditions or exercise its rights under the merger agreement. The approval of the Requisite Investors is also required for Parent to enforce its rights under any of the equity commitment letters executed by members of the Investor Group. The consent of all members of the Investor Group is required to approve any of the following actions:

•	any amendment to the merger agreement that has an impact on any member of the Investor Group that is different from the impact on the other members of the Investor Group in a manner that is materially adverse to such member;

•	any modification or amendment to the merger agreement so as to increase or modify the form of the merger consideration or increase in any way the obligations of any member of the Investor Group under the limited guarantees of the members of the Investor Group; and

•	any modification or waiver, in a manner adverse to Parent or the members of the Investor Group, of any provisions in the merger agreement relating to the termination fee or any financing contingency or condition.

If the Requisite Investors are willing to agree to proceed with or take any action with respect to the matters described in the second and third clauses above and any member of the Investor Group declines to agree to such action, the Requisite Investors may nevertheless proceed with such matter if they first terminate the declining member’s participation in the transaction without any further liability under its equity commitment letter or guarantee.

•	Standstill Provision. Under the interim investors agreement, until the earlier of the closing and the termination of the merger agreement, the Frist Entities and the other members of the Investor Group may not enter into any agreement, arrangement or understanding or have discussions with any other potential investor(s) or acquirer(s) of the Company or any of its representatives with respect to an alternative transaction involving the Company without the prior approval of the Requisite Investors. If the Frist Entities do not consent to a modification or amendment to the merger agreement so as to increase or modify the form of the merger consideration or to increase the obligations under the several limited guarantees of the members of the Investor Group, or if the Frist Entities fail to contribute the roll over shares to Parent, and in either case the merger agreement is subsequently terminated, the foregoing standstill agreement will continue to apply to the Frist Entities for a period of one year following the earlier of the closing and the termination of the merger agreement.

•	Right to Designate Directors of Parent. Under the interim investors agreement, if the merger is consummated, the Frist Entities will have the right to designate two directors on Parent’s board of directors. The ability of the Frist Entities and other members of the Investor Group to designate directors will be adjusted to reflect changes in the ownership of Parent by the members of the Investor Group.

•	Termination Fee. Pursuant to the interim investors agreement, the Frist Entities are entitled to receive a pro rata share of any termination fee paid by the Company or any of its affiliates as directed by Parent pursuant to the merger agreement, net of any expenses of Parent and the Investor Group that are required to be shared by all members of the Investor Group. See “The Merger Agreement — Termination Fees.”
      The foregoing summary of the interim investors agreement does not purport to be complete and is qualified in its entirety by reference to the copy of such agreement attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and incorporated herein by reference.
      The Frist Entities also entered into a limited guarantee agreement with the Company pursuant to which, among other things, the Frist Entities agreed to pay 15.1% of any termination fee payable by Parent to the Company under the merger agreement, up to a maximum amount of $75.5 million.

HCA Equity Compensation and Bonus Plans
      Except as described below under “— New Arrangements with the Surviving Corporation After Closing — Equity Roll Over Commitments,” upon the consummation of the merger, all of our equity compensation awards (including our awards held by executive officers) will be subject to the following treatment, except as otherwise agreed by a holder or participant and Parent,

•	all unvested stock options will vest and be cancelled and converted into the right to receive a cash payment equal to the number of outstanding options multiplied by the amount (if any) by which $51.00 exceeds the option exercise price,

•	all shares of restricted stock and restricted share units will vest and be cancelled and converted into the right to receive a cash payment equal to the number of outstanding restricted shares multiplied by $51.00 (and, with respect to restricted share units, the value of any deemed dividend equivalents accrued but unpaid with respect to such restricted share units), and

•	all salary amounts withheld on behalf of the participants in the Employee Stock Purchase Plan and Management Stock Purchase Plan through the closing date of the merger will be deemed to have been used to purchase HCA Common Stock under the terms of these plans, using the closing date of the merger as the last date of the applicable offering period under these plans, and converted into the right to receive, effectively, a cash payment equal to the number of shares deemed purchased under these plans multiplied by $51.00.
See “The Merger Agreement — Treatment of Options and Other Awards” and “The Merger Agreement — Employee Benefits” for a more complete discussion of the treatment of these plans.
      In addition, the executives who are “covered officers” under the 2006 Senior Officer Performance Excellence Program (our annual bonus program for these executives) will be paid their target bonus amount under the program in cash upon consummation of the merger.
      All of the preceding cash payments will be subject to applicable withholding taxes.
      The table below sets forth, as of July 31, 2006 (for each of our “named executive officers,” our other executive officers, Dr. Frist, and our executive officers and Dr. Frist as a group): (a) the number of unvested stock options that will vest upon the consummation of the merger, (b) the cash payment that may be made in respect of the unvested employee stock options upon the consummation of the merger, (c) the aggregate number of restricted shares that will vest upon consummation of the merger, (d) the aggregate cash payment that will be made in respect of unvested restricted shares upon the consummation of the merger, (e) the estimated aggregate cash payment under the Employee Stock Purchase Plan and Management Stock Purchase Plan which is expected to exceed their salary deferrals assuming a November 30, 2006 closing date and (f) the cash payment under the 2006 Senior Officer Performance Excellence Program (the “PEP”) upon the consummation of the merger (in all cases before applicable withholding taxes).

						Other

	Unvested Stock Options		Restricted Shares			Stock
						Purchase	PEP Bonus
Name	Number	Cash Payment	Number		Cash Payment	Payment(1)	Payment

Jack O. Bovender, Jr.	440,626	$1,266,337	165,075		$8,418,825	$32,625	$1,944,300
Richard M. Bracken	194,852	$559,853	85,239		$4,347,189	$42,730	$954,800
R. Milton Johnson	117,451	$337,425	52,203		$2,662,353	$37,777	$450,200
Samuel N. Hazen	117,451	$337,425	56,394		$2,876,094	$39,705	$473,200
Robert A. Waterman	76,351	$218,926	42,695		$2,177,445	$39,705	$394,300
Other 17 senior executive officers	1,064,093	$3,280,730	455,300		$23,220,300	$277,794	$1,529,700
Dr. Thomas F. Frist, Jr.	7,286	$31,613	9,088	(2)	$463,488	—	—
Total of all executive officers and Dr. Frist	2,018,110	$6,032,309	865,994		$44,165,694	$470,337	$5,746,500

(1)	Based on estimated payroll deductions through November 30, 2006 and stock prices as of July 31, 2006.

(2)	Includes restricted share units.

HCA Supplemental Executive Retirement Plan
      Upon the consummation of the merger, all benefits under the SERP will vest and the normal retirement age pursuant to the SERP will be reduced from age 62 to age 60. In the event a participant is terminated without cause or resigns for good reason (as such terms are defined in the SERP) within six months before or after the consummation of the merger, such participant will receive an additional three years of service credit under the SERP (not to exceed 25, in total) and the non-compete provisions contained in the SERP will be waived. In addition, the merger agreement provides that the Company will amend the SERP prior to the consummation of the merger so that it cannot be terminated, or amended in a manner that would adversely affect any of the participants in the SERP as of July 24, 2006, until each current participant has become fully vested in the maximum benefit available under the SERP.

New Arrangements with the Surviving Corporation After Closing
      The Investor Group indicated in their discussions regarding the acquisition that they would not proceed with the acquisition unless seven senior executive officers, including Jack O. Bovender, Jr., Richard M. Bracken, R. Milton Johnson, Samuel N. Hazen, W. Paul Rutledge, Beverly B. Wallace and an additional person who has not yet been determined who will serve as President of our Eastern Group (the “Senior Management Group”), made significant investments in the surviving corporation. Accordingly, in connection with entering into the merger agreement and in contemplation of the acquisition, each member of the Senior Management Group agreed with the Investor Group on certain general employment and equity compensation terms, although it is not expected that definitive agreements will be entered into until a later date prior to the consummation of the merger.

Equity Roll Over Commitments
      Each member of the Senior Management Group committed to invest a certain amount into the surviving corporation, although each is permitted to invest more than this amount. This investment could be in the form of a cash investment or a roll over of HCA employee stock options. Any HCA stock options rolled over would not be cancelled and cashed out upon consummation of the merger as described above, and instead would become stock options exercisable for the stock of the surviving corporation. The currently committed investments are as follows:

Name	Equity Commitment

Jack O. Bovender, Jr.	$20.0 million
Richard M. Bracken	$10.0 million
R. Milton Johnson	$ 6.0 million
Samuel N. Hazen	$ 5.5 million
W. Paul Rutledge	$ 3.0 million
Beverly B. Wallace	$ 2.0 million
      It is expected that some of our other executive officers will also be permitted to (but not required to) invest cash and/or roll over HCA employee stock options into equity of the surviving corporation.

New Stock Option Plan
      In connection with the consummation of the merger, the surviving corporation will adopt a new stock option plan under which employees (including the executive officers) will be eligible to receive options to acquire the stock of the surviving corporation. The new option plan will permit the grant of options covering 10% of the fully diluted equity of the surviving corporation immediately after consummation of the merger. It is expected that substantially all of the options under the new option plan will be granted at the closing of the merger. A portion of the options will vest solely based upon continued employment over a specific period of time and a portion of the options will vest based both upon continued employment over a specific period of time and upon the achievement of predetermined performance targets over time. A substantial majority of the options will have an exercise price which is the equivalent of $51.00 per share, but some of the options will have an exercise price in excess of the equivalent of $51.00 per share. On the consummation of the merger, Jack O. Bovender, Jr. will receive an option grant covering at least           % of the total number of options that can be granted under the new option plan. The size of the option grants to the other members of the Senior Management Group, including the Management Rollover Holders, and to the other executive officers have not yet been determined.

Employment Agreements
      In connection with the consummation of the merger, the Company’s top eight executive officers (including each member of the Senior Management Group and Robert A. Waterman) will enter into new employment agreements with the surviving corporation that will govern the terms of each executive’s employment after the closing of the acquisition. The terms of these employment agreements will include a severance payment upon termination without cause or resignation for good reason (as such terms will be defined therein) equal to two times (or three times in the case of Jack O. Bovender, Jr., Richard M. Bracken and R. Milton Johnson) the sum of the executive’s base salary and prior year’s annual bonus. The employment agreements will also contain two year non-competition and non-solicitation provisions. Jack O. Bovender, Jr.’s employment agreement will also contain certain accelerated option vesting provisions in the event of his retirement after age 62.

Board of Directors Representation
      Jack O. Bovender, Jr. and Richard M. Bracken will be members of the board of directors of the surviving corporation so long as they remain officers of the surviving corporation, with Mr. Bovender continuing to serve as the chairman of the board of directors.

HCA Director Compensation Arrangements and Other Interests
      As of July 31, 2006, our directors, other than Dr. Frist and Messrs. Bovender and Bracken, held options to purchase an aggregate of 426,420 shares of HCA Common Stock at a weighted average exercise price of $38.58 per share, and an aggregate of 133,964 shares of unvested restricted stock or restricted share units. As with our other employees generally, the vesting of these awards will be accelerated in connection with the merger and these awards will be cancelled and converted into the right to receive the merger consideration or otherwise be cashed out as described elsewhere in this proxy statement. The aggregate cash payment that will be made to these directors in respect of unvested restricted shares, restricted share units or options upon the consummation of the merger is anticipated to be approximately $12,357,851, based on a cash merger consideration of $51.00 per share. The chairman of the special committee will receive remuneration in the amount of $100,000, plus expenses, in consideration of his acting in such capacity, and each other member of the special committee will receive remuneration in the amount of $60,000, plus expenses, in consideration of his or her acting in such capacity. The members of the board of directors (excluding Dr. Frist and Messrs. Bovender and Bracken) are independent of and have no economic interest or expectancy of an economic interest in Parent or its affiliates, and will not retain an economic interest in the surviving corporation or Parent following the merger.

Indemnification and Insurance
      The surviving corporation has agreed to indemnify, to the greatest extent permitted by law, each of our present and former directors and executive officers against all expenses, losses and liabilities (and to comply with all of our obligations to advance funds for expenses) incurred in connection with any claim, proceeding or investigation arising out of any act or omission in their capacity as an officer or director occurring on or before the closing date of the acquisition.

      The merger agreement requires that we purchase, and that following the closing date of the acquisition the surviving corporation maintain, “tail coverage” directors’ and officers’ liability insurance policies in an amount and scope at least as favorable as the Company’s existing policies and with a claims period of at least six years from the closing date of the acquisition for claims arising from facts or events that occurred on or prior to the closing date. If the annual premiums of insurance coverage exceed 300% of our current annual premium, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding 300% of the current annual premium paid by us.
Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders
      The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. persons (as defined below) whose shares of HCA Common Stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. For purposes of this discussion, we use the term “U.S. person” to mean a beneficial owner of shares of HCA Common Stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.
If a partnership holds HCA Common Stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. A partner of a partnership holding HCA Common Stock should consult its tax advisor.
      This discussion is based on current law, which is subject to change, possibly with retroactive effect. It applies only to beneficial owners who hold shares of HCA Common Stock as capital assets, and may not apply to shares of HCA Common Stock received in connection with the exercise of employee stock options or otherwise as compensation, shareholders who hold an equity interest, directly or indirectly, in Parent or the surviving corporation after the merger, or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, shareholders subject to the alternative minimum tax, shareholders that have a functional currency other than the U.S. dollar, or shareholders who hold HCA Common Stock as part of a hedge, straddle or a constructive sale or conversion transaction). This discussion does not address the receipt of cash in connection with the cancellation of shares of restricted stock, restricted share units or options to purchase shares of HCA Common Stock, or any other matters relating to equity compensation or benefit plans. This discussion also does not address the U.S. tax consequences to any shareholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws.
      The exchange of shares of HCA Common Stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a shareholder whose shares of HCA Common Stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the shareholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a shareholder’s holding period for such shares is more than 12 months at the time of the consummation of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.
      Backup withholding of tax may apply to cash payments to which a non-corporate shareholder is entitled under the merger agreement, unless the shareholder or other payee provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other shareholders), certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our shareholders should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.
      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a shareholder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.
      Cash received in the merger will also be subject to information reporting unless an exemption applies.
      The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each shareholder should consult the shareholder’s tax advisor regarding the applicability of the rules discussed above to the shareholder and the particular tax effects to the shareholder of the merger in light of such shareholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of restricted shares, restricted share units or options to purchase shares of HCA Common Stock, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.
Certain Relationships Between Parent and HCA
      There are no material relationships between Parent and Merger Sub or any of their respective affiliates, on the one hand, and HCA or any of its affiliates, on the other hand, other than in respect of the merger agreement and those arrangements described above under “— Background of the Merger” and “— Interests of the Company’s Directors and Executive Officers in the Merger.”
Litigation Related to the Merger
      HCA is aware of six asserted class action lawsuits related to the merger filed against some or all of the following: HCA, Jack O. Bovender, Jr., Richard M. Bracken, each of the Company’s directors, and the Investor Group in the Chancery Court for Davidson County, Tennessee. The lawsuits and dates of filing are as follows: Pirelli Armstrong Tire Corporation Retiree Medical Benefits Trust, on behalf of itself and all others similarly situated v. HCA, Inc., et al., Davidson County Chancery Court, No. 06-1816-III (filed July 24, 2006); William Cedar, on behalf of himself and all others similarly situated v. HCA, Inc., et al., Davidson County Chancery Court, No. 06-1820-I (filed July 24, 2006); C.A. Corry, on behalf of himself and all others similarly situated v. HCA, Inc., et al., Davidson County Chancery Court, No. 06-1819-I (filed July 24, 2006); Henry F. Ewert, Jr., on behalf of himself and all others similarly situated v. HCA, Inc., et al., Davidson County Chancery Court, No. 06-1821-III (filed July 24, 2006); Robert Kemp, on behalf of himself and all others similarly situated v. C. Michael Armstrong, et al., Davidson County Chancery Court, No. 06-1831-II (filed July 26, 2006); and Malky Lerner v. C. Michael Armstrong, et al., Davidson County Chancery Court, No. 06-1832-II (filed July 26, 2006). These Tennessee cases have been transferred to and consolidated before the same chancellor, which will allow these cases to be litigated as a single matter. The consolidated action is entitled In re HCA Inc. Shareholder Litigation, Davidson County Chancery Court, No. 06-1816-111. HCA is aware of another asserted class action lawsuit filed against the following: HCA, Jack O. Bovender, Jr., Richard M. Bracken, each of the Company’s directors, Thomas F. Frist, Jr., M.D., Hercules Holding II, LLC and Hercules Acquisition Corporation in the Chancery Court for the State of Delaware, New Castle County. The lawsuit and filing date is: Momentum Partners, on behalf of its itself and all others similarly situated v. C. Michael Armstrong, et al., Delaware Chancery Court, No. 2307-N (filed July 28, 2006). The complaints are substantially similar and allege, among other things, that the merger is the product of a flawed process and that the consideration to be paid to the HCA shareholders in the merger is unfair and inadequate. The complaints further allege, among other things, that the officers and directors of HCA breached their fiduciary duties by, among other things, taking actions designed to deter higher offers from other potential acquirers, failing to maximize the value of HCA to its shareholders, avoiding competitive bidding, capping the price of HCA’s stock, failing to properly value HCA, ignoring or not protecting against numerous conflicts of interest, and failing to disclose all material information that would permit HCA’s shareholders to cast a fully informed vote on the merger. The complaints further allege that the Investor Group aided and abetted the actions of the HCA officers and directors in breaching their fiduciary duties to the shareholders of HCA. The complaints seek, among other relief, some or all of the following: class certification of the respective lawsuits, an injunction preventing consummation of the merger, a declaration that the merger agreement was entered into in breach of the fiduciary duties of defendants, an order directing defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of HCA shareholders until the process for a sale or auction of HCA is completed and the highest price is obtained, an order rescinding the merger or any of the terms of the merger to the extent already implemented, an award of money damages, an accounting of any benefits resulting from unlawful conduct, pre-judgment and post-judgment interest, attorneys’ fees and expenses, and such other relief as the courts might find just and proper. HCA believes these lawsuits are without merit and plans to defend them vigorously. Additional lawsuits pertaining to the merger could be filed in the future.
Fees and Expenses of the Merger
      We estimate that we will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial, legal, accounting and tax advisory fees, SEC filing fees and other related charges, totaling approximately $           million. This amount includes the following estimated fees and expenses:

Amount to
Description	be Paid

SEC filing fee	$2,276,863
Printing, proxy solicitation and mailing expenses
Financial, legal, accounting and tax advisory fees and expenses
Miscellaneous expenses

Total	$

THE MERGER AGREEMENT
(PROPOSAL NO. 1)
      This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” below.
The Merger
      The merger agreement provides for the merger of Merger Sub with and into HCA upon the terms, and subject to the conditions, of the merger agreement. The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger). We expect to complete the merger as promptly as practicable after our shareholders adopt the merger agreement and, if necessary, the expiration of the marketing period described below.
      As the surviving corporation, HCA will continue to exist following the merger. Upon consummation of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation and the officers of HCA will be the initial officers of the surviving corporation. All surviving corporation officers will hold their positions until their successors are duly elected and qualified or until the earlier of their resignation or removal.
      We, Parent or Merger Sub may terminate the merger agreement prior to the consummation of the merger in some circumstances, whether before or after the approval of the merger agreement by shareholders. Additional details on termination of the merger agreement are described in “— Termination of the Merger Agreement.”
Merger Consideration
      Each share of HCA Common Stock issued and outstanding immediately before the merger will automatically be cancelled and will cease to exist and will be converted into the right to receive $51.00 in cash, without interest and less any applicable withholding taxes, other than:

•	shares held in treasury or owned by Parent, including shares that are contributed to Parent in exchange for shares of Parent’s capital stock and shares (including restricted shares) otherwise acquired by Parent pursuant to agreements with shareholders of the Company, that will be cancelled,

•	shares held by subsidiaries of Parent or HCA, which will remain outstanding after consummation of the merger, and

•	shares held by holders who have properly demanded and perfected their appraisal rights.
      After the merger is effective, each holder of a certificate representing any shares of HCA Common Stock (other than shares for which appraisal rights have been properly demanded and perfected) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. See “Dissenters’ Rights of Appraisal.”
Treatment of Options and Other Awards
      Upon the consummation of the merger, except as otherwise agreed by the holder and Parent, all outstanding options to acquire HCA Common Stock under the Company’s equity incentive plans will become fully vested and immediately exercisable and all such options (other than certain such options held by certain Management Rollover Holders) not exercised prior to the merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of HCA Common Stock underlying the option multiplied by the amount by which $51.00 exceeds the exercise price for each share of HCA Common Stock underlying the options, without interest and less any applicable withholding taxes. Additionally, except as otherwise agreed by the holder and Parent, all shares of restricted stock and restricted share units will, upon the consummation of the merger, vest and be cancelled and converted into the right to receive a cash payment equal to the number of outstanding restricted shares and restricted share units multiplied by $51.00 (together, with respect to restricted share units, the value of any deemed dividend equivalents accrued but unpaid with respect to such restricted share units), without interest and less any applicable withholding taxes. Certain options held by certain of the Management Rollover Holders that are not exercised prior to consummation of the merger will be converted into options for shares of common stock of the surviving corporation.
      The effect of the merger upon our stock purchase and certain other employee benefit plans is described below under “— Employee Benefits.”
Payment for the Shares
      Before the merger, we will designate a paying agent reasonably satisfactory to Parent to make payment of the merger consideration as described above. Immediately after the effective time of the merger, the surviving corporation will deposit, or Parent shall cause the surviving corporation to deposit, in trust with the paying agent the funds appropriate to pay the merger consideration to the shareholders.
      Upon the consummation of the merger and the settlement of transfers that occurred prior to the effective time, we will close our stock ledger. After that time, there will be no further transfer of shares of HCA Common Stock.
      As promptly as practicable after the consummation of the merger, the surviving corporation will send, or cause the paying agent to send, you a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration. The paying agent will pay you your merger consideration after you have (1) surrendered your certificates to the paying agent and (2) provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.
      If any cash deposited with the paying agent is not claimed within twelve (12) months following the effective time of the merger, such cash will be returned to the surviving corporation upon demand subject to any applicable unclaimed property laws. Any unclaimed amounts remaining immediately prior to when such amounts would escheat to or become property of any governmental authority will be returned to the surviving corporation free and clear of any prior claims or interest thereto.
      If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the paying agent’s reasonable satisfaction that the taxes have been paid or are not required to be paid.
      The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the paying agent or surviving corporation, post a bond in an amount that the surviving corporation or the paying agent reasonably directs as indemnity against any claim that may be made against it in respect of the certificate.

Representations and Warranties
      The merger agreement contains representations and warranties made by us to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to shareholders or used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.
      In the merger agreement, HCA, Parent and Merger Sub each made representations and warranties relating to, among other things:

•	corporate organization and existence;

•	corporate power and authority to enter into and perform its obligations under, and enforceability of, the merger agreement;

•	required regulatory filings and consents and approvals of governmental entities;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws and judgments;

•	finder’s fees; and

•	information supplied for inclusion in this proxy statement.
      In the merger agreement, Parent and Merger Sub also each made representations and warranties relating to the availability of the funds necessary to perform its obligations under the merger agreement, equity roll over commitments, guarantees, and operations of Parent and Merger Sub.
      HCA also made representations and warranties relating to, among other things:

•	capital structure;

•	documents filed with the SEC;

•	undisclosed liabilities;

•	absence of certain changes or events since December 31, 2005;

•	litigation;

•	tax matters;

•	compliance with the Employee Retirement Income Securities Act of 1974, as amended, and other employee benefit matters;

•	compliance with applicable laws;

•	contracts with affiliates; and

•	state takeover statutes and the absence of a rights plan.
      Many of HCA’s representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect” for HCA is defined to mean any event, state of facts, circumstance, development, change, effect or occurrence (an “Effect”) that is materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, other than (i) any Effect resulting from (A) changes in general economic or political conditions or the securities, credit or financial markets in general, (B) general changes or developments in the industries in which the Company and its subsidiaries operate, including general changes in law or regulation across such industries, (C) the announcement of the merger agreement or the pendency or consummation of the merger, including any labor union activities related thereto, (D) the identity of Parent or any of its affiliates as the acquiror of the Company, (E) compliance with the terms of, or the taking of any action required by, the merger agreement or consented to by Parent, (F) any acts of terrorism or war (other than any of the foregoing that causes any damage or destruction to or renders unusable any facility or property of the Company or any of its subsidiaries), (G) changes in generally accepted accounting principles or the interpretation thereof, or (H) any weather related event, except, in the case of the foregoing clauses (A) and (B), to the extent such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other for profit participants in the industries and in the geographic markets in which the Company conducts its businesses after taking into account the size of the Company relative to such other for profit participants, or (ii) any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such failure shall be considered in determining whether there is a material adverse effect on the Company).
Conduct of Business Pending the Merger
      We have agreed in the merger agreement that, until the consummation of the merger, except as expressly consented to in writing by Parent and Merger Sub (which consent shall not be unreasonably withheld) we will use our reasonable best efforts to, and to cause each of our subsidiaries to:

•	conduct our business in the ordinary course consistent with past practice and comply with all applicable laws in all material respects; and

•	preserve substantially intact our business organizations and capital structures, maintain in effect all material permits that are required to carry on our business, keep available the services of our present officers and key employees and maintain our relationships with providers, suppliers and others with which we have significant business relationships.
      We have also agreed that, until the consummation of the merger, except as expressly contemplated or permitted by the merger agreement or consented to in writing by Parent and Merger Sub (which consent will not be unreasonably withheld), we will not, and will not permit any of our subsidiaries to:

•	adopt any change in our organizational or governing documents;

•	merge or consolidate with any person (other than the merger and other than such transactions solely among us and/or our wholly-owned domestic subsidiaries that would not result in a material increase in our tax liability);

•	sell, lease or otherwise dispose of a material amount of assets or securities, including by merger, consolidation, asset sale or other business combination (including by formation of a material joint venture), other than such transactions solely among us and/or our wholly-owned domestic subsidiaries that would not result in a material increase in our tax liability;

•	(i) make any material acquisition, by purchase or other acquisition of stock or other equity interests, by merger, consolidation or other business combination (including by formation of a material joint venture); or (ii) make any material property transfers or material purchases of any property or assets, in or from any person, in each case, other than such transactions solely among us and/or our wholly-owned subsidiaries;

•	other than in connection with drawdowns or repayments with respect to existing credit facilities in the ordinary course of business consistent with past practice, redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, indebtedness for borrowed money or assume, guarantee or endorse or otherwise become responsible for, whether directly, contingently or otherwise, the obligations of any person, other than the incurrence, assumption or guarantee of indebtedness (i) between us, on the one hand, and any of our subsidiaries, on the other hand, or (ii) not in excess of $10,000,000 in the aggregate;

•	offer, place or arrange any issue of debt securities or commercial bank or other credit facilities that would reasonably be expected to compete with or impede the debt financing or cause the breach of any provisions of the debt financing commitments or cause any condition set forth in the debt financing commitments not to be satisfied;

•	make any material loans, advances or capital contributions to, or investments in, any other person in excess of $20,000,000 in the aggregate for all such loans, advances, contributions and investments, except for (i) transactions solely among us and/or our wholly-owned subsidiaries, or (ii) as required by our existing contracts;

•	authorize any capital expenditures in excess of $20,000,000 in the aggregate, other than expenditures provided for in our budget for the remaining portion of fiscal year 2006 and for any portion of fiscal year 2007 prior to the closing date of the merger;

•	pledge or otherwise encumber shares of our or our subsidiaries’ capital stock or other voting securities;

•	mortgage or pledge any of our material assets, tangible or intangible, or create, assume or suffer to exist any lien thereupon, other than certain liens permitted under the merger agreement;

•	enter into or amend any contract with any of our or our subsidiaries’ executive officers, directors or other affiliates or any person beneficially owning 1% or more of our capital stock or the voting power of the capital stock;

•	enter into, renew, extend, amend or terminate any contract that is or would be material to us and our subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice;

•	(i) split, combine or reclassify any of our securities or amend the terms of any of our securities, (ii) declare, establish a record date for, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of our securities other than (x) a dividend or distribution by a wholly-owned subsidiary to its parent corporation in the ordinary course of business, (y) payment on September 1, 2006 of the previously declared regularly quarterly dividend of $0.17 per share, and (z) payment of a regular quarterly dividend not to exceed $0.17 per share for the fourth quarter of 2006; provided, that the record date for such dividend shall be no earlier than December 1, 2006 and that no such dividend shall be payable if the effective time of the merger occurs on or prior to the record date; (iii) issue or offer to issue any of our securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any of our securities, other than in connection with (A) the exercise of our options outstanding on the date of the merger agreement in accordance with their original terms, (B) the withholding of our securities to satisfy tax obligations with respect to our options or restricted shares, (C) the acquisition by us of our securities in connection with the net exercise of options in accordance with the terms thereof and (D) acquisitions by or issuances to our benefit plans in the ordinary course of business consistent with past practice;

•	except as required pursuant to existing written agreements or benefit plans in effect on the date of the merger agreement or as required by applicable law, (i) adopt, amend in any material respect or terminate any benefit plan, (ii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any benefit plan, (iii) except in connection with promotions or new hires made in the ordinary course of business consistent with past practice, increase in any manner the cash compensation or welfare or pension benefits of employees, or (iv) change any actuarial or other assumption used to calculate funding obligations with respect to any benefit plan or change the manner in which contributions to any benefit plan are made or determined;

•	settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim or arbitration, other than settlements or compromises of litigation, claims or arbitration that do not exceed $10,000,000 in the aggregate (net of insurance recoveries) and do not impose any material restrictions on our or any of our subsidiaries’ business or operations or any of our joint ventures;

•	other than in the ordinary course of business consistent with past practice or except to the extent required by law, make or change any material tax election, settle or compromise any material tax liability of ours or any of our subsidiaries, agree to an extension of the statute of limitations with respect to the assessment or determination of our or our subsidiaries’ material taxes, file any amended tax return with respect to any material tax, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund;

•	make any change in financial accounting methods or method of tax accounting, principles or practices materially affecting our or our material subsidiaries’ reported consolidated assets, liabilities or results of operations, except insofar as may have been required by a change in U.S. generally accepted accounting principles or law;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of us or any of our material subsidiaries, or enter into a letter of intent or agreement in principle with respect thereto, (other than the merger and other than such transactions solely among us and/or our wholly-owned domestic subsidiaries that would not result in a material increase in our or our subsidiaries’ tax liability);

•	take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede our ability to consummate the merger or the other transactions contemplated by the merger agreement; or

•	authorize, agree or commit to do any of the foregoing.
Efforts to Complete the Merger
      Subject to the terms and conditions set forth in the merger agreement, each of the parties to the merger agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents, and to do or cause to be done all things necessary, proper or advisable to consummate the merger, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, permits or orders from all governmental authorities or other persons. The parties have also agreed to take no action to cause any state takeover statute or regulation to become applicable to the merger agreement or merger and if any such statute or regulation does become applicable to take all action necessary to ensure that the merger may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise minimize the effect of such statute or regulation on the merger agreement or merger.
      In no event, however, will any party to the merger agreement be required to take any actions to resolve any objections or suits of governmental authorities (including the FTC) which would reasonably be expected to have a material adverse effect on the Company.
      Parent has agreed to use its reasonable best efforts to arrange the debt financing to fund the proposed merger and related transactions contemplated by the debt financing commitments executed in connection with the merger agreement and to cause its financing sources to fund the financing required to consummate the proposed merger. HCA has agreed to cooperate in connection with the financing. See “Special Factors — Financing of the Merger” for a description of the financing arranged by Parent to fund the proposed merger and related transactions.
      Parent has also agreed to use its reasonable best efforts to arrange alternative debt financing on terms not less favorable to Parent (as determined in Parent’s reasonable judgment) than those contemplated by the financing commitments in the event any portion of such debt financing becomes unavailable.

      HCA has also agreed, if so requested by Parent, to commence offers to purchase or to redeem or discharge its 5.250% Notes due 2008, 5.500% Notes due 2009, 7.000% Notes due 2007, 7.250% Notes due 2008 and 8.850% Medium Term Notes due 2007, on terms and conditions as proposed by Parent or as required by the terms of the indenture governing such notes. The completion of such offers is contingent upon the completion of the proposed merger. Parent has also generally agreed to reimburse HCA for its reasonable out-of-pocket expenses in relation to such offers, purchases, redemptions or discharges, and to indemnify HCA, its subsidiaries and its officers and directors in connection with any damages incurred in connection therewith if the merger agreement is terminated or the merger is not completed.
Marketing Period
      Unless otherwise agreed by the parties to the merger agreement, the parties are required to close the merger on the third business day after the satisfaction or waiver of the conditions described under “— Conditions to the Merger” below, provided that if the marketing period has not ended at such time, the parties are obligated to close the merger on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (i) a date during the marketing period specified by Merger Sub, (ii) the final day of the marketing period and (iii) the end date as described in “— Termination of the Merger Agreement.”
      For purposes of the merger agreement, “marketing period” means the first period of twenty (20) consecutive business days throughout which:

•	Parent has certain financial information required to be provided by the Company under the merger agreement in connection with Parent’s financing of the merger; and

•	both the mutual closing conditions and the conditions to the obligations of Parent and Merger Sub (other than delivery of an officer’s certificate by the Company) to complete the merger are satisfied.
      If the marketing period would not end on or prior to December 19, 2006, the marketing period will be deemed to commence no earlier than January 2, 2007. In addition, the marketing period will not be deemed to have commenced if, prior to the completion of the marketing period, Ernst & Young LLP shall have withdrawn its audit opinion with respect to any financial statements contained in our reports filed with the SEC since January 1, 2003.
      The purpose of the marketing period is to provide the Investor Group a reasonable and appropriate period of time during which they can market and place the permanent debt financing contemplated by the debt financing commitments for the purposes of financing the merger. Parent has agreed:

•	to use reasonable best efforts to arrange the debt financing as promptly as practicable and to satisfy on a timely basis all conditions applicable to Parent in any definitive agreements entered into relating to the debt financing; and

•	in the event that any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt financing commitments, to use its reasonable best efforts to arrange alternative financing on terms no less favorable to Parent (as determined in its reasonable judgment) as promptly as practicable but no later than the last day of the marketing period, or if earlier, the end date described in “— Termination of the Merger Agreement.”
      In addition, in the event that any portion of the debt financing structured as high yield financing has not been consummated, then, subject to certain exceptions, Parent must use the proceeds of the bridge financing to replace the high yield financing no later than the last day of the marketing period (or if earlier, the end date).

Conditions to the Merger
      Conditions to Each Party’s Obligations. Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been adopted by the affirmative vote of the holders of a majority of all outstanding shares of voting HCA Common Stock;

•	any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated; and

•	no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other statute, law, rule, legal restraint or prohibition shall be in effect preventing the merger.
      Conditions to Parent’s and Merger Sub’s Obligations. The obligation of Parent and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	our representations and warranties with respect to (i) our capitalization and our compliance with a Corporate Integrity Agreement between us and the Office of Inspector General of the United States must each be true in all material respects as of the effective time of the merger as if made at and as of the effective time; and (ii) the identification of our “unrestricted subsidiaries” under the indenture governing our outstanding public notes must be true and correct in all respects as of the effective time of the merger as if made at and as of the effective time, except where the failure to be so true and correct has not had a material adverse effect on Parent’s ability to obtain debt financing for the merger on the terms and conditions set forth in the debt financing commitments described under “Special Factors — Financing of the Merger;”

•	all other representations and warranties made by us in the merger agreement, with the exception of those listed above, must be true and correct as of the effective time of the merger as if made at and as of such time (without giving effect to any qualification as to “Material Adverse Effect” set forth in such representations and warranties), except where the failure to be so true and correct, individually and in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on us; provided that any representations made by us as of a specific date need only be so true and correct (subject to such qualifications) as of the date made;

•	we must have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, we are required to perform under the merger agreement at or prior to the closing date; and

•	we must deliver to Parent and Merger Sub at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements.
      Conditions to HCA’s Obligations. Our obligation to complete the merger is subject to the satisfaction or waiver of the following further conditions:

•	the representations and warranties made by Parent and Merger Sub in the merger agreement that are qualified as to materiality must be true and correct as of the effective time of the merger as if made at and as of such time and those which are not so qualified must be true and correct in all material respects as of the effective time of the merger as if made at and as of such time, except where the failure of such representations and warranties to be so true would not prevent consummation of the merger; provided that any representations made by Parent and Merger Sub as of a specific date need only be so true and correct as of the date made;

•	Parent and Merger Sub must have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by them under the merger agreement at or prior to the closing date; and

•	Parent’s and Merger Sub’s delivery to us at closing of a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements.
      If a failure to satisfy one of these conditions to the merger is not considered by our board of directors to be material to our shareholders, the board of directors (acting through the special committee if such committee still exists) could waive compliance with that condition. Our board of directors is not aware of any condition to the merger that cannot be satisfied. Under Delaware law, after the merger agreement has been adopted by our shareholders, the merger consideration cannot be changed and the merger agreement cannot be altered in a manner adverse to our shareholders without re-submitting the revisions to our shareholders for their approval.
Restrictions on Solicitations of Other Offers
      The merger agreement provides that, until 11:59 p.m., New York time, on September 12, 2006, we are permitted to:

•	initiate, solicit and encourage any acquisition proposal for us (including by way of providing information), provided that we shall promptly provide to Parent any material non-public information concerning us or our subsidiaries that is provided to any person given such access which was not previously provided to Parent; and

•	enter into and maintain discussions or negotiations concerning an acquisition proposal for us or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.
      From and after 11:59 p.m., New York time, on September 12, 2006, we have agreed not to:

•	initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any acquisition proposal for us or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations; or

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal for us or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to any acquisition proposal for us or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations under the merger agreement or propose or agree to do any of the foregoing.
      In addition, as of 11:59 p.m., New York time, on September 12, 2006, we have agreed to cease and terminate with all persons any solicitation, encouragement, discussion or negotiations existing at such time, unless the acquisition proposal offered by such person meets the requirements in the following paragraph (and only for so long as such proposal continues to meet those requirements).
      Notwithstanding the aforementioned restrictions, at any time prior to the approval of the merger agreement by our shareholders, we are permitted to engage in discussions or negotiations with, or provide any non-public information to any party to the extent that:

•	we receive from such party an acquisition proposal not solicited in violation of the prohibitions described above and which the board of directors (acting through the special committee if such committee still exists) concludes in good faith to be bona fide;

•	our board of directors (acting through the special committee if such committee still exists) concludes in good faith, after consultation with legal counsel and financial advisors, that the acquisition proposal constitutes or could reasonably be expected to result in a superior proposal; and

•	after consultation with its outside counsel, our board of directors (acting through the special committee if such committee still exists) determines in good faith that the failure to take such action could violate its fiduciary duties under applicable law.
In such cases, we (i) will not, and will not allow our representatives to, disclose any non-public information to such person without entering into a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to us than those contained in the confidentiality agreements entered into with members of the Investor Group, and (ii) will promptly provide to Parent any non-public information concerning us or our subsidiaries provided to such other person which was not previously provided to Parent.
      From and after 11:59 p.m., New York time, on September 12, 2006, we will promptly (within one business day) notify Parent in the event we receive an acquisition proposal from a person or group of related persons, including the material terms and conditions thereof, and will keep Parent apprised as to the status and any material developments, discussions and negotiations concerning the same on a current basis (and in any event no later than 48 hours after the occurrence of such developments, discussions or negotiations). Without limiting the foregoing, we will promptly (within one business day) notify Parent orally and in writing if we determine to begin providing information or to engage in negotiations concerning an acquisition proposal from a person or group of related persons. Within 24 hours of 11:59 p.m., New York time, on September 12, 2006, we will notify Parent of the number of parties who have submitted an acquisition proposal as of such date that meets the requirements for permitted discussions and negotiations as set forth in the preceding paragraph and provide Parent a written summary of the material terms and conditions of each such acquisition proposal received from such parties.
      An “acquisition proposal” means any inquiry, proposal or offer from any person or group of persons other than Parent, Merger Sub or their respective affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of us and our subsidiaries, taken as a whole, or 15% or more of any class or series of our securities, any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 15% or more of any class or series of our capital stock, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving us (or any of our subsidiaries whose business constitutes 15% or more of our and our subsidiaries’ net revenues, net income or assets, taken as a whole).
      A “superior proposal” means an acquisition proposal for us which our board of directors (acting through the special committee if such committee still exists), in good faith determines would, if consummated, result in a transaction that is more favorable from a financial point of view to the shareholders than the merger, after (i) receiving the advice of a financial advisor, (ii) taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal and any other relevant factors permitted by applicable law. For purposes of the definition of “superior proposal” all references in the definition of “acquisition proposal” above to “15% or more” shall be deemed to be references to “a majority.”
Recommendation Withdrawal/Termination in Connection with a Superior Proposal
      Our board of directors (acting through the special committee if such committee still exists) may also, at any time prior to the approval of the merger agreement by our shareholders, withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), its recommendation that the shareholders of the Company adopt the merger agreement or take any other action or make any other public statement in connection with the special meeting inconsistent with such recommendation or terminate the merger agreement and enter into a definitive agreement with respect to a superior proposal if it concludes in good faith (after consultation with its legal advisors) that failure to do so could violate its obligations to comply with its fiduciary duties under applicable law, and only after (i) giving written notice to Parent and Merger Sub at least five calendar days in advance of its intention to do so, (ii) prior to effecting such action or terminating the merger agreement to enter into a definitive agreement with respect to such superior proposal, we (and cause our financial and legal advisors to), during such five-day period, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such acquisition proposal ceases to constitute a superior proposal, and (iii) we pay to Parent the $500 million or $300 million termination fee as described in further detail below in “— Termination Fees.”
Termination of the Merger Agreement
      The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after shareholder approval has been obtained:

•	by mutual written consent of HCA, on the one hand, and Parent and Merger Sub, on the other hand;

•	by either HCA, on the one hand, or Parent or Merger Sub, on the other hand, if:

•	the merger is not consummated on or before December 19, 2006 (the “end date”), or if the marketing period has not ended on or before December 19, 2006, the end date shall be extended to January 31, 2007 (and in such event, the term “end date” shall mean January 31, 2007), unless the failure of the merger to be completed by such date is the result of, or caused by, the failure of the party seeking to exercise such termination right to perform or observe any of the covenants or agreements of such party set forth in the merger agreement;

•	there is any final and nonappealable law that makes consummation of the merger illegal or otherwise prohibited; or

•	our shareholders, at the special meeting or at any adjournment thereof, fail to adopt the merger agreement;

•	by Parent or Merger Sub if:

•	we have breached any of our representations, warranties, covenants or agreements under the merger agreement which would give rise to the failure of certain conditions to closing and where that breach is incapable of being cured, or is not cured, on or before December 19, 2006, or, if the marketing period has not ended on or before December 19, 2006, by January 31, 2007; provided that neither Parent nor Merger Sub is then in material breach of the merger agreement so as to cause certain conditions to closing to not be satisfied; or

•	our board of directors or any committee of our board of directors (i) withdraws (or modifies or qualifies in a manner adverse to Parent or Merger Sub), or publicly proposes to withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), its recommendation that the shareholders of the Company adopt the merger agreement or takes any other action or makes any other public statement in connection with the special meeting inconsistent with such recommendation; (ii) shall have approved or recommended to our shareholders an acquisition proposal for us other than the merger contemplated by the merger agreement, or shall have resolved to effect the foregoing; or (iii) we fail to include the recommendation in our proxy statement in connection with the merger;

•	by HCA if:

•	Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement which would give rise to the failure of certain conditions to closing and where that breach is incapable of being cured, or is not cured, on or before December 19, 2006, or, if the marketing period has not ended on or before December 19, 2006, by January 31, 2007, provided that HCA is not in material breach of the merger agreement so as to cause the closing conditions relating to Parent and Merger Sub’s obligations to consummate the merger not to be satisfied;

•	prior to obtaining shareholder approval, we terminate the merger agreement in order to enter into an agreement with respect to a superior proposal and provided that we concurrently with doing so pay to Parent and Merger Sub the termination fee as described below; or

•	if all conditions to the obligations of Parent and Merger Sub (other than delivery of an officer’s certificate) have been satisfied and Parent fails to consummate the merger no later than five calendar days after the final day of the marketing period.

Termination Fees

Payable by HCA
      We have agreed to reimburse Parent’s out-of-pocket fees and expenses, up to a limit of $50 million, if either the Company or Parent or Merger Sub terminates the merger agreement because of the failure to receive Company shareholder approval at the special meeting or any adjournment thereof or Parent or Merger Sub terminates the merger agreement due to a material breach of our representations, warranties, covenants or agreements such that the closing conditions would not be satisfied and such breach has not been cured within the specified time (or we terminate the merger agreement in accordance with its terms after the agreement was terminable because of such a breach).
      If we terminate the merger agreement, or the merger agreement is terminated by Parent or Merger Sub under the conditions described in further detail below, we must pay a termination fee at the direction of Parent. The termination fee is $500 million unless such termination arises as a result of a superior proposal submitted by a party with whom we began negotiations or who submitted such a proposal prior to 11:59 p.m., New York time, on September 12, 2006, in which case we must pay a fee of $300 million.
      We must pay a termination fee at the direction of Parent if:

•	we terminate the merger agreement, prior to the shareholders meeting, because we receive an acquisition proposal which we determine to be a superior proposal, but only after we have provided notice to Parent regarding the superior proposal and provided Parent with at least a five calendar day period, during which time we must negotiate in good faith with Parent, to enable Parent to make an offer that results in the other acquisition proposal no longer being a superior proposal;

•	Parent or Merger Sub terminates the merger agreement because (i) our board of directors or any committee of our board of directors withdraws (or modifies or qualifies in a manner adverse to Parent or Merger Sub), or publicly proposes to withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), its recommendation that our shareholders adopt the merger agreement or takes any other action or makes any other public statement in connection with the special meeting inconsistent with such recommendation; (ii) our board of directors or any committee of our board of directors shall have approved or recommended to our shareholders an acquisition proposal for us other than the merger contemplated by the merger agreement, or shall have resolved to effect the foregoing; or (iii) we fail to include in our proxy statement the recommendation of our board of directors that our shareholders adopt the merger agreement; or

•	we, on the one hand, or Parent or Merger Sub, on the other hand, terminate the merger agreement because our shareholders, at the special meeting or at any adjournment thereof at which the merger agreement is voted on, fail to adopt the merger agreement or we terminate the merger agreement in accordance with its terms after our shareholders have failed to adopt the merger agreement; and

•	prior to the shareholders meeting, an acquisition proposal involving the purchase of not less than a majority of our outstanding voting securities has been publicly announced or publicly made known and not publicly withdrawn at least two business days prior to the shareholder meeting; and

•	within twelve months after such termination, we or any of our subsidiaries enter into an agreement with respect to, or consummate, any acquisition proposal involving the purchase of not less than a majority of our outstanding voting securities (whether or not the same as that originally announced or consummated).

•	Parent or Merger Sub terminates the merger agreement due to a material breach of our representations, warranties, covenants or agreements such that the closing conditions would not be satisfied and such breach has not been cured within the specified time (or we terminate the merger agreement in accordance with its terms after the agreement was terminable because of such a breach); and

•	prior to the event giving rise to such breach, an acquisition proposal involving the purchase of not less than a majority of our outstanding voting securities has been publicly announced or publicly made known; and

•	within twelve months after such termination, we or any of our subsidiaries enter into an agreement with respect to, or consummate, any acquisition proposal involving the purchase of not less than a majority of our outstanding voting securities (whether or not the same as that originally announced or consummated).
      If we are obligated to pay a termination fee under the latter two scenarios described above, any amounts previously paid to Parent as expense reimbursement will be credited toward the termination fee amount payable by us.

Payable by Parent
      Parent has agreed to pay us a termination fee of $500 million if:

•	we terminate the merger agreement because the merger is not completed on or before December 19, 2006, or, if the marketing period has not ended on or before December 19, 2006, January 31, 2007, unless the failure of the merger to be completed by such date is the result of, or caused by, our failure to perform or observe any of our covenants or agreements set forth in the merger agreement and at the time of termination the mutual closing conditions and closing conditions required by Parent and Merger Sub have been satisfied;

•	we terminate the merger agreement because Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement which would give rise to the failure of certain of the Company’s conditions to closing and where that breach is incapable of cure, or is not cured, within the specified time and at the time of termination no facts exist which would cause the closing conditions to the obligations of Parent and Merger Sub not to be satisfied; or

•	we terminate the merger agreement because certain conditions to the obligations of Parent and Merger Sub have been satisfied and Parent fails to consummate the merger no later than five calendar days after the final day of the marketing period.
Employee Benefits
      The surviving corporation, on behalf of itself and each of its subsidiaries, has agreed to maintain, for a period commencing at the effective time of the merger and ending on the first anniversary thereof, for each employee employed at the effective time, compensation and employee benefits that in the aggregate are no less favorable than those provided prior to the effective time. The surviving corporation has agreed to recognize the service of such employees with HCA prior to the consummation of the merger for purposes of eligibility and vesting with respect to any benefit plan, program or arrangement, with the exception of benefit accruals under any newly established defined benefit pension plans (except for vacation and severance, if applicable), and to waive all limitations as to pre-existing conditions or eligibility limitations and give effect, for the applicable plan year in which the closing occurs, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, employees under similar plans maintained by us and our subsidiaries immediately prior to the effective time of the merger.
      At the effective time of the merger, except as otherwise agreed by a participant and Parent, all salary amounts withheld on behalf of the participants in the HCA stock purchase plans through the closing date of the merger will be deemed to have been used to purchase HCA Common Stock under the terms of these plans, using the closing date of the merger as the last date of the applicable offering period under these plans, and converted into the right to receive, effectively, a cash payment equal to the number of shares deemed purchased under these plans multiplied by $51.00.
      The Company has also agreed, prior to the effective time of the merger, to take all actions necessary (1) to eliminate any obligation of the Company or any of its subsidiaries to make any contributions to any grantor trust maintained for the benefit of participants with respect to obligations under the SERP or any other non-qualified retirement plan, and (2) to provide that the SERP shall, except as may be required by applicable law, in no event be terminated, or amended in a manner that would adversely affect any of the participants in the SERP as of the date of the merger agreement, at least until such time as each such participant has become fully vested in the maximum benefit available to each such participant under the SERP (including achieving the maximum years of service under the SERP).
      If the merger is consummated, the HCA Stock Fund under the HCA 401(k) Plan will no longer be an investment option in the 401(k) Plan and share equivalents will be converted to cash as with other shares of HCA Common Stock. The cash will then be invested in another 401(k) Plan investment option and participants will receive information on how to transfer their money to a different option, should they so desire. The Company has appointed an independent fiduciary to vote the shares of the HCA Stock Fund in connection with the merger and has also provided for pass-through voting rights for those participants who wish to vote their equivalent shares.
Indemnification and Insurance
      From and after the effective time of the merger, the surviving corporation shall to the greatest extent permitted by law indemnify and hold harmless (and comply with all of the Company’s and its subsidiaries’ existing obligations to advance funds for expenses) (i) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the effective time, including, without limitation, the approval of the merger agreement, the merger or the other transactions contemplated by the merger agreement or arising out of or pertaining to the transactions contemplated by the merger agreement; and (ii) such persons against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its subsidiaries.
      As of the effective time of the merger, the Company shall have purchased, and, following the effective time, the surviving corporation shall maintain, a tail policy to the current policy of directors’ and officers’ liability insurance maintained on the date hereof by the Company (the “Current Policy”) which tail policy shall be effective for a period from the effective time through and including the date six years after the closing date with respect to claims arising from facts or events that existed or occurred prior to or at the effective time, and which tail policy shall contain substantially the same coverage and amount as, and contain terms and conditions no less advantageous, in the aggregate, than the coverage currently provided by the Current Policy; provided, however, that in no event shall the surviving corporation be required to expend annually in excess of 300% of the annual premium currently paid by the Company under the Current Policy (the “Insurance Amount”); provided, however, that if the premium of such insurance coverage exceeds the Insurance Amount, the Company shall be obligated to obtain, and the surviving corporation shall be obligated to maintain, a policy with the greatest coverage available for a cost not exceeding the Insurance Amount.
Amendment, Extension and Waiver
      The parties may amend the merger agreement at any time; provided, however, that after we have obtained our shareholders’ approval of the merger, there shall be no amendment that by law requires further approval by our shareholders without such approval having been obtained. All amendments to the merger agreement must be in writing signed by us, Parent and Merger Sub.
      At any time before the consummation of the merger, each of the parties to the merger agreement may, by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained in the merger agreement.
DISSENTERS’ RIGHTS OF APPRAISAL
      Under the General Corporation Law of the State of Delaware (the “DGCL”), you have the right to dissent from the merger and to receive payment in cash for the fair value of your HCA Common Stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. The Company’s shareholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.
      The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a shareholder in order to dissent from the merger and perfect appraisal rights.
      This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.
      Section 262 requires that shareholders be notified that appraisal rights will be available not less than 20 days before the shareholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its shareholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.
      If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of HCA Common Stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of HCA Common Stock.

      All demands for appraisal should be addressed to HCA Inc., One Park Plaza, Nashville, Tennessee 37203, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of HCA Common Stock. The demand must reasonably inform the Company of the identity of the shareholder and the intention of the shareholder to demand appraisal of his, her or its shares.
      To be effective, a demand for appraisal by a holder of HCA Common Stock must be made by, or in the name of, such registered shareholder, fully and correctly, as the shareholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.
      If you hold your shares of HCA Common Stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.
      Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Company shareholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any shareholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of HCA Common Stock. Within 120 days after the effective date of the merger, any shareholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting shareholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any shareholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all shareholders entitled to appraisal. Upon the filing of the petition by a shareholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting shareholders. Accordingly, the failure of a shareholder to file such a petition within the period specified could nullify the shareholder’s previously written demand for appraisal.
      If a petition for appraisal is duly filed by a shareholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all shareholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting shareholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those shareholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the shareholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that shareholder.
      After determination of the shareholders entitled to appraisal of their shares of the Company’s common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the shareholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.
      In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.
      Costs of the appraisal proceeding may be imposed upon the surviving corporation and the shareholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a shareholder, the Chancery Court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any shareholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the shareholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that shareholder to appraisal will cease and that shareholder will be entitled to receive the cash payment for shares of his, her or its HCA Common Stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.
      In view of the complexity of Section 262, the Company’s shareholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

IMPORTANT INFORMATION ABOUT HCA
      HCA is a Delaware corporation and is headquartered in Nashville, Tennessee. We are one of the leading health care services companies in the United States. HCA is a holding company whose affiliates own and operate hospitals and related health care entities. The term “affiliates” includes direct and indirect subsidiaries of HCA and partnerships and joint ventures in which such subsidiaries are partners. As of June 30, 2006, we operated 176 hospitals, 92 freestanding surgery centers and facilities which provided extensive outpatient and ancillary services. Affiliates of HCA are also partners in joint ventures that own and operate seven hospitals and nine freestanding surgery centers which are accounted for using the equity method. Our facilities are located in 21 states, England and Switzerland.
      HCA’s primary objective is to provide the communities we serve a comprehensive array of quality health care services in the most cost-effective manner possible. Our general, acute care hospitals typically provide a full range of services to accommodate such medical specialties as internal medicine, general surgery, cardiology, oncology, neurosurgery, orthopedics and obstetrics, as well as diagnostic and emergency services. Outpatient and ancillary health care services are provided by our general, acute care hospitals, freestanding surgery centers, diagnostic centers and rehabilitation facilities. Our psychiatric hospitals provide a full range of mental health care services through inpatient, partial hospitalization and outpatient settings.
      For more information about HCA, please visit our website at www.hcahealthcare.com. HCA’s website is provided as an inactive textual reference only. Information contained on our website is not incorporated by reference into, and does not constitute any part of, this proxy statement. HCA is publicly traded on the NYSE under the symbol “HCA.”
Historical Selected Financial Data
      The following table sets forth our historical selected financial data as of and for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 and as of and for the six months ended June 30, 2006 and 2005. This financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended December 31, 2005 and the unaudited condensed consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. Financial data as of and for the six-month periods ended June 30, 2006 and 2005, and the selected ratios are unaudited and, in the opinion of our management, include all adjustments necessary for a fair presentation of the data. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.
HCA INC.
SELECTED FINANCIAL DATA

						As of and for the
						Six Months Ended
	As of and for the Years Ended December 31,					June 30,

	2005	2004	2003	2002	2001	2006	2005

						(Unaudited)
	(Dollars in millions, except per share amounts)
Summary of Operations:
Revenues	$24,455	$23,502	$21,808	$19,729	$17,953	$12,775	$12,252
Salaries and benefits	9,928	9,419	8,682	7,952	7,279	5,216	4,906
Supplies	4,126	3,901	3,522	3,158	2,860	2,205	2,093
Other operating expenses	4,039	3,797	3,676	3,341	3,238	2,032	1,953
Provision for doubtful accounts	2,358	2,669	2,207	1,581	1,376	1,273	1,115
(Gains) losses on investments	(53)	(56)	(1)	2	(63)	(100)	(31)
Equity in earnings of affiliates	(221)	(194)	(199)	(206)	(158)	(108)	(106)
Depreciation and amortization	1,374	1,250	1,112	1,010	1,048	697	701
Interest expense	655	563	491	446	536	382	329

HCA INC.
SELECTED FINANCIAL DATA

						As of and for the
						Six Months Ended
	As of and for the Years Ended December 31,					June 30,

	2005	2004	2003	2002	2001	2006	2005

						(Unaudited)
	(Dollars in millions, except per share amounts)
Gains on sales of facilities	(78)	—	(85)	(6)	(131)	(5)	(29)
Impairment of long-lived assets	—	12	130	19	17	—	—
Government settlement and investigation related costs	—	—	(33)	661	327	—	—
Impairment of investment securities	—	—	—	168	—	—	—
Loss on retirement of debt	—	—	—	—	28	—	—

	22,128	21,361	19,502	18,126	16,357	11,592	10,931

Income before minority interests and income taxes	2,327	2,141	2,306	1,603	1,596	1,183	1,321
Minority interests in earnings of consolidated entities	178	168	150	148	119	101	89

Income before income taxes	2,149	1,973	2,156	1,455	1,477	1,082	1,232
Provision for income taxes	725	727	824	622	591	408	413

Reported net income	1,424	1,246	1,332	833	886	674	819
Goodwill amortization, net of income taxes	—	—	—	—	69	—	—

Adjusted net income	$1,424	$1,246	$1,332	$833	$955	$674	$819

Basic earnings per share:
Reported net income	$3.25	$2.62	$2.66	$1.63	$1.69	$1.67	$1.88
Goodwill amortization, net of income taxes	—	—	—	—	0.13	—	—

Adjusted net income	$3.25	$2.62	$2.66	$1.63	$1.82	$1.67	$1.88

Shares used in computing basic earnings per share (in thousands)	438,619	475,620	501,799	511,824	524,112	403,366	435,626
Diluted earnings per share:
Reported net income	$3.19	$2.58	$2.61	$1.59	$1.65	$1.64	$1.84
Goodwill amortization, net of income taxes	—	—	—	—	0.13	—	—

Adjusted net income	$3.19	$2.58	$2.61	$1.59	$1.78	$1.64	$1.84

Shares used in computing diluted earnings per share (in thousands)	445,785	483,663	510,874	525,219	538,177	409,731	443,739
Cash dividends declared per common share	$0.60	$0.52	$0.08	$0.08	$0.08	$0.34	$0.30
Financial Position:
Assets	$22,225	$21,840	$21,400	$19,059	$18,073	$23,120	$21,718
Working capital	1,320	1,509	1,654	766	957	1,874	1,866
Long-term debt, including amounts due within one year	10,475	10,530	8,707	6,943	7,360	11,664	9,360
Minority interests in equity of consolidated entities	828	809	680	611	563	901	801
Company-obligated mandatorily redeemable securities of affiliate holding solely Company securities	—	—	—	—	400	—	—
Shareholders’ equity	4,863	4,407	6,209	5,702	4,762	4,826	6,117

HCA INC.
SELECTED FINANCIAL DATA

						As of and for the
						Six Months Ended
	As of and for the Years Ended December 31,					June 30,

	2005	2004	2003	2002	2001	2006	2005

						(Unaudited)
	(Dollars in millions, except per share amounts)
Cash Flow Data:
Cash provided by operating activities	$3,159	$2,954	$2,292	$2,648	$1,352	$771	$1,691
Cash used in investing activities	(1,681)	(1,688)	(2,862)	(1,740)	(1,300)	(795)	(758)
Cash (used in) provided by financing activities	(1,400)	(1,347)	650	(934)	(342)	424	(494)
Operating Data:
Number of hospitals at end of period(a)	175	182	184	173	178	176	183
Number of freestanding outpatient surgical centers at end of period(b)	87	84	79	74	76	92	84
Number of licensed beds at end of period(c)	41,265	41,852	42,108	39,932	40,112	41,300	42,013
Weighted average licensed beds(d)	41,902	41,997	41,568	39,985	40,645	41,259	41,903
Admissions(e)	1,647,800	1,659,200	1,635,200	1,582,800	1,564,100	823,900	840,200
Equivalent admissions(f)	2,476,600	2,454,000	2,405,400	2,339,400	2,311,700	1,235,900	1,256,100
Average length of stay (days)(g)	4.9	5.0	5.0	5.0	4.9	4.9	5.0
Average daily census(h)	22,225	22,493	22,234	21,509	21,160	22,451	23,029
Occupancy(i)	53%	54%	54%	54%	52%	54%	55%
Emergency room visits(j)	5,415,200	5,219,500	5,160,200	4,802,800	4,676,800	2,658,100	2,737,400
Outpatient surgeries(k)	836,600	834,800	814,300	809,900	804,300	423,600	427,200
Inpatient surgeries(l)	541,400	541,000	528,600	518,100	507,800	269,300	271,900
Days revenues in accounts receivable(m)	50	48	52	52	49	48	47
Gross patient revenues(n)	$78,662	$71,279	$62,626	$53,542	$44,947	$42,438	$39,441
Outpatient revenues as a % of patient revenues(o)	36%	37%	37%	37%	37%	36%	37%

(a)	Excludes seven facilities in 2006, 2005, 2004, and 2003; and six facilities in 2002 and 2001 that are not consolidated (accounted for using the equity method) for financial reporting purposes. Three hospitals located on the same campus were consolidated and counted as one hospital in 2005.

(b)	Excludes facilities that are not consolidated (accounted for using the equity method) for financial reporting purposes.

(c)	Licensed beds are those beds for which a facility has been granted approval to operate from the applicable state licensing agency.

(d)	Weighted average licensed beds represents the average number of licensed beds, weighted based on periods owned.

(e)	Represents the total number of patients admitted to our hospitals and is used by management and certain investors as a general measure of inpatient volume.

(f)	Equivalent admissions are used by management and certain investors as a general measure of combined inpatient and outpatient volume. Equivalent admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The equivalent admissions computation “equates” outpatient revenue to the volume measure (admissions) used to measure inpatient volume, resulting in a general measure of combined inpatient and outpatient volume. Equivalent admissions for 2004 were reclassified to conform to the 2005 presentation.

(g)	Represents the average number of days admitted patients stay in our hospitals.

(h)	Represents the average number of patients in our hospital beds each day.

(i)	Represents the percentage of hospital licensed beds occupied by patients. Both average daily census and occupancy rate provide measures of the utilization of inpatient rooms.

(j)	Represents the number of patients treated in our emergency rooms.

(k)	Represents the number of surgeries performed on patients who were not admitted to our hospitals. Pain management and endoscopy procedures are not included in outpatient surgeries.

(l)	Represents the number of surgeries performed on patients who have been admitted to our hospitals. Pain management and endoscopy procedures are not included in inpatient surgeries.

(m)	Revenues per day is calculated by dividing the revenues for the period by the days in the period. Days revenues in accounts receivable is then calculated as accounts receivable, net of the allowance for doubtful accounts, at the end of the period divided by revenues per day.

(n)	Gross patient revenues are based upon our standard charge listing. Gross charges/ revenues typically do not reflect what our hospital facilities are paid. Gross charges/ revenues are reduced by contractual adjustments, discounts and charity care to determine reported revenues.

(o)	Represents the percentage of patient revenues related to patients who are not admitted to our hospitals. Patient revenues for 2004 were reclassified to conform to the 2005 presentation.
Ratio of Earnings to Fixed Charges
      The following presents our ratio of earnings to fixed charges for the years ended December 31, 2005 and 2004 and for the six months ended June 30, 2006 and 2005, which should be read in conjunction with our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, which are incorporated herein by reference.
Computation of Ratio of Earnings to Fixed Charges

	Years Ended		Six Months Ended
	December 31,		June 30,

	2005	2004	2006	2005

	(Unaudited)
	(Dollars in millions)
EARNINGS:
Income before minority interests and income taxes	$2,327	$2,141	$1,183	$1,321
Fixed charges, exclusive of capitalized interest	785	686	449	394

	$3,112	$2,827	$1,632	$1,715

FIXED CHARGES
Interest charged to expense	$655	$563	$382	$329
Interest portion of rental expense	130	123	67	65

Fixed charges, exclusive of capitalized interest	785	686	449	394
Capitalized interest	25	28	19	12

	$810	$714	$468	$406

Ratio of earnings to fixed charges	3.84	3.96	3.49	4.22
Book Value Per Share
      Our net book value per share as of June 30, 2006 was $11.79, which is substantially below the $51.00 per share cash merger consideration.

Projected Financial Information
      HCA’s senior management does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and is especially wary of making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, senior management did provide financial forecasts to the board of directors, Merrill Lynch, the Investor Group and the special committee and its financial advisors in connection with their consideration of a possible leveraged buyout of the Company. We have included a subset of these projections to give our shareholders access to certain nonpublic information deemed material by our special committee and board of directors for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that the Investor Group, our special committee or board of directors, Credit Suisse, Morgan Stanley or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.
      HCA advised the recipients of the projections that its internal financial forecasts, upon which the projections were based, are subjective in many respects. The projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond HCA’s control. The projections also reflect numerous estimates and assumptions related to the business of HCA that are inherently subject to significant economic, political, and competitive uncertainties, all of which are difficult to predict and many of which are beyond HCA’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected.
      The financial projections were prepared for internal use and to assist the Investor Group and the financial advisors to the special committee with their respective due diligence investigations of HCA and not with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. HCA’s independent registered public accounting firm has not examined or compiled any of the financial projections, expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of the Company, including the factors described under “Special Note Regarding Forward-Looking Statements” beginning on page 14, which factors may cause the financial projections or the underlying assumptions to be inaccurate. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year.
      Since the date of the projections described below, the Company has made publicly available its actual results of operations for the quarter and six months ended June 30, 2006. You should review the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 to obtain this information. Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the financial projections set forth below. No one has made or makes any representation to any shareholder regarding the information included in these projections. HCA does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error.
      For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, HCA does not intend to update, or otherwise revise the financial projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.
      Initial Projections. On January 26, 2006, senior management presented its forecast to the finance and investments committee of the Company’s board of directors (the “Initial Management Projections”). Management also furnished the Initial Management Projections to Merrill Lynch which were used by Merrill Lynch in connection with its April 2006 presentation to management of an analysis of a leveraged buyout transaction. A summary of the Initial Management Projections is set forth below:

	Initial Management Projections

	2006	2007	2008

	(In millions)
Revenues	$25,645	$27,464	$29,370
EBITDA(1)	4,446	4,740	5,068

(1)	Represents net income before gains on sales of facilities, depreciation and amortization, interest expense, minority interests in earnings of consolidated entities and provision for income taxes.
      The material assumptions made by the Company in developing the Initial Management Projections were as follows:

	2006	2007	2008

	(Dollars in millions)
Revenue growth(1)	4.9%	7.1%	6.9%
Salaries and benefits(2)	40.5%	40.6%	40.7%
Supplies(2)	16.9%	17.0%	17.1%
Provision for doubtful accounts(2)	10.4%	10.5%	10.6%
Investment gains(3)	$50	$0	$0
Share-based compensation costs(4)	$105	N/A	N/A
Reduction of malpractice reserve(5)	$75	N/A	N/A
Capital expenditures	$1,800	$1,800	$1,800

(1)	Expressed as a percentage change over the prior year.

(2)	Expressed as a percentage of projected revenues.

(3)	Represents estimated gains on sales of investments by the Company’s insurance subsidiary.

(4)	Represents the estimated noncash share-based compensation costs related to stock options, restricted stock and stock purchase plans. No explicit assumption was used for 2007 or 2008.

(5)	A substantial portion of the Company’s professional liability risks are insured through a wholly-owned insurance subsidiary. The assumption represents the estimated malpractice reserve reductions. No explicit assumption was used for 2007 or 2008.
      Revised Projections. Following the end of the first quarter of 2006, senior management reviewed the Initial Management Projections in light of the most recent operating results available to management. Senior management revised the Initial Management Projections based on an analysis of “low case” and “high case” growth assumptions and an analysis prepared by the presidents of each of its hospital operating groups. The revisions reflected, among other considerations, that the trends with respect to patient volumes and the provision for bad debt were less favorable for the first quarter of 2006 than those assumed in the Initial Management Projections. These negative trends were partially offset by an assumed $74 million increase in the 2006 estimated gains on sales of investments by the Company’s insurance subsidiary. Based on this information and analysis, revised projections (the “Revised Management Projections”) were prepared and presented by management to Merrill Lynch in late April 2006, the

Investor Group at a meeting on April 24, 2006, and to the board of directors at its meeting on May 25, 2006. A summary of the Revised Management Projections is set forth below:

	Revised Management Projections

	2006	2007	2008	2009

	(In millions)
Revenues	$25,554	$27,299	$29,231	$31,261
EBITDA	4,399	4,471	4,666	4,876
      Final Projections. Following the May 25, 2006 meeting of the board of directors, senior management continued to refine its projections based on the latest operating results available to management for the second quarter of 2006 and to reflect for 2006 an additional $15 million increase in the estimated gains on sales of investments by the Company’s insurance subsidiary and an additional $60 million reduction in the malpractice reserve as compared to the Revised Management Projections. Management also provided its projections for 2010 and 2011. The Company provided these projections (the “Final Management Projections”), a summary of which is set forth below, to the special committee, Credit Suisse, Morgan Stanley and Parent:

	Final Management Projections

	2006	2007	2008	2009	2010	2011

	(In millions)
Revenues	$25,403	$27,071	$28,995	$31,027	$33,215	$35,602
EBITDA	4,327	4,330	4,517	4,716	4,965	5,223
      The material assumptions made by the Company in developing the Final Management Projections are as follows:

	2006	2007	2008	2009	2010	2011

	(Dollars in millions)
Equivalent admissions growth(1)(2)	0.6%	1.3%	1.4%	1.2%	1.4%	1.4%
Revenue per equivalent admission growth(1)	5.5%	5.6%	5.6%	5.8%	5.7%	5.8%
Salaries and benefits(3)	41.1%	41.0%	40.7%	40.3%	39.9%	39.4%
Supplies(3)	16.9%	17.2%	17.5%	17.8%	18.1%	18.4%
Provision for doubtful accounts(3)	10.4%	10.9%	11.4%	12.0%	12.6%	13.4%
Investment gains(4)	$139	$50	$50	$50	$50	$50
Share-based compensation costs(5)	$105	$140	$175	$210	$210	$210
Reduction of malpractice reserve(6)	$135	$25	$25	$25	$25	$25
Capital expenditures	$1,779	$1,800	$1,500	$1,500	$1,500	$1,500

(1)	Expressed as a percentage change over the prior year. Equivalent admissions growth is presented on a same facility basis.

(2)	Equivalent admissions are used by management and certain investors as a general measure of combined inpatient and outpatient volume. Equivalent admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The equivalent admissions computation “equates” outpatient revenue to the volume measure (admission) used to measure inpatient volume, resulting in a general measure of combined inpatient and outpatient volume.

(3)	Expressed as a percentage of projected revenues.

(4)	Represents estimated gains on sales of investments by the Company’s insurance subsidiary.

(5)	Represents the estimated noncash share-based compensation costs related to stock options, restricted stock and stock purchase plans.

(6)	A substantial portion of the Company’s professional liability risks are insured through a wholly-owned insurance subsidiary. The assumption represents the estimated malpractice reserve reductions.
      In connection with its review of the strategic alternatives available to the Company, the board of directors authorized management to retain McKinsey on behalf of the Company to analyze management’s projections in light of McKinsey’s previous work for the Company and its expertise in the health care industry generally. McKinsey assessed five fundamental drivers of overall profitability for the Company — net revenue per adjusted admission, volume, provision for bad debt, labor cost and supplier cost — based on a combination of historical company data, management projections, and external market data to develop a perspective on future company performance. Such assessment resulted in a base case forecast of annual EBITDA growth of 1.4% over the next three years, or 160 basis points below management’s projection of 3.0% EBITDA growth, both starting with a management EBITDA projection for 2006 of $4,312 million (which excludes an estimated $15 million included in the Final Management Projections attributed to the operations of the four hospitals sold to LifePoint Hospitals, Inc. on July 1, 2006). This difference resulted in forecasted EBITDA for 2009 of $4,498 million, or approximately $220 million lower than management’s projection of EBITDA for 2009. Of the $220 million difference, (i) $187 million was due to a lower projected incremental collections improvement on bad debt accounts than that projected by management, (ii) $71 million was due to lower projected growth in the net revenue per adjusted admission for commercial payors and Medicare, and (iii) $39 million was due to lower assumptions with respect to volume growth, such amounts offset by $79 million representing lower assumptions with respect to increases in labor costs. McKinsey noted, however, that EBITDA in each individual year could be as much as $150 to $200 million higher or lower than forecasted (at 1.4% annual growth) due to factors such as (i) a mild or severe flu season affecting volume, (ii) the Company’s ability to negotiate better than expected prices from insurers, affecting revenues, or additional state reimbursement for uninsured patients, affecting reserves for doubtful accounts, and (iii) the success of the Company’s on-going initiative to reduce supply costs, which factors do not necessarily recur from year to year.
      The materials presented by McKinsey to the special committee and the board of directors at their meetings on July 17, 2006 and July 23, 2006, respectively, are attached as exhibits to the Schedule 13E-3 filed with the SEC in connection with the merger, and the foregoing description is qualified in its entirety by reference to the full text of such materials, which are incorporated herein by reference. McKinsey prepared such materials to assist the Company, the special committee and the board of directors and not with the view toward public disclosure or toward complying with U.S. generally accepted accounting principles, the published guidelines of the SEC regarding projections or guidelines established by the American Institute of Certified Public accountants for preparation of prospective financial information. McKinsey assumed and relied, without independent verification, upon the accuracy and completeness of the information provided by the Company or obtained through public sources for the purposes of its analysis. With respect to management’s financial forecasts for the Company which McKinsey reviewed, McKinsey assumed that they were reasonably prepared on bases reflecting management’s best currently available estimates and judgments of the future financial performance of the Company. McKinsey was not asked to conduct, and did not conduct, any valuation or appraisal of the Company, or its assets or liabilities, and the materials provided by McKinsey to the special committee and the board of directors do not constitute any such valuation or appraisal of the Company, or a recommendation or support for a fair or appropriate price for the shares of the Company held by its unaffiliated shareholders, or a recommendation as to how such shareholders should vote with respect to the merger.
      A management consulting fee of $1.7 million is payable to McKinsey in connection with its work to date. The Company also agreed to reimburse McKinsey for its expenses and to indemnify McKinsey against certain liabilities and expenses relating to or arising out of its engagement. The Company chose to retain McKinsey based on McKinsey’s reputation and expertise in the field of management consulting generally and its experience in consulting for companies in the healthcare industry. During the past two years McKinsey has performed, and may in the future perform, other consulting services for the Company.

Market Price and Dividend Data
      HCA Common Stock is listed for trading on the NYSE under the symbol “HCA.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on the NYSE composite tape and dividends declared for HCA Common Stock.

			Cash
			Dividend
	High	Low	Declared

FISCAL YEAR ENDED DECEMBER 31, 2004
First Quarter	$46.60	$38.98	$0.13
Second Quarter	$43.24	$38.00	$0.13
Third Quarter	$42.30	$36.44	$0.13
Fourth Quarter	$41.64	$34.70	$0.13
FISCAL YEAR ENDED DECEMBER 31, 2005
First Quarter	$54.10	$38.97	$0.15
Second Quarter	$58.60	$52.14	$0.15
Third Quarter	$57.17	$45.59	$0.15
Fourth Quarter	$52.74	$45.30	$0.15
FISCAL YEAR ENDED DECEMBER 31, 2006
First Quarter	$51.92	$45.56	$0.17
Second Quarter	$46.50	$41.80	$0.17
Third Quarter (through August 7, 2006)	$50.25	$42.46	$0.17
      The closing sale price of HCA Common Stock on the NYSE on July 18, 2006, the last trading day prior to press reports of rumors regarding a potential acquisition of HCA, was $43.29 per share. The $51.00 per share to be paid for each share of HCA Common Stock in the merger represents a premium of 18% to the closing price on July 18, 2006, a premium of 17% to the average closing price for the 30 trading days ended July 18, 2006, a premium of 15% to the average closing price for the 90 trading days ended July 18, 2006, and a premium of 21% to the 52-week low closing price for the 12-month period ended July 18, 2006. On                     2006, the most recent practicable date before this proxy statement was printed, the closing price for the HCA Common Stock on the NYSE was $           per share. You are encouraged to obtain current market quotations for HCA Common Stock in connection with voting your shares.
      In January 2006, our board of directors approved an increase in our quarterly dividend from $0.15 per share to $0.17 per share. The board of directors declared the initial $0.17 per share dividend that was paid on June 1, 2006 to shareholders of record at May 1, 2006, and has declared another dividend of $0.17 per share dividend payable on September 1, 2006 to shareholders of record at August 1, 2006. The declaration and payment of future dividends will depend upon many factors, including earnings, financial position, business needs, capital and surplus and regulatory considerations. We are also limited in our ability to declare and pay dividends by the merger agreement which provides that our regular fourth quarter dividend may not be declared with a record date prior to December 1, 2006 and in no event paid if the effective time of the merger occurs on or prior to the record date.
Security Ownership of Certain Beneficial Owners and Management
      The following table sets forth information regarding the beneficial ownership of our HCA Common Stock as of July 31, 2006 (unless otherwise noted), for:

•	each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each of our current directors and executive officers; and

•	all of our directors and executive officers as a group.
      The percentages of shares outstanding provided in the tables are based on 388,547,671 voting shares outstanding as of July 31, 2006. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon the exercise of options that are exercisable within 60 days of July 31, 2006 are considered outstanding for the purpose of calculating the percentage of outstanding shares of HCA Common Stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of each of our directors, executive officers and the HCA Benefit Plans listed below is c/o HCA Inc., One Park Plaza, Nashville, Tennessee 37203.

			No. of Option
Name of Beneficial Owner	Number of Shares		Shares(1)	Percent

Barclays Global Investors, Ltd.	40,379,441	(2)	—	10.4
Dodge & Cox	38,875,471	(3)	—	10.0
C. Michael Armstrong	12,163		8,453	*
Magdalena H. Averhoff, M.D	9,607		29,129	*
Jack O. Bovender, Jr.	309,748	(4)	1,825,784	*
Richard M. Bracken	172,334	(5)	917,960	*
Martin Feldstein	10,709		15,902	*
Thomas F. Frist, Jr., M.D	16,869,016	(6)	22,612	4.4
Frederick W. Gluck	22,647		48,415	*
Glenda A. Hatchett	15,755		29,328	*
Samuel N. Hazen	101,964	(7)	546,190	*
Charles O. Holliday, Jr.	8,791		21,650	*
R. Milton Johnson	77,439	(8)	384,288	*
T. Michael Long	16,282		33,415	*
John H. McArthur	10,094		14,975	*
Kent C. Nelson	14,504		48,415	*
Frank S. Royal, M.D	100,817		33,415	*
Harold T. Shapiro	13,677		35,712	*
Robert A. Waterman	95,749	(9)	330,273	*
HCA Benefit Plans	16,515,137	(10)	—	4.3
All directors and executive officers as a group (34 persons)	18,916,986	(11)	7,659,225	6.7

*	Less than one percent.

(1)	Includes shares issuable upon exercise of options within 60 days of July 31, 2006.

(2)	Information based on a Schedule 13G filed jointly by Barclays Global Investors, NA, a bank; Barclays Global Fund Advisors, an investment advisor; Barclays Global Investors, Ltd., a bank; Barclays Global Investors Japan Trust and Banking Company Limited, a bank; and Barclays Global Investors Japan Limited, an investment advisor (collectively, the “Barclays Investors”), with the SEC on July 10, 2006. Together, the Barclays Investors report sole voting power as to 35,380,740 shares of HCA Common Stock and sole dispositive power as to 40,379,441 shares of HCA Common Stock. Both Barclays Global Investors, NA and Barclays Global Fund Advisors

report their address as 45 Fremont Street, San Francisco, California 94105; Barclays Global Investors, Ltd. reports its address as Murray House, 1 Royal Mint Court, London, EC3N 4HH; and both Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited report their address as Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012 Japan.

(3)	Information based on a Schedule 13G filed by Dodge & Cox with the SEC on April 10, 2006. Dodge & Cox is an investment advisor registered under section 203 of the Investment Advisers Act of 1940 and reports sole voting power as to 36,399,371 shares of HCA Common Stock, shared voting power as to 405,100 shares of HCA Common Stock and sole dispositive power as to 38,875,471 shares of HCA Common Stock. Dodge & Cox reports its address as 555 California Street, 40th Floor, San Francisco, California 94104.

(4)	Includes 111 shares beneficially owned in employee plans.

(5)	Includes 6,812 shares beneficially owned in employee plans.

(6)	Includes 20,767 shares beneficially owned in employee plans. Also includes 5,558,602 shares with respect to which Dr. Frist has sole voting and investment power and 11,244,129 shares with respect to which Dr. Frist has shared voting and investment power. Also includes 45,498 shares as to which Dr. Frist may be deemed the beneficial owner which are owned of record by Dr. Frist’s wife. Does not include approximately 6.9 million shares held by Dr. Frist’s adult children and certain entities related to the Frist family, which shares may be deemed to be beneficially owned by the Frist family as a group within the meaning of Section 13(d) under the Exchange Act as a result of the transactions contemplated by the merger agreement and the interim investors agreement.

(7)	Includes 1,943 shares beneficially owned in employee plans.

(8)	Includes 1,662 shares beneficially owned in employee plans.

(9)	Includes 111 shares beneficially owned in employee plans.

(10)	As of July 31, 2006, represents shares beneficially owned by employees and former employees participating in the HCA 401(k) Plan.

(11)	Includes 71,489 shares beneficially owned in employee plans.
Prior Stock Purchases
      In October 2004, we announced the authorization of a modified “Dutch” auction tender offer to purchase up to $2.5 billion of HCA Common Stock. In November 2004, we closed the tender offer and repurchased 62 million shares of HCA Common Stock for an aggregate price of $2.466 billion ($39.75 per share). The shares repurchased represented approximately 13% of our outstanding shares at the time of the tender offer. We also repurchased 0.9 million shares of HCA Common Stock for $35 million through open market purchases which completed the $2.501 billion share repurchase authorization.
      On October 14, 2005, we commenced a modified “Dutch” auction tender offer to purchase up to $2.5 billion of HCA Common Stock. In November 2005, we closed the tender offer and repurchased 28.7 million shares of HCA Common Stock for an aggregate price of $1.437 billion ($50.00 per share). The shares repurchased represented approximately 6% of our outstanding shares at the time of the tender offer. We also repurchased 8.0 million shares of HCA Common Stock for $412 million through open market purchases during the fourth quarter of 2005. During the first six months of 2006, we repurchased 13.0 million shares of HCA Common Stock for $651 million, through open market purchases, which completed our authorization.

      The following tables set forth information regarding acquisitions of HCA Common Stock by the Management Investors and Dr. Frist, showing the number of shares of HCA Common Stock purchased by each, the range of prices paid for those shares and the average price paid per quarter for the past two years. The acquisitions were pursuant to option exercises or other purchases under the Company’s equity and/or stock purchase plans.

	Quarter Ended

	9/30/04			12/31/04

			Number of			Number of
	Range of Price($)	Average Price($)	Shares	Range of Price($)	Average Price($)	Shares

Jack O. Bovender, Jr.	31.24	31.24	2,420	—	—	—
Richard M. Bracken	31.24-38.49	31.24	3,963	25.44-39.90	25.44	22,792

Thomas F. Frist, Jr., M.D.	38.49	38.49	10	39.90	39.90	9

	Quarter Ended

	3/31/05			6/30/05

			Number of			Number of
	Range of Price($)	Average Price($)	Shares	Range of Price($)	Average Price($)	Shares

Jack O. Bovender, Jr.	26.80-29.08	26.81	502,601	—	—	—
Richard M. Bracken	29.08-54.16	29.09	4,257	26.80-54.16	29.09	327,629

Thomas F. Frist, Jr., M.D.	48.94	48.94	8	54.16	54.16	8

	Quarter Ended

	9/30/05			12/31/05

			Number of			Number of
	Range of Price ($)	Average Price ($)	Shares	Range of Price ($)	Average Price ($)	Shares

Jack O. Bovender, Jr.	38.14	38.14	2,040	—	—	—
Richard M. Bracken	38.14-49.55	38.16	2,676	52.13	52.13	4

Thomas F. Frist, Jr., M.D.	49.55	49.55	9	52.13	52.13	9

	Quarter Ended

	3/31/06			6/30/06

			Number of			Number of
	Range of Price ($)	Average Price ($)	Shares	Range of Price ($)	Average Price ($)	Shares

Jack O. Bovender, Jr.	37.41	37.41	2,092	—	—	—
Richard M. Bracken	37.41-47.90	37.43	2,744	37.78-45.10	37.84	567

Thomas F. Frist, Jr., M.D.	47.90	47.90	9	45.10	45.10	11

	Quarter Ended(1)

	9/30/06

			Number of
	Range of Price ($)	Average Price ($)	Shares

Jack O. Bovender, Jr.	34.02	34.02	2,367
Richard M. Bracken	34.02	34.02	3,100

Thomas F. Frist, Jr., M.D.	—	—	—

(1)	Through July 31, 2006.

Independent Registered Public Accounting Firm
      The consolidated financial statements of the Company and Company management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2005, incorporated by reference in this proxy statement, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their reports appearing in such Annual Report on Form 10-K.
ADJOURNMENT OF THE SPECIAL MEETING
(PROPOSAL NO. 2)
      HCA may ask its shareholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes to adopt the merger agreement. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our shareholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of HCA Common Stock present or represented by proxy and entitled to vote on the matter.
      The board of directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.
OTHER MATTERS
Other Matters for Action at the Special Meeting
      As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.
Future Shareholder Proposals
      If the merger is consummated, we will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the merger is not completed, we expect to hold a 2007 annual meeting of shareholders. Any shareholder proposals to be considered timely for inclusion in next year’s proxy statement must be submitted in writing to John M. Franck II, Vice President and Corporate Secretary, HCA Inc., One Park Plaza, Nashville, Tennessee 37203, and must be received prior to the close of business on December 14, 2006. Such proposals must also comply with the SEC’s rules concerning the inclusion of shareholder proposals in company-sponsored proxy materials as set forth in Rule 14a-8 promulgated under the Exchange Act and our bylaws. For other shareholder proposals (outside of Rule 14a-8), the Company’s certificate of incorporation contains an advance notice provision which requires that a shareholder’s notice of a proposal to be brought before an annual meeting must be “timely.” In order to be timely, the notice must be addressed to our Corporate Secretary and delivered or mailed and received at our principal executive offices not less than 60 days, nor more than 90 days, before the scheduled date of the meeting (or, if less than 70 days notice or prior public disclosure of the date of the meeting is given, the tenth day following the earlier of the day the notice was mailed or the day the public disclosure was made).
Householding of Special Meeting Materials
      Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to the Office of Investor Relations at One Park Plaza, Nashville, Tennessee 37203, (615) 344-9551, we will provide a separate copy of the annual reports and proxy statements. In addition, security holders sharing an address can request delivery of a single copy of annual reports or proxy statements if you are receiving multiple copies upon written or oral request to the Office of Investor Relations at the address and telephone number stated above.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents HCA files with the SEC by going to the “Investors Relations” Section of our website at www.hcahealthcare.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.
      Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference,” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

HCA Filings:	Periods

Annual Report on Form 10-K	Year ended December 31, 2005
Proxy Statement on Form 14A	Filed April 13, 2006
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2006 and June 30, 2006
Current Reports on Form 8-K	Filed January 13, 2006, February 1, 2006, February 7, 2006, February 8, 2006, April 17, 2006, April 25, 2006, June 1, 2006 and July 25, 2006
      Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.
      You may request a copy of the documents incorporated by reference into this proxy statement, excluding certain exhibits, by writing to or telephoning us. Requests for documents should be directed to the Office of Investor Relations, HCA Inc., One Park Plaza, Nashville, Tennessee 37203; (615)344-9551. If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.
      THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED                     , 2006. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
HCA INC.,
HERCULES HOLDING II, LLC
AND
HERCULES ACQUISITION CORPORATION
JULY 24, 2006

i

ii

iii

AGREEMENT AND PLAN OF MERGER
      This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 24th day of July, 2006 by and among HCA Inc., a Delaware corporation (the “Company”), Hercules Holding II, LLC, a Delaware limited liability company (“Parent”) and Hercules Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”).
RECITALS
      WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.
      WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company.
      WHEREAS, the Boards of Directors of Parent and Merger Sub have unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.
      WHEREAS, certain existing stockholders of the Company desire to contribute Shares to Parent immediately prior to the Effective Time in exchange for shares of capital stock of Parent.
      WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.
AGREEMENT
      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
      Section 1.1.     Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 7.4(f)(i).

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Business Day” means any day other than the days on which banks in New York, New York are not required or authorized to close.

“Certificate” has the meaning set forth in Section 3.1(c).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“CIA” has the meaning set forth in Section 4.14(b).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.1(a).

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” has the meaning set forth in Section 7.4(f)(ii).

“Company Benefit Plans” has the meaning set forth in Section 4.13(a).

“Company Disclosure Letter” has the meaning set forth in the preamble to Article IV.

“Company Employees” means any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its Subsidiaries.

“Company Joint Venture” means the Persons or other joint venture arrangements set forth in Section 4.6(b) of the Company Disclosure Letter.

“Company Options” means outstanding options to acquire Shares from the Company granted under the Company Stock Plans.

“Company Proxy Statement” has the meaning set forth in Section 4.9.

“Company SEC Reports” has the meaning set forth in Section 4.7(a).

“Company Securities” has the meaning set forth in Section 4.5(b).

“Company Stockholder Meeting” has the meaning set forth in Section 7.1(a).

“Company Stock Plans” means the Company’s 2005 Equity Incentive Plan, the Columbia/ HCA Healthcare Corporation Outside Directors Stock and Incentive Compensation Plan, as amended, the Amended and Restated Columbia/ HCA Healthcare Corporation 1992 Stock and Incentive Plan, the Colombia/ HCA Healthcare Corporation 2000 Equity Incentive Plan, the HCA-Hospital Corporation of America Nonqualified Initial Option Plan and the Value Health, Inc. 1991 Stock Plan, as amended.

“Compensation” has the meaning set forth in Section 7.9(a).

“Confidentiality Agreements” means the Confidentiality Agreement with each of (i) Bain Capital Partners, LLC, dated April 22, 2006, as supplemented by the addendum dated May 26, 2006, (ii) Kohlberg Kravis Roberts & Co. L.P., dated April 22, 2006, as supplemented by the addendum dated May 26, 2006 and (iii) Merrill Lynch Global Partners, Inc., dated April 23, 2006, as supplemented by the addendum dated May 26, 2006.

“Contract” has the meaning set forth in Section 4.4.

“Current Employee” has the meaning set forth in Section 7.9(a).

“Current Policy” has the meaning set forth in Section 7.5(b).

“Damages” has the meaning set forth in Section 7.5(a).

“Debt Financing” has the meaning set forth in Section 5.7.

“Debt Financing Commitments” has the meaning set forth in Section 5.7.

“Debt Tender Offers” has the meaning set forth in Section 7.11.

“DGCL” has the meaning set forth in Section 2.1.

2

“Dissenting Shares” has the meaning set forth in Section 3.1(d).

“DOJ” has the meaning set forth in Section 7.2(b).

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Benefit Plan” has the meaning set forth in Section 3(3) of ERISA.

“End Date” has the meaning set forth in Section 9.1(b)(i).

“Equity Financing” has the meaning set forth in Section 5.7.

“Equity Financing Commitments” has the meaning set forth in Section 5.7.

“Equity Rollover Commitment” has the meaning set forth in Section 5.8.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Party” has the meaning set forth in Section 7.4(b).

“Financing” has the meaning set forth in Section 5.7.

“Financing Commitments” has the meaning set forth in Section 5.7.

“Foundation Options” means outstanding options to purchase Shares from the Company granted pursuant to Stock Pledge Agreements, dated as of October 9, 1997 and February 25, 1999, between Columbia/ HCA Healthcare Inc. and Columbia/ HCA Healthcare Foundation, Inc.

“FTC” has the meaning set forth in Section 7.2(b).

“GAAP” means United States generally accepted accounting principles.

“Go Shop Termination Fee” means $300,000,000.

“Governmental Authority” means any nation or government or any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal.

“Guarantees” has the meaning set forth in Section 5.9.

“Guarantors” has the meaning set forth in Section 5.9.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HTI Warrant” means the warrant to purchase 16,910 Shares for an exercise price of $2.29 per Share exercisable until September 17, 2007.

“Indenture” means the Indenture, dated as of December 15, 1993, by and between Columbia Healthcare Corporation and The First National Bank of Chicago, as supplemented by (i) the First Supplemental Indenture dated as of May 25, 2000, by and between HCA — The Healthcare Company (successor-in-interest to Columbia Healthcare Corporation) and Bank One Trust Company, N.A. (successor-in-interest to The First National Bank of Chicago), (ii) the Second Supplemental Indenture, dated as of July 1, 2001, by and between HCA Inc. (successor-in-interest to HCA — The Healthcare Company) and Bank One Trust Company, N.A. and (iii) the Third Supplemental Indenture, dated as of December 5, 2001, by and between HCA Inc. and The Bank of New York (successor trustee to Bank One Trust Company, N.A).

“Insurance Amount” has the meaning set forth in Section 7.5(b).

“Intercompany Debt” means any loan, advance or other obligation solely among the Company and/or any of its wholly-owned Subsidiaries.

3

“Knowledge” means the actual knowledge of the Persons set forth in Section 1.1 of the Company Disclosure Letter.

“Law” means applicable, statutes, common laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law or bylaws, in each case, of a Governmental Authority.

“Liens” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Marketing Period” has the meaning set forth in Section 7.10(b).

“Material Adverse Effect on the Company” means any event, state of facts, circumstance, development, change, effect or occurrence (an “Effect”) that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than (i) any Effect resulting from (A) changes in general economic or political conditions or the securities, credit or financial markets in general, (B) general changes or developments in the industries in which the Company and its Subsidiaries operate, including general changes in law or regulation across such industries, (C) the announcement of this Agreement or the pendency or consummation of the Merger, including any labor union activities related thereto, (D) the identity of Parent or any of its Affiliates as the acquiror of the Company, (E) compliance with the terms of, or the taking of any action required by, this Agreement or consented to by Parent, (F) any acts of terrorism or war (other than any of the foregoing that causes any damage or destruction to or renders unusable any facility or property of the Company or any of its Subsidiaries), (G) changes in generally accepted accounting principles or the interpretation thereof, or (H) any weather related event, except, in the case of the foregoing clauses (A) and (B), to the extent such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other for profit participants in the industries and in the geographic markets in which the Company conducts its businesses after taking into account the size of the Company relative to such other for profit participants, or (ii) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure shall be considered in determining whether there is a Material Adverse Effect on the Company).

“Material Subsidiaries” means the Subsidiaries of the Company set forth in Section 4.1 of the Company Disclosure Letter.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(c).

“Merger Shares” has the meaning set forth in Section 3.1(c).

“Merger Sub” has the meaning set forth in the Preamble.

“New Financing Commitments” has the meaning set forth in Section 5.7.

“Notice Period” has the meaning set forth in Section 7.4(d)(ii).

“Nonvoting Common Stock” has the meaning set forth in Section 3.1(a).

“No-Shop Period Start Date” has the meaning set forth in Section 7.4(a).

“OIG” has the meaning set forth in Section 4.14(b).

“Other Antitrust Laws” means any Law, other than the HSR Act, enacted by any Governmental Authority relating to antitrust matters or regulating competition.

“Parent” has the meaning set forth in the Preamble.

“Parent Expenses” has the meaning set forth in Section 9.2(c).

4

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permits” means any licenses, franchises, permits, certificates, consents, approvals or other similar authorizations of, from or by a Governmental Authority possessed by or granted to or necessary for the ownership of the material assets or conduct of the business of, the Company or its Subsidiaries.

“Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; or (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Liens imposed by applicable Law; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in any Company SEC Report filed prior to the date of this Agreement; and (x) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on the Company or the ability of Parent to obtain the Debt Financing.

“Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

“Preferred Stock” has the meaning set forth in Section 4.5(a).

“Proceeding” has the meaning set forth in Section 4.11.

“Recommendation” has the meaning set forth in Section 7.1(a).

“Recommendation Withdrawal” has the meaning set forth in Section 7.1(a).

“Representatives” has the meaning set forth in Section 7.4(a).

“Required Financial Information” has the meaning set forth in Section 7.10(a).

“Requisite Stockholder Vote” has the meaning set forth in Section 4.2(a).

“Restricted Share” has the meaning set forth in Section 3.3(b).

“RSU” has the meaning set forth in Section 3.3(c).

“Schedule 13E-3” has the meaning set forth in Section 4.9.

“SERP” has the meaning set forth in Section 7.9(c).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” has the meaning set forth in Section 3.1(a).

“Short-Dated Notes” has the meaning set forth in Section 7.11.

5

“Special Committee” means a committee of the Company’s Board of Directors, the members of which are not affiliated with Parent or Merger Sub and are not members of the Company’s management, formed for the purpose of, among other things, evaluating, and making a recommendation to the full Board of Directors of the Company with respect to, this Agreement and the Merger.

“Stock Purchase” has the meaning set forth in Section 3.3(d).

“Subsidiary”, with respect to any Person, means any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, more than 50% of the equity interests of the second Person). With respect to the Company, Subsidiary shall not include any Company Joint Venture.

“Superior Proposal” has the meaning set forth in Section 7.4(f)(iii).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Plan” has the meaning set forth in Section 7.9(b).

“Takeover Statute” has the meaning set forth in Section 4.18.

“Tax” means (i) all federal, state, local, foreign and other taxes (including withholding taxes), customs, duties, imposts and other similar governmental charges of any kind or nature whatsoever, together with any interest and any penalties, additions or additional amounts with respect thereto, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Termination Fee” means $500,000,000, except (i) in the event that this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii) in order to enter into a definitive agreement with respect to a Company Acquisition Proposal with an Excluded Party, or (ii) in the event that this Agreement is terminated by Parent or Merger Sub pursuant to Section 9.1(d)(ii) in a circumstance in which the event giving rise to the right of termination is based on the submission to the Company of a Company Acquisition Proposal by an Excluded Party, in which cases the Termination Fee shall mean the Go Shop Termination Fee.
      Section 1.2.     Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, unless the context expressly provides otherwise. All references herein to Sections, paragraphs, subparagraphs, clauses, Exhibits or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Exhibits or Schedules to this Agreement, unless the context requires otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including the Company Disclosure Letter. Unless otherwise specified, the words “this Agreement”, “herein”, “hereof”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole (including the Schedules, Exhibits and the Company Disclosure Letter) and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time

6

amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
ARTICLE II
THE MERGER
      Section 2.1.     The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub will merge with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”).
      Section 2.2.     Closing. Unless otherwise mutually agreed in writing by the Company and Merger Sub, the closing of the Merger (the “Closing”) will take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, at 10:00 a.m. on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing but subject to the satisfaction or waiver of such conditions at the Closing); provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing but subject to the satisfaction or waiver of such conditions at the Closing), the Closing shall occur on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (a) a date during the Marketing Period to be specified by Merger Sub on no less than three Business Days’ notice to the Company, (b) the final day of the Marketing Period, and (c) the End Date. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.
      Section 2.3.     Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
      Section 2.4.     Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.
      Section 2.5.     Organizational Documents. At the Effective Time, (a) the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as the Certificate of Incorporation of Merger Sub read immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be HCA Inc. and the provision in the Certificate of Incorporation of Merger Sub naming its incorporator shall be omitted and (b) the bylaws of the Surviving Corporation shall be amended so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable law, except the references to Merger Sub’s name shall be replaced by references to HCA Inc.
      Section 2.6.     Directors and Officers of Surviving Corporation. The directors of Merger Sub and the officers of the Company (other than those who Merger Sub determines shall not remain as officers of the Surviving Corporation), in each case, as of the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have

7

been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of the Surviving Corporation.
ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
THE CONSTITUENT CORPORATIONS
      Section 3.1.     Conversion of Securities. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of the Shares:

(a) Each share of Common Stock, par value $.01 per share, of the Company (the “Common Stock”) and each share of Nonvoting Common Stock, par value $.01 per share, of the Company (the “Nonvoting Common Stock” and, together with the shares of Common Stock, the “Shares”) held by the Company as treasury stock or otherwise owned by Parent immediately prior to the Effective Time (including any Shares acquired by Parent immediately prior to the Effective Time pursuant to the Equity Rollover Commitment or other agreements with holders of Shares (including Restricted Shares)) shall be canceled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto. Each Share owned by any wholly-owned Subsidiary of Parent or any wholly-owned Subsidiary of the Company shall remain outstanding after the Effective Time.

(b) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(c) Each Share (including any Restricted Shares) issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled or to remain outstanding pursuant to Section 3.1(a) and Dissenting Shares), automatically shall be canceled and converted into the right to receive $51.00 in cash, without interest (the “Merger Consideration”), payable to the holder thereof upon surrender of the stock certificate formerly representing such Share (a “Certificate”) in the manner provided in Section 3.2. Such Shares, other than those canceled or that remain outstanding pursuant to Section 3.1(a) and Dissenting Shares, sometimes are referred to herein as the “Merger Shares.”

(d) Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 3.1(a)) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be convertible into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent (i) notice of any demands received by the Company for appraisals of Shares and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the

8

prior written consent of Parent, make any payment with respect to any demands for appraisal or settle any such demands.

(e) If between the date of this Agreement and the Effective Time the number of outstanding Shares is changed into a different number of shares or a different class (other than the conversion of any shares of Nonvoting Common Stock to shares of Common Stock), by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, other than pursuant to the Merger, the amount of Merger Consideration payable per Share shall be correspondingly adjusted.

(f) For the avoidance of doubt, the parties acknowledge and agree that the contribution of Shares (including Restricted Shares) to Parent pursuant to the Equity Rollover Commitment or other agreements with holders of Shares (including Restricted Shares) shall be deemed to occur immediately prior to the Effective Time and prior to any other above-described event.

      Section 3.2.     Payment of Cash for Merger Shares. (a) Prior to the Closing Date, the Company shall (i) designate a bank or trust company that is reasonably satisfactory to Parent (the “Paying Agent”) and (ii) enter into a paying agent agreement, in form and substance reasonably satisfactory to Parent, with such Paying Agent, to serve as the Paying Agent for the Merger Consideration and payments in respect of the Company Options and RSUs, unless another agent is designated as provided in Section 3.3(a). Immediately following the Effective Time, the Surviving Corporation will deposit, or Parent shall cause the Surviving Corporation to deposit, with the Paying Agent cash in the aggregate amount sufficient to pay the Merger Consideration in respect of all Merger Shares outstanding immediately prior to the Effective Time plus any cash necessary to pay for Company Options and RSUs outstanding immediately prior to the Effective Time pursuant to Section 3.3(a). Pending distribution of the cash deposited with the Paying Agent, such cash shall be held in trust for the benefit of the holders of Merger Shares, RSUs and Company Options outstanding immediately prior to the Effective Time and shall not be used for any other purposes; provided, however, that the Surviving Corporation may direct the Paying Agent to invest such cash in (i) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof, (ii) money market accounts, certificates of deposit, bank repurchase agreement or banker’s acceptances of, or demand deposits with, commercial banks having a combined capital and surplus of at least $1,000,000,000 (based on the most recent financial statements of such bank which are publicly available), or (iii) commercial paper obligations rated P-1 or A-1 or better by Standard & Poor’s Corporation or Moody’s Investor Services, Inc. Any profit or loss resulting from, or interest and other income produced by, such investments shall be for the account of the Surviving Corporation.

(b) As promptly as practicable after the Effective Time, the Surviving Corporation shall send, or cause the Paying Agent to send, to each record holder of Merger Shares entitled to receive the Merger Consideration a letter of transmittal and instructions for exchanging their Merger Shares for the Merger Consideration payable therefor. The letter of transmittal will be in customary form and will specify that delivery of Certificates (or effective affidavits of loss in lieu thereof) will be effected, and risk of loss and title will pass, only upon delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent. Upon surrender of Certificate or Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent together with a properly completed and duly executed letter of transmittal and any other documentation that the Paying Agent may reasonably require, the record holder thereof shall be entitled to receive the Merger Consideration payable in exchange therefor, less any amounts required to be withheld for Tax. Until so surrendered and exchanged, each such Certificate shall, after the Effective Time, be deemed to represent only the right to receive the Merger Consideration, and until such surrender and exchange, no cash shall be paid to the holder of such outstanding Certificate in respect thereof.

(c) If payment is to be made to a Person other than the registered holder of the Merger Shares formerly represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment

9

shall pay to the Paying Agent any applicable stock transfer taxes required as a result of such payment to a Person other than the registered holder of such Merger Shares or establish to the reasonable satisfaction of the Paying Agent that such stock transfer taxes have been paid or are not payable.

(d) After the Effective Time, there shall be no further transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time other than to settle transfers of Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent, such shares shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

(d) If any cash deposited with the Paying Agent remains unclaimed twelve months after the Effective Time, such cash shall be returned to the Surviving Corporation upon demand, and any holder who has not surrendered such holder’s Certificates for the Merger Consideration prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, none of Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of Certificates for any amount paid to a public official pursuant to any applicable unclaimed property laws. Any amounts remaining unclaimed by holders of Certificates as of a date immediately prior to such time that such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation on such date, free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, including Dissenting Shares.

(g) From and after the Effective Time, the holders of Shares (other than Dissenting Shares) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, other than the right to receive the Merger Consideration as provided in this Agreement.

(h) In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, in addition to the posting by such holder of any bond in such reasonable amount as the Surviving Corporation or the Paying Agent may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the proper amount of the Merger Consideration in respect thereof entitled to be received pursuant to this Agreement.

(i) Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder and any amounts to be paid hereunder in respect of Company Options or RSUs any amounts required to be deducted and withheld under any applicable Tax Law. To the extent any amounts are so withheld, such withheld amounts shall be timely paid to the applicable Tax authority and shall be treated for all purposes as having been paid to the holder from whose Merger Consideration (or amounts payable hereunder with respect to Company Options or RSUs) the amounts were so deducted and withheld.

      Section 3.3.     Treatment of Options and Other Awards. (a) As of the Effective Time, except as otherwise agreed by Parent and a holder of Company Options with respect to such holder’s Company Options, each Company Option will be cancelled and extinguished, and the holder thereof will be entitled to receive an amount in cash equal to the excess (if any) of (A) the product of (i) the number of Shares subject to such Company Option and (ii) the Merger Consideration over (B) the aggregate exercise price of such Company Option, without interest and less any amounts required to be deducted and withheld under any applicable Law. All payments with respect to canceled Company Options shall be made by the Paying Agent (or such other agent reasonably acceptable to Parent as the Company shall designate prior to the Effective Time) as promptly as reasonably practicable after the Effective Time from funds

10

deposited by or at the direction of the Surviving Corporation to pay such amounts in accordance with Section 3.2(a).

(b) As of the Effective Time, except as otherwise agreed by Parent and a holder of Restricted Shares with respect to such holder’s Restricted Shares, each Share outstanding immediately prior to the Effective Time subject to vesting or other lapse restrictions pursuant to any Company Stock Plan or any applicable restricted stock award agreement (each a “Restricted Share”) which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of the Effective Time and shall, as of the Effective Time, be canceled and converted into the right to receive the Merger Consideration in accordance with Section 3.1(c).

(c) The Company shall use reasonable best efforts to ensure that except as otherwise agreed by Parent and a holder of RSUs with respect to such holder’s RSUs, (i) immediately prior to the Effective Time, each award of a right under any Company Stock Plan entitling the holder thereof to Restricted Shares, shares of Common Stock or cash equal to or based on the value of Common Stock (collectively, “RSUs”) which, in each case, is outstanding as of the Effective Time, shall vest and become free of any lapse restriction (without regard to whether the RSUs are then vested or the applicable restrictions have lapsed) and, as of the Effective Time be canceled, and (ii) at the Effective Time, the holder thereof shall be entitled to receive an amount in cash equal to the (1) product of (A) the number of shares previously subject to such RSU and (B) the Merger Consideration, and the (2) the value of any deemed dividend equivalents accrued but unpaid with respect to such RSUs, less any amounts required to be withheld under any applicable Law. All payments with respect to canceled RSUs shall be made by the Paying Agent (or such other agent reasonably acceptable to Parent as the Company shall designate prior to the Effective Time) as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of the Surviving Corporation to pay such amounts in accordance with Section 3.2(a).

(d) At the Effective Time, except as otherwise agreed by Parent and a participant, all amounts withheld by the Company on behalf of the participants in the HCA Employee Stock Purchase Plan and the HCA Inc. Amended and Restated Management Stock Purchase Plan (the “Stock Purchase Plans”, and such participants, the “Participants”)) from the beginning of the applicable existing salary deferral periods through the Effective Time will be deemed to have been used to purchase Common Stock pursuant to the terms of the Stock Purchase Plans, using the Effective Time as the last date of the applicable offering period under the Stock Purchase Plans (the “Deemed Purchase”) and each such share of Common Stock will be deemed to have been cancelled and converted into the right to receive the Merger Consideration, such that, as of the Effective Time, on a net basis, each Participant shall be entitled to receive, without interest and less any amounts required to be deducted and withheld under any applicable Law, (i) refund by the Company of all deferrals made to the Stock Purchase Plans by the Participant during the applicable existing salary deferral periods and (ii) an amount in cash equal to the excess (if any) of (A) the product of (1) the number of Shares that the Participant is deemed to have acquired pursuant to the terms of the applicable Stock Purchase Plan pursuant to the applicable Deemed Purchase and (2) the Merger Consideration, over (B) the aggregate amount of the Participant’s purchase price deemed to have been paid in the Deemed Purchase (such cash amount described in (ii) being the “Net SPP Payment”). All Net SPP Payments shall be paid by the Paying Agent (or such other agent reasonably acceptable to Parent as the Company shall designate prior to the Effective Time) as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of the Surviving Corporation to pay such amounts in accordance with Section 3.2(a). However, in connection with the foregoing, if and to the extent permitted by the applicable Stock Purchase Plan, on or after the date of this Agreement, in no event (i) shall any person who is not currently participating in any Stock Purchase Plan be permitted to begin participating in any Stock Purchase Plan, and (ii) shall any person who is currently participating in any Stock Purchase Plan be permitted to increase the amount of salary that may otherwise be deferred and deemed used to purchase shares of Common Stock under any Stock Purchase Plan from that level of salary deferral amount in effect as of the date of this Agreement;

11

and provided, further, that in no event may any new salary deferral period commence after the date hereof and prior to the Effective Time.

(e) Prior to the Effective Time, the Company will adopt such resolutions and will take such other actions as may be reasonably required to effectuate the actions contemplated by this Section 3.3, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent and Merger Sub by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”) or as may be disclosed in reasonable detail in the Company SEC Reports filed prior to the date of this Agreement, the Company hereby represents and warrants to Merger Sub that:
      Section 4.1.     Corporate Existence and Power. Each of the Company and each Material Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction (with respect to jurisdictions that recognize the concept of good standing), except in the case of the Material Subsidiaries, where the failure to be so organized, existing and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Company, each Material Subsidiary and, to the Knowledge of the Company, each Company Joint Venture has all corporate or similar powers and authority required to own, lease and operate its respective properties and to carry on its business as now conducted, except in the case of the Material Subsidiaries and the Company Joint Ventures, where the failure to have such power and authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Company and each Material Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any Material Subsidiary nor, to the Company’s knowledge, any Company Joint Venture, is in violation of its organizational or governing documents in any material respect.
      Section 4.2.     Corporate Authorization. (a) The Company has the corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock (the “Requisite Stockholder Vote”), to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company. Except for the adoption of this Agreement by the Requisite Stockholder Vote, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby. The Board of Directors of the Company has taken all actions necessary to ensure that the supermajority voting provisions of Article Fourteenth of the Company’s Restated Certificate of Incorporation are not applicable to the Merger or the adoption of the Merger Agreement by the stockholders of the Company. The Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, at a duly held meeting has (i) determined that it is in the best interests of the Company and its stockholders (other than holders of Shares that are Affiliates of Parent or holders of Shares being contributed to Parent in connection with the Merger), and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement

12

and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholder Meeting.

(b) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.
      Section 4.3.     Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing of the Certificate of Merger; (ii) compliance with the applicable requirements of the HSR Act; (iii) the applicable requirements of the Exchange Act including the filing of the Company Proxy Statement and the Schedule 13E-3; (iv) compliance with the rules and regulations of the New York Stock Exchange; (v) compliance with any applicable foreign or state securities or blue sky laws; (vi) the consents and/or notices listed in Section 4.3 of the Company Disclosure Letter; and (vii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or (B) reasonably be expected to prevent or materially delay the consummation of the Merger.
      Section 4.4.     Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of (A) the Company or (B) any of its Subsidiaries or, to the Company’s Knowledge, Company Joint Ventures; (ii) assuming compliance with the matters referenced in Section 4.3 and the receipt of the Requisite Stockholder Vote, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or Company Joint Ventures or any of their respective properties or assets; (iii) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or any of its Subsidiaries, or result in the creation of any Lien on any of the properties or assets of the Company or its Subsidiaries under any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets are bound, except in the case of clauses (i)(B), (ii) and (iii) above, which would not (A) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or (B) reasonably be expected to prevent or materially delay the consummation of the Merger.
      Section 4.5.     Capitalization. (a) The authorized share capital of the Company consists of 1,600,000,000 shares of Common Stock, 50,000,000 shares of Nonvoting Common Stock and 25,000,000 shares of Preferred Stock (the “Preferred Stock”). As of June 30, 2006, there were (i) (A) 388,237,497 shares of Common Stock issued and outstanding (including 6,158,958 Restricted Shares), (B) 21,000,000 shares of Nonvoting Common Stock issued and outstanding and (C) no shares of Preferred Stock issued and outstanding, (ii) Company Options to purchase an aggregate of 24,764,222 shares of Common Stock, with a weighted average exercise price of $39.08 per share, issued and outstanding, (iii) Foundation Options to purchase an aggregate of 3,104,006 shares of Common Stock, with a weighted average exercise price of $20.34 per share, issued and outstanding and (iv) 5,685,444 shares of Common Stock available for issuance under the Stock Purchase Plans. All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first

13

refusal or similar right. No Subsidiaries of the Company own any Shares or any other equity securities of the Company.

(b) Except as set forth in this Section 4.5, except with respect to the Stock Purchase Plans and except for the 21,000,000 shares of Common Stock which have been reserved for issuance upon the conversion of the shares of Nonvoting Common Stock, there have not been reserved for issuance, and there are no outstanding (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or its Subsidiaries, other than Company Options, Foundation Options and HTI Warrants; (iii) Company Options or other rights or options to acquire from the Company or its Subsidiaries, or obligations of the Company or its Subsidiaries to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company or such Subsidiary, as the case may be; or (iv) equity equivalent interests in the ownership or earnings of the Company or its Subsidiaries or other similar rights (the items in clauses (i) through (iv) collectively, “Company Securities”). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. There are no preemptive rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any Company Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or any of its Subsidiaries or preemptive rights with respect thereto.

(c) Other than the issuance of Shares upon exercise of Company Options, since June 30, 2006 to the date of this Agreement, the Company has not declared or paid any dividend or distribution in respect of any Company Securities, and neither the Company nor any of its Subsidiaries has issued, sold, repurchased, redeemed or otherwise acquired any Company Securities, and their respective Boards of Directors have not authorized any of the foregoing.

(d) Neither the Company nor any of its Subsidiaries has entered into any commitment, arrangement or agreement, or are otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any Company Joint Venture or any other Person, other than Intercompany Debt and any such commitment, arrangement or agreement in the ordinary course of business consistent with past practice.

(e) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote are outstanding.
      Section 4.6.     Company Subsidiaries and Joint Ventures. (a) Section 4.6(a) of the Company Disclosure Letter sets forth a list of all Unrestricted Subsidiaries (as such term is defined in the Indenture).

(b) Section 4.6(b) of the Company Disclosure Letter sets forth a list of all Company Joint Ventures. All equity interests of any Subsidiary of the Company and the Company Joint Ventures held by the Company or any other Subsidiary of the Company are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call, or right of first refusal or similar rights. All such equity interests are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests) other than Permitted Liens.
      Section 4.7.     Reports and Financial Statements. (a) The Company has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC pursuant to the Exchange Act or other applicable United States federal securities Laws since January 1, 2003 (all such forms, reports, statements, certificates and other documents filed since January 1, 2003, with any amendments thereto, collectively, the “Company

14

SEC Reports”), each of which, including any financial statements or schedules included therein, as finally amended prior to the date of this Agreement, has complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act as of the date filed with the SEC. None of the Company’s Subsidiaries is required to file periodic reports with the SEC. None of the Company SEC Reports contained, when filed with the SEC and, if amended, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes and schedules, where applicable) fairly presents (subject, in the case of the unaudited statements, to the absence of notes and normal year-end audit adjustments as permitted by the rules related to Quarterly Reports on Form 10-Q promulgated under the Exchange Act), in all material respects, the results of the consolidated operations and changes in stockholders’ equity and cash flows and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such consolidated financial statements (including the related notes and schedules, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes and schedules, where applicable) were prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by the rules related to Quarterly Reports on Form 10-Q promulgated under the Exchange Act.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the management of the Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
      Section 4.8.     Undisclosed Liabilities. Except (i) for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company (including the notes thereto) included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, (ii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2005, (iii) for liabilities that have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice, (iv) for liabilities incurred in connection with the transactions contemplated hereby, or (v) for liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).
      Section 4.9.     Disclosure Documents. The proxy statement (the “Company Proxy Statement”) and the Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) relating to the Merger and the other transactions contemplated hereby, to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company will not, at the time it is filed with the SEC, or, in the case of the Company Proxy Statement, at the time it is first mailed to the

15

stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Company Proxy Statement, the Schedule 13E-3 and all related SEC filings to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. No representation is made by the Company with respect to statements made in the Company Proxy Statement or the Schedule 13E-3 based on information supplied, or required to be supplied, by Parent, Merger Sub or any of their Affiliates specifically for inclusion or incorporation by reference therein.
      Section 4.10.     Absence of Certain Changes or Events. Since December 31, 2005, (i) no Effect has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (ii) to the date of this Agreement, the Company and its Subsidiaries, and, to the Company’s Knowledge, the Company Joint Ventures, have carried on their respective businesses in all material respects in the ordinary course of business.
      Section 4.11.     Litigation. Neither the Company, any of its Subsidiaries nor, to the Company’s Knowledge, any Company Joint Venture is a party to any, and there are no pending or, to the Company’s Knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations (a “Proceeding”) of any nature against the Company or any of its Subsidiaries or any Company Joint Ventures, except for any Proceeding which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company, any of its Subsidiaries, to the Knowledge of the Company, any Company Joint Venture nor any of their businesses or properties are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Authority specifically imposed upon the Company, any of its Subsidiaries, any Company Joint Venture or their respective properties or assets, except for any injunction, order, judgment, decree or regulatory restriction which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
      Section 4.12.     Taxes. The representations and warranties contained in Section 4.7(b), Section 4.12 and Section 4.13 are (i) the only representations and warranties being made by the Company with respect to Taxes related to the Company, any of its Subsidiaries, or any Company Joint Venture or this Agreement or its subject matter, and no other representation and warranty contained in any other section of this Agreement shall apply to any such Tax matters and no other representation or warranty, express or implied, is being made with respect thereto, and (ii) limited to the Company’s Knowledge to the extent such representations and warranties relate to any Company Joint Venture:

(a) All Tax Returns required to be filed by or with respect to the Company, any of its Subsidiaries, or any Company Joint Venture have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete, except for Tax Returns as to which the failure to so file or be true, complete and correct would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

(b) The Company, its Subsidiaries and the Company Joint Ventures have fully and timely paid all Taxes (whether or not shown to be due on the Tax Returns referred to in Section 4.12(a)), except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP and for Taxes as to which the failure to pay would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, and have made adequate provision in the applicable financial statements in accordance with GAAP for any material Tax that is not yet due and payable for all taxable periods, or portions thereof, ending on or before the date of this Agreement.

(c) No audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries

16

or any Company Joint Venture, except for such audits and proceedings that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

(d) There are no Tax sharing agreements (or similar agreements) under which the Company, any of its Subsidiaries or, to the Company’s Knowledge, any Company Joint Venture could be liable for the Tax liability of an entity that is neither the Company nor any or its Subsidiaries, nor, to the Company’s Knowledge, any Company Joint Venture, except for such agreements that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

(e) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(f) None of the Company or any of its Subsidiaries has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of the Company or relevant Subsidiary.

      Section 4.13.     ERISA. (a) With respect to each Employee Benefit Plan, including multiemployer plans within the meaning of ERISA Section 3(37) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, under which any Company Employee has any present or future right to benefits, maintained or contributed to by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any present or future liability (the “Company Benefit Plans”), individually and in the aggregate, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any liability that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company under ERISA, the Code or any other applicable Law and no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Benefit Plan which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Plan that would increase materially the annual expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. No Company Benefit Plan or Company Stock Plan exists that could (i) result in the payment to any Company Employee of any money or other property, (ii) accelerate or provide any other rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Company Employee, or (iii) limit or restrict the ability of the Company or its Subsidiaries to merge, amend or terminate any Company Benefit Plan, in each case, as a result of the execution of this Agreement or otherwise related in any way to the transactions contemplated by this Agreement; and no such payment would reasonably be expected to constitute a material parachute payment within the meaning of Code Section 280G.

(c) Schedule 4.13(c) of the Company Disclosure Letter sets forth a list of all material Company Benefit Plans. The Company has made available to Parent true and complete copies of all material Company Benefit Plans.

(d) All Company Options have been granted in accordance with the terms of the applicable Company Stock Plan and applicable Law (including, without limitation, Section 409A of the Code), with an exercise price at least equal to the fair market value of the underlying Common Stock on the

17

date of any such grant, except for such failures, if any, to be so granted which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

      Section 4.14.     Compliance With Laws. (a) The Company, each of its Subsidiaries and, to the Knowledge of the Company, each of the Company Joint Ventures is, and at all times since December 31, 2003 has been, in compliance with all Laws applicable to the Company, its Subsidiaries, the Company Joint Ventures and their respective businesses and activities, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The Company is, and at all times since December 14, 2000 has been, in compliance in all material respects with the requirements of the Corporate Integrity Agreement (the “CIA”), dated as of December 14, 2000, between the Company and the Office of Inspector General of the United States Department of Health and Human Services (the “OIG”).

(c) The Company has not received any written, or to the Company’s Knowledge, oral notice from the OIG that the Company is not in compliance in all material respects with the terms of the CIA.

(d) The Company and each Subsidiary of the Company has and maintains in full force and effect, and is in compliance with, all Permits and all orders from Governmental Authorities necessary for the Company and each Subsidiary to carry on their respective businesses as currently conducted, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
      Section 4.15.     Finders’ Fees. No agent, broker, investment banker, financial advisor or other firm or person except Credit Suisse Securities (USA) LLC and Morgan Stanley & Co, Incorporated is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement. The Company has disclosed to Parent all material terms of the engagement of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co., Incorporated, including the amount of such fees and any right of first offer or other “tail” provisions.
      Section 4.16.     Opinion of Financial Advisors. Credit Suisse Securities (USA) LLC and Morgan Stanley & Co, Incorporated have each delivered to the Special Committee, an opinion to the effect that, as of the date of this Agreement, the consideration to be received by holders of Shares (other than holders of Shares that are Affiliates of Parent or holders of Shares being contributed to Parent in connection with the Merger) in the Merger is fair, from a financial point of view, to such holders.
      Section 4.17.     Affiliate Transactions. Except for this Agreement and the Merger, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and the Company’s Affiliates (other than Company Subsidiaries or the Company Joint Ventures), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.
      Section 4.18.     Rights Agreement; Anti-Takeover Provisions. The Company does not have any stockholder rights plans in effect. The Board of Directors of the Company has taken all necessary action so that the provisions of Section 203 of the DGCL and any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Law enacted under any Law applicable to the Company (each, a “Takeover Statute”) do not, and will not, apply to this Agreement, the Merger or the other transactions contemplated hereby.

18

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
      Parent and Merger Sub hereby represent and warrant to the Company that:
      Section 5.1.     Corporate Existence and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate or limited liability company, as applicable, power and authority required to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder.
      Section 5.2.     Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and Merger Sub. Except for the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time), no other corporate proceedings other than those previously taken or conducted on the part of Parent and Merger Sub are necessary to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due and valid execution and delivery of the Agreement by the Company, constitutes a legal, valid and binding agreement of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.
      Section 5.3.     Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing of the Certificate of Merger; (ii) compliance with the applicable requirements of the HSR Act; (iii) compliance with the applicable requirements of the Exchange Act including the filing of the Schedule 13E-3; (iv) compliance with any applicable foreign or state securities or blue sky laws; (v) the consents and/or notices listed in Section 4.3 of the Company Disclosure Letter; and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to adversely affect in any material respect, or prevent or materially delay the consummation of the Merger or Parent’s or Merger Sub’s ability to observe and perform its obligations hereunder.
      Section 5.4.     Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or Merger Sub, (ii) assuming compliance with the items specified in Section 5.3, contravene, conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or Merger Sub, or any of their respective properties or assets, or (iii) require the consent, approval, or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or any event which with notice or lapse of time or both would become a default), or give rise to any right of termination, cancellation or acceleration of any right or obligation of Merger Sub or to a loss of any material benefit to which Merger Sub is entitled under any Contract.
      Section 5.5.     Disclosure Documents. None of the information supplied or to be supplied by Parent or Merger Sub or any of their respective Affiliates specifically for inclusion in the Company Proxy Statement or Schedule 13E-3 will, at the time it is filed with the SEC, or, in the case of the Company Proxy Statement, at the time it is first mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any

19

material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
      Section 5.6.     Finders’ Fees. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee from the Company in connection with any of the transactions contemplated by this Agreement in the event that the Merger is not consummated.
      Section 5.7.     Financing. Parent has delivered to the Company true and complete copies of (i) the commitment letter, dated as of the date of this Agreement, among Parent and Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC, JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Merrill Lynch Capital Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Debt Financing Commitments”), pursuant to which the lenders party thereto have committed, subject to the terms thereof, to lend the amounts set forth therein (the “Debt Financing”), and (ii) the equity commitment letters, dated as of the date of this Agreement, from (i) Bain Capital Fund IX, L.P., (ii) KKR Millennium Fund, L.P. and KKR PEI Investments, L.P., and (iii) ML Global Private Equity Fund, L.P. (the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which such parties have committed, subject to the terms thereof, to invest the cash amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). Prior to the date of this Agreement, (i) none of the Financing Commitments has been amended or modified, and (ii) the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Each of the Equity Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and the other parties thereto. Each of the Debt Financing Commitments, in the form so delivered, is in full force and effect as of the date of this Agreement and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto for so long as it remains in full force and effect. Notwithstanding anything in this Agreement to the contrary, one or more Debt Financing Commitments may be superseded at the option of Parent after the date of this Agreement but prior to the Effective Time by instruments (the “New Financing Commitments”) which replace existing Debt Financing Commitments and/or contemplate co-investment by or financing from one or more other or additional parties; provided, that the terms of the New Financing Commitments shall not (a) expand upon the conditions precedent to the Financing as set forth in the Debt Financing Commitments in any material respect or (b) reasonably be expected to delay the Closing. In such event, the term “Financing Commitments” as used herein shall be deemed to include the Financing Commitments that are not so superseded at the time in question and the New Financing Commitments to the extent then in effect. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Financing Commitments. As of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments. Parent has fully paid any and all commitment fees incurred in connection with the Financing Commitments. Assuming the satisfaction of the conditions set forth in Sections 8.2(a) and 8.2(b), the Financing Commitments, when funded, will provide the Surviving Corporation with financing immediately after the Effective Time sufficient to consummate the Merger upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith, including payment of all amounts under Article III of this Agreement.
      Section 5.8.     Equity Rollover Commitment. Parent has delivered to the Company a true and complete copy of the equity rollover letter, dated as of the date hereof, from Frisco Inc. and Frisco Partners (the “Equity Rollover Commitment”), pursuant to which such party has committed to contribute to Parent that number of Shares set forth in such letter in exchange for shares of capital stock of Parent immediately prior to the Effective Time (which Shares shall be cancelled in the Merger, as provided in Section 3.1(a)). As of the date of this Agreement, the Equity Rollover Commitment is in full force and effect.

20

      Section 5.9.     Guarantees. Concurrently with the execution of this Agreement, Parent has delivered to the Company the guarantees of each of (i) Bain Capital Fund IX, L.P., (ii) KKR Millennium Fund, L.P., (iii) ML Global Private Equity Fund, L.P. and (iv) Frisco Inc. and Frisco Partners (the “Guarantors”) with respect to certain matters on the terms specified therein (the “Guarantees”) and prior to the close of business on the third Business Day after the date of this Agreement, Parent will cause to be delivered an opinion of counsel for each Guarantor set forth in Section 5.9 of the Company Disclosure Letter, and Parent will use reasonable best efforts to cause to be delivered an opinion of counsel for each other Guarantor, in each case, in form and substance reasonably satisfactory to the Company, as to the enforceability of the Guarantee of such Guarantor and such other matters reasonably requested by the Company, which opinion has not been withdrawn or modified.
      Section 5.10.     Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein, including in connection with arranging the Financing.
ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER
      Section 6.1.     Conduct of the Company and Subsidiaries. Except for matters set forth in Section 6.1 of the Company Disclosure Letter or as otherwise contemplated by or specifically provided in this Agreement, or as subsequently consented to in writing by Parent (which consent shall not be unreasonably withheld), from the date of this Agreement until the Effective Time, the Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Subsidiaries to, conduct their respective businesses in the ordinary and usual course consistent with past practice, and shall use its reasonable best efforts to (i) preserve substantially intact its and its Subsidiaries’ present business organization and capital structure; (ii) maintain in effect all material Permits that are required for the Company or its Subsidiaries to carry on their respective businesses; (iii) keep available the services of present officers and key employees; and (iv) maintain the current relationships with its providers, suppliers and other Persons with which the Company or its Subsidiaries have significant business relationships. Without limiting the generality of the foregoing, and except for matters set forth in Section 6.1 of the Company Disclosure Letter or as expressly contemplated or permitted by this Agreement, without the prior written consent of Parent and Merger Sub (which consent shall not be unreasonably withheld), the Company shall not, and shall not permit its Subsidiaries to:

(a) adopt any change in its organizational or governing documents;

(b) merge or consolidate the Company or any of its Subsidiaries with any Person (other than the Merger and other than such transactions solely among the Company and/or its wholly-owned domestic Subsidiaries that would not result in a material increase in the Tax liability of the Company or its Subsidiaries;

(c) sell, lease or otherwise dispose of a material amount of assets or securities, including by merger, consolidation, asset sale or other business combination (including by formation of a material Company joint venture), other than such transactions solely among the Company and/or its wholly-owned domestic Subsidiaries that would not result in a material increase in the Tax liability of the Company or its Subsidiaries;

(d) (i) make any material acquisition, by purchase or other acquisition of stock or other equity interests, by merger, consolidation or other business combination (including by formation of a material Company joint venture); or (ii) make any material property transfers or material purchases of any property or assets, in or from any Person, in each case, other than such transactions solely among the Company and/or wholly-owned Subsidiaries of the Company;

21

(e) other than in connection with drawdowns or repayments with respect to existing credit facilities in the ordinary course of business consistent with past practice, redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, indebtedness for borrowed money or assume, guarantee or endorse or otherwise become responsible for, whether directly, contingently or otherwise, the obligations of any Person, other than the incurrence, assumption or guarantee of indebtedness (i) between the Company, on the one hand, and any of its Subsidiaries, on the other hand, or (ii) not in excess of $10,000,000 in the aggregate;

(f) offer, place or arrange any issue of debt securities or commercial bank or other credit facilities that would reasonably be expected to compete with or impede the Debt Financing or cause the breach of any provisions of the Debt Financing Commitments or cause any condition set forth in the Debt Financing Commitments not to be satisfied;

(g) make any material loans, advances or capital contributions to, or investments in, any other Person in excess of $20,000,000 in the aggregate for all such loans, advances, contributions and investments, except for (i) transactions solely among the Company and/or wholly-owned Subsidiaries of the Company, or (ii) as required by existing contracts set forth in Section 6.1(g) of the Company Disclosure Letter;

(h) authorize any capital expenditures in excess of $20,000,000 in the aggregate, other than expenditures provided for in the Company’s budget for the remaining portion of fiscal year 2006 (a copy of which 2006 budget has been provided to Parent) and for any portion of fiscal year 2007 prior to the Closing Date (a copy of which budget has been provided to Parent);

(i) pledge or otherwise encumber shares of capital stock or other voting securities of the Company or any of its Subsidiaries;

(j) mortgage or pledge any of its material assets, tangible or intangible, or create, assume or suffer to exist any Lien thereupon (other than Permitted Liens);

(k) enter into or amend any Contract with any executive officer, director or other Affiliate of the Company or any of its Subsidiaries or any Person beneficially owning 1% or more of the Shares or the voting power of the Shares;

(l) enter into, renew, extend, amend or terminate any Contract that is or would be material to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice;

(m) (i) split, combine or reclassify any Company Securities or amend the terms of any Company Securities, (ii) declare, establish a record date for, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Company Securities other than (x) a dividend or distribution by a wholly-owned Subsidiary of the Company to its parent corporation in the ordinary course of business, (y) payment on September 1, 2006 of the previously declared regularly quarterly dividend of $0.17 per Share, and (z) payment of a regular quarterly dividend not to exceed $0.17 per share for the fourth quarter of 2006; provided, that the record date for such dividend shall be no earlier than December 1, 2006 and that no such dividend shall be payable if the Effective Time occurs on or prior to the record date; (iii) issue or offer to issue any Company Securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any Company Securities, other than in connection with (A) the exercise of Company Options outstanding on the date of this Agreement in accordance with their original terms, (B) the withholding of Company Securities to satisfy Tax obligations with respect to Company Options or Restricted Shares, (C) the acquisition by the Company of Company Securities in connection with the net exercise of Company Options in accordance with the terms thereof and (D) acquisitions by or issuances to Company Benefit Plans identified in Section 6.1(m) of the Company Disclosure Letter in the ordinary course of business consistent with past practice;

22

(n) except as required pursuant to existing written agreements or Company Benefit Plans in effect on the date of this Agreement or as required by applicable Law, (i) adopt, amend in any material respect or terminate any Company Benefit Plan, (ii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (iii) except in connection with promotions or new hires made in the ordinary course of business consistent with past practice, increase in any manner the cash compensation or welfare or pension benefits of Company Employees, or (iv) change any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to any Company Benefit Plan are made or determined;

(o) settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim or arbitration, other than settlements or compromises of litigation, claims or arbitration that do not exceed $10,000,000 in the aggregate (net of insurance recoveries) and do not impose any material restrictions on the business or operations of the Company or any of its Subsidiaries or any Company Joint Venture;

(p) other than in the ordinary course of business consistent with past practice or except to the extent required by Law, make or change any material Tax election, settle or compromise any material Tax liability of the Company or any of its Subsidiaries, agree to an extension of the statute of limitations with respect to the assessment or determination of material Taxes of the Company or any of its Subsidiaries, file any amended Tax Return with respect to any material Tax, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(q) make any change in financial accounting methods or method of Tax accounting, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Material Subsidiaries, except insofar as may have been required by a change in GAAP or Law;

(r) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Material Subsidiaries, or enter into a letter of intent or agreement in principle with respect thereto, (other than the Merger and other than such transactions solely among the Company and/or its wholly-owned domestic Subsidiaries that would not result in a material increase in the Tax liability of the Company or its Subsidiaries);

(s) take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement; or

(t) authorize, agree or commit to do any of the foregoing.
      Section 6.2.     Conduct of Parent and Merger Sub. Each of Parent and Merger Sub agrees that, from the date of this Agreement to the Effective Time, it shall not take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.
      Section 6.3.     No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

23

ARTICLE VII
ADDITIONAL AGREEMENTS
      Section 7.1.     Stockholder Meeting; Proxy Material. (a) The Company shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of having this Agreement adopted by the stockholders of the Company in accordance with applicable Law as promptly as reasonably practicable after the SEC clears the Company Proxy Statement and the Schedule 13E-3, (ii) use reasonable best efforts to solicit the adoption of this Agreement by the stockholders of the Company, and (iii) subject to the immediately succeeding sentence, include in the Company Proxy Statement the recommendation of the Board of Directors of the Company that the stockholders of the Company adopt this Agreement (the “Recommendation”). Neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly (x) withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), the Recommendation or (y) take any other action or make any other public statement in connection with the Company Stockholder Meeting inconsistent with such Recommendation (any action described in this clause (x) or (y) being referred to as a “Recommendation Withdrawal”); provided, that at any time prior to obtaining the Requisite Stockholder Vote, the Board of Directors of the Company (acting through the Special Committee if such committee still exists) may effect a Recommendation Withdrawal (subject to the Company having complied with its obligations under Section 7.4) if such Board of Directors (or the Special Committee, as applicable) determines in good faith (after consultation with outside counsel) that failure to take such action could violate its fiduciary duties under applicable Law. Notwithstanding any Recommendation Withdrawal, unless this Agreement is terminated pursuant to, and in accordance with, Section 9.1, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of adopting this Agreement. If, at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Company Proxy Statement or Schedule 13E-3, as applicable, so that the Company Proxy Statement or Schedule 13E-3, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable Law, the Company shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s stockholders.

(b) In connection with the Company Stockholder Meeting, the Company will (i) as promptly as reasonably practicable (and, with respect to filing with the SEC, in any event within 15 Business Days from the date of this Agreement) prepare and file with the SEC the Company Proxy Statement, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will provide copies of such comments to Merger Sub promptly upon receipt, (iii) as promptly as reasonably practicable prepare and file (after Parent and Merger Sub have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as reasonably practicable, the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Stockholder Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Stockholder Meeting, and (vi) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the Company Stockholder Meeting and the Merger. Parent and Merger Sub shall cooperate with the Company in connection with the preparation and filing of the Company Proxy Statement, including furnishing the Company upon request with any and all information as may be required to be

24

set forth in the Company Proxy Statement under the Exchange Act. The Company will provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Company Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. In connection with the filing of the Company Proxy Statement, the Company and Merger Sub will cooperate to (i) concurrently with the preparation and filing of the Company Proxy Statement, jointly prepare and file with the SEC the Schedule 13E-3 relating to the Merger and the other transactions contemplated hereby and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the Schedule 13E-3, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will consult with each other prior to providing such response, (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) have cleared by the SEC the Schedule 13E-3 and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Company Stockholders Meeting.

      Section 7.2.     Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits or orders from all Governmental Authorities or other Persons. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date hereof (and in any event within 15 Business Days) and to make, or cause to be made, the filings and authorizations, if any, required under the Other Antitrust Laws of jurisdictions other than the United States as promptly as reasonably practicable after the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or the Other Antitrust Laws of jurisdictions other than the United States and use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.2 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act or the Other Antitrust Laws of jurisdictions other than the United States as soon as practicable. Without limiting the foregoing, the parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 7.2(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

25

(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 7.2(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby; provided, however, that no party shall be required to, and the Company may not (without the prior written consent of Merger Sub) take any such actions to resolve any such objections or suits which actions would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

(d) Subject to the obligations under Section 7.2(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.
      Section 7.3.     Access to Information. (a) Subject to applicable Law, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent and Merger Sub and their respective authorized Representatives, during normal business hours and upon reasonable advance notice (i) such access to the offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company) as Parent or Merger Sub reasonably may request and (ii) all documents that Merger Sub reasonably may request. Notwithstanding the foregoing, Parent, Merger Sub and their respective Representatives shall not have access to any books, records and other information the disclosure of which would, in the Company’s good faith opinion after consultation with legal counsel, result in the loss of attorney-client privilege with respect to such books, records and other information. The parties will use their reasonable best efforts to make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

(c) All information obtained pursuant to this Section 7.3 shall be kept confidential in accordance with the applicable Confidentiality Agreement.
      Section 7.4.     Solicitation. (a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (EST) on September 12, 2006 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective officers, directors, employees, consultants, agents, advisors, affiliates and other representatives (“Representatives”) shall have the right (acting under the direction of the Special Committee) to directly or indirectly: (i) initiate, solicit and encourage Company Acquisition Proposals (as hereinafter defined), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (as hereinafter defined); provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent; and (ii) enter into and maintain discussions or negotiations with respect to Company

26

Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

(b) Subject to Section 7.4(c), from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, none of the Company, the Company’s Subsidiaries nor any of their respective Representatives shall, directly or indirectly, (A) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, or (B) approve or recommend, or publicly propose to approve or recommend, a Company Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Subject to Section 7.4(c) and except with respect to any Company Acquisition Proposal received prior to the No-Shop Period Start Date with respect to which the requirements of Sections 7.4(c)(i), (ii) and (iii) have been satisfied as of the No-Shop Period Start Date (any such Person so submitting a Company Acquisition Proposal, an “Excluded Party”), as determined, with respect to any Excluded Party, by the Special Committee no later than the later of (i) the No-Shop Period Start Date and (ii) the Business Day following the date on which the Company received such Excluded Party’s written Company Acquisition Proposal (it being understood, that following the No-Shop Period Start Date until such time as the Special Committee determines that a Person is an Excluded Party, the Company shall not be permitted to take any action with respect to such Person that it would be prohibited from taking with respect to a non-Excluded Party pursuant to Section 7.4(c)), on the No-Shop Period Start Date the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, its Subsidiaries or any Representatives with respect to any Company Acquisition Proposal. Notwithstanding anything contained in Section 7.4 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as the Company Acquisition Proposal made by such party fails, in the reasonable judgment of the Special Committee, to satisfy the requirements of Section 7.4(c).

(c) Notwithstanding anything to the contrary contained in Section 7.4(b), if at any time following the date of this Agreement and prior to obtaining the Requisite Stockholder Vote, (i) the Company has received a written Company Acquisition Proposal from a third party that the Board of Directors of the Company (acting through the Special Committee if such committee still exists) believes in good faith to be bona fide, (ii) the Board of Directors of the Company (acting through the Special Committee if such committee still exists) determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal and (iii) after consultation with its outside counsel, the Board of Directors of the Company (acting through the Special Committee if such committee still exists) determines in good faith that the failure to take such action could violate its fiduciary duties under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, that the Company (x) will not, and will not allow Company Representatives to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent. Notwithstanding anything to the contrary contained in Section 7.4(b) or this Section 7.4(c), prior to

27

obtaining the obtaining the Requisite Stockholder Vote, the Company shall be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party. From and after the No-Shop Period Start Date, the Company shall promptly (within one Business Day) notify Parent in the event it receives a Company Acquisition Proposal from a Person or group of related Persons, including the material terms and conditions thereof, and shall keep Parent apprised as to the status and any material developments, discussions and negotiations concerning the same on a current basis (and in any event no later than 48 hours after the occurrence of such developments, discussions or negotiations). Without limiting the foregoing, the Company shall promptly (within one Business Day) notify Parent orally and in writing if it determines to begin providing information or to engage in negotiations concerning a Company Acquisition Proposal from a Person or group of related Persons pursuant to this Section 7.4(c). Within 24 hours of the No-Shop Period Start Date, the Company shall notify Parent of the number of Excluded Parties and provide Parent a written summary of the material terms and conditions of each Company Acquisition Proposal received from any Excluded Party.

(d) Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining the Requisite Stockholder Vote, the Company receives a Company Acquisition Proposal which the Board of Directors of the Company (acting through the Special Committee, if such committee still exists) concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (ii) below, the Board of Directors of the Company (acting through the Special Committee, if such committee still exists) may (x) effect a Recommendation Withdrawal and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal if the Board of Directors of the Company (acting through the Special Committee, if such committee still exists) determines in good faith, after consultation with outside counsel, that failure to take such action could violate its fiduciary duties under applicable Law; provided, however that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Termination Fee payable pursuant to Section 9.2(a); and provided, further, that the Board of Directors may not effect a Recommendation Withdrawal pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless:

(i) the Company shall have provided prior written notice to Parent and Merger Sub, at least five calendar days in advance (the “Notice Period”), of its intention to effect a Recommendation Withdrawal in response to such Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents; and

(ii) prior to effecting such Recommendation Withdrawal or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company Acquisition Proposal ceases to constitute a Superior Proposal.
      In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and Merger Sub and to comply with the requirements of this Section 7.4(d) with respect to such new written notice, except that the Notice Period shall be reduced to three Business Days.

28

(e) The Company agrees that any violations of the restrictions set forth in this Section 7.4 by any Representative of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 7.4 by the Company.

(f) As used in this Agreement, the term:

(i) “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements;

(ii) “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent, Merger Sub or their respective Affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class or series of Company Securities, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of any class or series of capital stock of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole);

(iii) “Superior Proposal” means a Company Acquisition Proposal that the Board of Directors of the Company (acting through the Special Committee, if such committee still exists) in good faith determines, would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated hereby (x) after receiving the advice of a financial advisor (who shall be a nationally recognized investment banking firm), (y) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to the terms herein) and (z) after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal and any other relevant factors permitted by applicable Law; provided that for purposes of the definition of “Superior Proposal”, the references to “15% or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “a majority”.

(g) Nothing contained in this Section 7.4 or elsewhere in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, any such disclosure (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Recommendation Withdrawal unless the Board of Directors of the Company (acting through the Special Committee if such committee still exists) expressly publicly reaffirms at least two Business Days prior to the Company Stockholder Meeting its recommendation in favor of the adoption of this Agreement.

(h) The parties hereby agree that, in order to facilitate any due diligence process that one or more third parties, who have been provided with and have agreed in writing to comply with the subject matter limitations of this section, may undertake in connection with a Company Acquisition Proposal, Dr. Thomas F. Frist, Jr. (“Dr. Frist”) shall not be prevented from engaging in a due diligence discussion with each such third party regarding the Company if specifically requested to do so by the Special Committee or Credit Suisse Securities (USA) LLC; provided, however,that the parties acknowledge and agree that except for public disclosure obligations required by applicable law, (i) Dr. Frist shall not be permitted to disclose to such third party any information regarding the transactions contemplated by this Agreement, or any agreements, understandings or arrangements in connection therewith or any assumptions, information, evaluations or views of Parent and its Affiliates and (ii) Dr. Frist shall not be permitted to have any discussions, agreements, understandings or arrangements with any third party regarding any participation, investment, involvement or interest of

29

any nature whatsoever in any form of transaction similar to, or in the alternative to, the transactions contemplated by this Agreement, including the Merger.

      Section 7.5.     Director and Officer Liability.

(a) From and after the Effective Time, the Surviving Corporation shall to the greatest extent permitted by Law to indemnify and hold harmless (and comply with all of the Company’s and its Subsidiaries’ existing obligations to advance funds for expenses) (i) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time, including, without limitation, the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement; and (ii) such persons against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

(b) As of the Effective Time, the Company shall have purchased, and, following the Effective Time, the Surviving Corporation shall maintain, a tail policy to the current policy of directors’ and officers’ liability insurance maintained on the date hereof by the Company (the “Current Policy”) which tail policy shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and which tail policy shall contain substantially the same coverage and amount as, and contain terms and conditions no less advantageous, in the aggregate, than the coverage currently provided by the Current Policy; provided, however, that in no event shall the Surviving Corporation be required to expend annually in excess of 300% of the annual premium currently paid by the Company under the Current Policy (the “Insurance Amount”); provided, however, that if the premium of such insurance coverage exceeds the Insurance Amount, the Company shall be obligated to obtain, and the Surviving Corporation shall be obligated to maintain, a policy with the greatest coverage available for a cost not exceeding the Insurance Amount.

(c) This Section 7.5 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors or officers of the Company or its Subsidiaries, their respective heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person (including by dissolution), then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume and honor the obligations set forth in this Section 7.5. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.5 is not prior to or in substitution for any such claims under any such policies.
      Section 7.6.     Takeover Statutes. The parties shall use their respective reasonable best efforts (i) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (ii) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the

30

terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.
      Section 7.7.     Public Announcements. Except with respect to any Recommendation Withdrawal or any action taken pursuant to, and in accordance with, Section 7.4 or Article IX, so long as this Agreement is in effect, the parties will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public statement as may be required by applicable Law or any listing agreement with the New York Stock Exchange, will not issue any such press release or make any such public statement without the consent of the other parties (not to be unreasonably withheld or delayed).
      Section 7.8.     Notice of Current Events. From and after the date of this Agreement until the Effective Time, the Company and Parent shall promptly notify each other orally and in writing of (i) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (ii) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.
      Section 7.9.     Employee Matters.

(a) Without limiting any additional rights that any Company Employee employed by the Company or any of its Subsidiaries at the Effective Time (“Current Employee”) may have under any Company Benefit Plan, the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, shall maintain for each Current Employee (i) his or her salary or hourly wage rate, commission structure and opportunities, and/or target cash bonus opportunities under annual programs (but, except as otherwise agreed with Parent or the Surviving Corporation, excluding any equity or equity equivalent award opportunities, and any other equity-based compensation) (collectively, “Compensation”), that in the aggregate are no less favorable than, and (ii) severance, pension and welfare benefits (excluding any value attributable to any equity-based benefits) provided under the Company Benefit Plans that in the aggregate are no less favorable than, the Compensation and benefits, as applicable, maintained for and provided to such Current Employees immediately prior to the Effective Time; provided, however, that subject to the foregoing and Section 7.9(c), nothing herein shall prevent the amendment or termination of any Company Benefit Plans or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable Law. Nothing in this Section 7.9 shall limit the right of the Surviving Corporation or any of its Subsidiaries to terminate the employment of any Current Employee at any time.

(b) As of and after the Effective Time, the Surviving Corporation shall give Current Employees full credit for all purposes (but not benefit accruals under any newly-established defined benefit pension plans, except for vacation and severance, if applicable, under the Company Benefit Plans), under any new employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Current Employees as of and after the Effective Time by the Surviving Corporation or any of its Subsidiaries for the Company Employees’ service with the Company, its Subsidiaries and their predecessor entities (each, a “Surviving Corporation Plan”) to the same extent recognized by the Company immediately prior to the Effective Time. With respect to each Surviving Corporation Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), the Surviving Corporation or its Subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, for the

31

applicable plan year in which the Closing occurs, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Current Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

(c) In connection with the foregoing, (i) prior to the Effective Time, the Company shall take all actions necessary to eliminate any obligation of the Company or any of its Subsidiaries to make any contributions to any grantor trust maintained for the benefit of participants with respect to obligations under the Company Supplemental Executive Retirement Plan (the “SERP”) or any other non-qualified retirement plan, and (ii) prior to the Effective Time, the Company shall take all actions necessary to provide that the SERP shall, except as may be required by applicable Law, in no event be terminated, or amended in a manner that would adversely affect any of the participants in the SERP as of the date hereof, at least until such time as each such participant has become fully vested in the maximum benefit available to each such participant under the SERP (including achieving the maximum years of service under the SERP).

(d) At the Effective Time, each of the nine “Covered Officers” (as defined in the Company’s 2005 Equity Incentive Plan) who are participants in the Company’s 2006 Senior Officer Performance Excellence Program (the “PEP”) will be paid out in cash at the level of their “2006 Target” bonus amount set forth in the PEP, pursuant to the terms of the Company’s 2005 Equity Incentive Plan. The Company may take all actions necessary to effectuate the provisions of this Section 7.9(d).

(e) The provisions of this Section 7.9 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any Company Employees), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.9) under or by reason of any provision of this Agreement.

      Section 7.10.     Financing. (a) Prior to the Effective Time, the Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives, including legal and accounting, to provide all cooperation reasonably requested by Parent in connection with the arrangement of the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing; provided that any private placement memoranda or prospectuses in relation to high yield debt securities need not be issued by the Company or any of its Subsidiaries; provided further that, any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor, (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral, (iv) furnishing Parent and its Financing sources as promptly as practicable (and in any event no later than 25 Business Days prior to the End Date) with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offerings of debt securities contemplated by the Debt Financing Commitments at the time during the Company’s fiscal year such offerings will be made (the “Required Financial Information”), (v) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance as reasonably requested by Parent,

32

(vi) providing monthly financial statements (excluding footnotes) within the time frame, and to the extent, the Company prepares such financial statements, (vii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (viii) entering into one or more credit or other agreements on terms satisfactory to Parent in connection with the Debt Financing immediately prior to the Effective Time; provided that, subject to taking the actions required by clause (ix) below, the Company shall not be required to enter into any purchase agreement for any high-yield debt financing (other than bridge financing), (ix) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing and the direct borrowing or incurrence of all of the proceeds of the Debt Financing, including any high yield debt financing, by the Surviving Corporation immediately following the Effecti ve Time, and (x) assisting Parent with any presentation to the SEC with regard to the recording of the Merger as a recapitalization for financial reporting purposes in accordance with GAAP and cooperating in good faith with Parent, if so requested by Parent, in order to develop alternative means of recording the Merger as a recapitalization for financial reporting purposes in accordance with GAAP; provided that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Parent in connection with the Debt Financing prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by the Company or the Subsidiaries). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of it Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks. All non-public or otherwise confidential information regarding the Company obtained by Parent, Merger Sub or their Representatives pursuant to this Section 7.10(a) shall be kept confidential in accordance with the Confidentiality Agreement.

(b) Parent shall use its reasonable best efforts to arrange the Debt Financing as promptly as practicable taking into account the expected timing of the Marketing Period and the End Date on the terms and conditions described in the Debt Financing Commitments, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms no less favorable to Parent and (ii) to satisfy on a timely basis all conditions applicable to Parent in such definitive agreements that are within its control. In the event that all conditions to the Financing Commitments (other than in connection with the Debt Financing, the availability or funding of any of the Equity Financing) have been satisfied in Parent’s good faith judgment, and subject in the case of bridge financing to the fifth sentence of this Section 7.10(b), Parent shall use its reasonable best efforts to cause the lenders and the other Persons providing such Financing to fund the Financing required to consummate the Merger on the Closing Date (including by taking enforcement action to cause such lenders and other Persons providing such Financing to fund such Financing). In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms no less favorable to Parent (as determined in the reasonable judgment of Parent) as promptly as practicable following the occurrence of such event but no later than the final day of the Marketing Period or if, earlier, the End Date. Parent shall keep the Company reasonably apprised of material developments relating to the Financing. For the avoidance of doubt, in the event that (x) all or any portion of the Debt Financing structured as high yield financing has not been consummated, (y) all closing conditions contained in Article VIII (other than those contained in Section 8.2(c) and

33

Section 8.3(c)) shall have been satisfied or waived and (z) the bridge facilities contemplated by the Debt Financing Commitments (or alternative bridge financing obtained in accordance with this Agreement) are available on the terms and conditions described in the Debt Financing Commitments (or replacements thereof), then Parent shall cause the proceeds of such bridge financing to be used to replace such high yield financing no later than the final day of the Marketing Period or, if earlier, the End Date. For purposes of this Agreement, “Marketing Period” shall mean the first period of 20 consecutive Business Days after the date hereof throughout which (A) Parent shall have the Required Financial Information that the Company is required to provide to Parent pursuant to Section 7.10(a) and (B) the conditions set forth in Section 8.1 shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 8.2(a) or 8.2(b) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 consecutive Business Day period; provided, that if the Marketing Period has not ended on or prior to December 19, 2006, the Marketing Period shall commence no earlier than January 2, 2007; and provided, further, that the “Marketing Period” shall not be deemed to have commenced if, prior to the completion of the Marketing Period, Ernst &Young LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Company SEC Reports.

      (c) Notwithstanding anything in the Confidentiality Agreements to the contrary, Parent, Merger Sub and their respective Affiliates may enter into discussions, negotiations, arrangements or understanding with respect to equity financing or equity financing commitments in respect of the Merger or the other transactions contemplated by the Merger Agreement with any Person listed on Section 7.10(c) of the Company Disclosure Letter.
      Section 7.11.     Actions with Respect to Existing Debt. As soon as reasonably practicable after the receipt of any written request by Parent to do so, the Company shall commence offers to purchase with respect to all of the outstanding aggregate principal amount of those series of the Company debt securities listed on Schedule 7.11 (the “Short-Dated Notes”), on such terms and conditions, including pricing terms, that are proposed, from time to time, by Parent (each a “Debt Tender Offer” and collectively, the “Debt Tender Offers”) and Parent shall assist the Company in connection therewith. Notwithstanding the foregoing, the closing of the Debt Tender Offers shall be conditioned on the occurrence of the Closing, and the parties shall use their reasonable best efforts to cause the Debt Tender Offers to close on the Closing Date. The Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide all cooperation requested by Parent in connection with the Debt Tender Offers. With respect to any series of Short-Dated Notes, if requested by Parent in writing, in lieu of commencing a Debt Tender Offer for such series (or in addition thereto), the Company shall, to the extent permitted by the Indenture and the Debt Securities (as defined in the Indenture) for such Short-Dated Notes, (A) issue not less than 30 days and not more than 60 days prior to the Effective Time a notice of optional redemption for all of the outstanding aggregate principal amount of Short-Dated Notes of such series pursuant to Section 1204 of the Indenture or (B) take any actions reasonably requested by Parent to facilitate the satisfaction and/or discharge of such series pursuant to Section 401 or Article 14 of the Indenture, and shall redeem or satisfy and/or discharge, as applicable, such series in accordance with the terms of the Indenture at the Effective Time; provided that prior to the Company being required to take any of the actions described in clause (A) or (B) above that cannot be conditioned upon the occurrence of the Closing, Parent shall have, or shall have caused to be, deposited with the trustee under the Indenture sufficient funds to effect such redemption or satisfaction and discharge. If this Agreement is terminated (other than pursuant to Section 9.1(c)(ii) or 9.1(d)) prior to the consummation of the Merger, Parent shall reimburse the Company for its reasonable out-of-pocket fees and expenses incurred pursuant to, and in accordance with, this Section 7.11. If the Effective Time does not occur, Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective officers and directors and each Person, if any, who controls the Company within the meaning of Section 20 of the Exchange Act from and against any and all damages suffered or incurred by them in connection with any actions taken pursuant to this Section 7.11; provided, however, that Parent shall not have any obligation to indemnify and hold harmless any such party or Person to the extent that any such

34

damages suffered or incurred arose from disclosure regarding the Company that is determined to have contained a material misstatement or omission.
      Section 7.12.     Actions with Respect to Foundation Options and HTI Warrant. As soon as practicable following the date of this Agreement, (a) the Company shall use its reasonable best efforts to obtain such consents as are necessary under the HTI Warrant to amend the HTI Warrant in order to provide for the cancellation of the HTI Warrants immediately prior to the Effective Time in exchange for the payment by the Surviving Corporation to each holder thereof of cash in an amount equal to (A) the number of shares of Common Stock subject to the HTI Warrant held by such holder multiplied by (B) the excess of the Merger Consideration over the per share exercise price applicable to the HTI Warrant and (b) recommend to the board of directors (or equivalent governing body) of HCA Healthcare Foundation Inc. that the Foundation Options be exercised prior to the Effective Time.
      Section 7.13.     Insurance Matters. To the extent requested by Parent, the Company shall use its reasonable best efforts to purchase by the Effective Time tail policies to the current fiduciary liability and excess hospital professional liability polices maintained on the date hereof by the Company and its Subsidiaries, which tail policies shall be effective for a period from the Effective Time through a reasonable period specified by Parent and shall contain the coverage and amount reasonably requested by Parent.
      Section 7.14.     Section 16(b). The Company shall take all steps reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
      Section 7.15.     Resignation of Directors. At the Closing, except as otherwise may be agreed by Parent, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company. Upon the request of Parent, as specified by Parent reasonably in advance of the Closing, the Company will seek to obtain the resignation of all directors of Subsidiaries of the Company, in each case, effective at the Effective Time.
ARTICLE VIII
CONDITIONS TO THE MERGER
      Section 8.1.     Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a) Stockholder Approval. This Agreement shall have been adopted by the Requisite Stockholder Vote.

(b) Regulatory Approval. Any applicable waiting period under the HSR Act (and any extension thereof) relating to the Merger shall have expired or been terminated.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court or agency of competent jurisdiction or other Law shall be in effect which prohibits, restrains or renders illegal the consummation of the Merger.
      Section 8.2.     Conditions to the Obligations of Parent and Merger Sub.
      The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or valid waiver of the following further conditions:

(a) Representations and Warranties. The representations and warranties (i) set forth in Section 4.5 shall be true and correct in all material respects as of the Effective Time as if made at and as of such time, (ii) set forth in Section 4.6(a) shall be true and correct in all respects as of the

35

Effective Time as if made at and as of such time, except in the case of this clause (ii) where the failure to be so true and correct has not had a material adverse effect on Parent’s ability to obtain the Debt Financing on the terms and conditions set forth in the Debt Financing Commitments, (iii) set forth in Section 4.14(b) shall be true and correct in all material respects as of the Effective Time as if made at and as of such time, and (iv) set forth in Article IV, other than those described in clauses (i), (ii) and (iii) above, shall be true and correct as of the Effective Time as if made at and as of such time (without giving effect to any qualification as to “Material Adverse Effect” set forth therein), except in the case of this clause (iv) where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company; provided that representations made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c) Officer’s Certificate. Parent and Merger Sub shall have received a certificate signed by a senior officer of the Company certifying as to the matters set forth in Section 8.2(a) and Section 8.2(b).

      Section 8.3.     Conditions of the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or valid waiver of the following further conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified as to materiality shall be true and correct as of the Effective Time as if made at and as of such time and those which are not so qualified shall be true and correct in all material respects as of the Effective Time as if made at and as of such time, except where the failure of such representations and warranties to be so true would not prevent the consummation of the Merger; provided that representations made as of a specific date shall be required to be true as of such date only.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c) Officer’s Certificate. The Company shall have received a certificate signed by a senior officer of Parent and Merger Sub certifying as to the matters set forth in Section 8.3(a) and Section 8.3(b).
ARTICLE IX
TERMINATION
      Section 9.1.     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any prior adoption of this Agreement by the stockholders of the Company):

(a) by mutual written consent of the Company, on the one hand, and Parent or Merger Sub, on the other hand;

(b) by either the Company, on the one hand, or Parent or Merger Sub, on the other hand, if:

(i) the Effective Time shall not have occurred on or before December 19, 2006, or if the Marketing Period has not ended on or before December 19, 2006 (the “End Date”), the End Date shall be extended to January 31, 2007 (and in such event the term “End Date” shall mean January 31, 2007); unless the failure of the Effective Time to occur by such date is the result of, or caused by, the failure of the party seeking to exercise such termination right to perform or observe any of the covenants or agreements of such party set forth in this Agreement;

36

(ii) there shall be any final and nonappealable Law that makes consummation of the Merger illegal or otherwise prohibited; or

(iii) at the Company Stockholder Meeting or any adjournment thereof at which this Agreement has been voted upon, the stockholders of the Company fail to adopt this Agreement by the Requisite Stockholder Vote;

(c) by the Company:

(i) if a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 8.3(a) or (b) not to be satisfied, and such breach is incapable of being cured by the End Date; provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.2(a) or 8.2(b) not to be satisfied;

(ii) prior to obtaining the Requisite Stockholder Vote, in accordance with, and subject to the terms and conditions of, Section 7.4(d); or

(iii) if all of the conditions set forth in Sections 8.1, 8.2(a) and 8.2(b) have been satisfied and Parent has failed to consummate the Merger no later than 5 calendar days after the final day of the Marketing Period.

(d) by Parent or Merger Sub, if:

(i) a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 8.2(a) or (b) not to be satisfied, and such breach is incapable of being cured by the End Date; provided, however, that neither Parent nor Merger Sub is then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.3(a) or 8.3(b) not to be satisfied; or

(ii) the Board of Directors of the Company or any committee thereof (A) shall have effected a Recommendation Withdrawal, or publicly proposed to effect a Recommendation Withdrawal, (B) shall have approved or recommended to the stockholders of the Company a Company Acquisition Proposal other than the Merger, or shall have resolved to effect the foregoing or (C) the Company fails to include the Recommendation in the Company Proxy Statement.
      Section 9.2.     Termination Fee. (a) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii) or by Parent or Merger Sub pursuant to Section 9.1(d)(ii), then the Company shall pay the Termination Fee as directed in writing by Parent, at or prior to the time of termination in the case of a termination pursuant to Section 9.1(c)(ii) or as promptly as possible (but in any event within two Business Days) following termination of this Agreement in the case of a termination pursuant to Section 9.1(d)(ii).

(b) In the event that this Agreement is terminated by Parent or Merger Sub, on the one hand, or the Company, on the other hand, pursuant to Section 9.1(b)(iii) (or is terminated by the Company pursuant to a different section of Section 9.1 at a time when this Agreement was terminable pursuant to Section 9.1(b)(iii)) or by Parent or Merger Sub pursuant to Section 9.1(d)(i) (or is terminated by the Company pursuant to a different section of Section 9.1 at a time when this Agreement was terminable pursuant to Section 9.1(d)(i)) and, at any time after the date of this Agreement and prior to the Company Stockholder Meeting (in the case of a termination pursuant to Section 9.1(b)(iii)) or prior to the breach giving rise to the right of termination (in the case of a termination pursuant to Section 9.1(d)(i)), a bona fide, written Company Acquisition Proposal involving the purchase of not less than a majority of the outstanding voting securities of the Company shall have been publicly announced or publicly made known and, in the case of termination pursuant to Section 9.1(b)(iii), not publicly withdrawn at least two Business Days prior to the

37

Company Stockholder Meeting, and, if within twelve months after such termination pursuant to Section 9.1(b)(iii) or Section 9.1(d)(i) the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Company Acquisition Proposal involving the purchase of not less than a majority of the outstanding voting securities of the Company (whether or not the same as that originally announced or consummated), then, on the date of such execution or consummation, the Company shall pay the Termination Fee as directed in writing to Parent, less the amount of any Parent Expenses previously paid to Parent by the Company.

(c) In the event that this Agreement is terminated by Parent or Merger Sub, on the one hand, or the Company, on the other hand, pursuant to Section 9.1(b)(iii) (or is terminated by the Company pursuant to a different section of Section 9.1 at a time when this Agreement was terminable pursuant to Section 9.1(b)(iii)) or by Parent or Merger Sub pursuant to Section 9.1(d)(i) (or is terminated by the Company pursuant to a different section of Section 9.1 hereof at a time when this Agreement was terminable pursuant to Section 9.1(d)(i)) under circumstances in which the Termination Fee is not payable pursuant to this Section 9.2, then the Company shall pay as promptly as possible (but in any event within two Business Days) following receipt of an invoice therefor all of Parent’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (“Parent Expenses”) as directed by Parent in writing, which amount shall not be greater than $50 million; provided, that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 9.2(b) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 9.2(c); and provided, further that the payment by the Company of Parent Expenses pursuant to this Section 9.2(c) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 9.2(b) except to the extent indicated in Section 9.2(b).

(d) In the event that this Agreement is terminated by the Company pursuant to (i) Section 9.1(b)(i) and at the time of such termination the conditions set forth in Sections 8.1, 8.2(a) and 8.2(b) have been satisfied, (ii) Section 9.1(c)(i) and at the time of such termination there is no state of facts or circumstances that would reasonably be expected to cause the conditions set forth in Section 8.1, 8.2(a) and 8.2(b) not to be satisfied on or prior to the End Date, or (iii) Section 9.1(c)(iii), then Parent shall pay the Company the Termination Fee as promptly as possible (but in any event within two Business Days) following such termination by the Company.

(e) Any amount that becomes payable pursuant to Section 9.2(a), 9.2(b) or 9.2(c) or 9.2(d) shall be paid by wire transfer of immediately available funds to an account designated by the party entitled to receive such payment.

(f) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Company, Parent and Merger Sub would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.2 do not constitute a penalty. If the Company fails to pay as directed in writing by Parent any amounts due to Parent or Merger Sub pursuant to this Section 9.2 within the time periods specified in this Section 9.2 or Parent fails to pay the Company any amounts due to the Company pursuant to this Section 9.2 within the time periods specified in this Section 9.2, the Company or Parent, as applicable, shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent or the Company, as applicable, in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Termination Fee from Parent pursuant to this Section 9.2 or the guarantee thereof pursuant to the Guarantees shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub, the

38

Guarantors and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated, and upon payment of such amount, none of Parent, Merger Sub, the Guarantors or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Parent shall also be obligated with respect to the second sentence of this Section 9.2(f) and the indemnification and reimbursement obligations of Parent contained in Sections 7.10(a) and 7.11, and that Parent and Merger Sub shall also be obligated with respect to the provisions of Sections 7.3(c) and the last sentence of Section 7.10(a), it being understood that no other Person (including the Guarantors) shall have any liability or obligation under or with respect to such Sections 7.3(c) and such last sentence of Section 7.10(a).

      Section 9.3.     Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except that the Guarantees referred to in Section 5.9, the indemnification and reimbursement provisions of Sections 7.10(a) and 7.11, and the provisions of Section 7.3(c), the last sentence of Section 7.10(a), Sections 9.2 and 9.3 and Article X will survive the termination hereof; provided, however, that nothing herein shall relieve the Company from liabilities for Damages incurred or suffered by Parent or Merger Sub as a result of any willful breach by the Company of any of its representations, warranties, covenants or other agreements set forth in this Agreement that would reasonably be expected to cause any of the conditions set forth in Sections 8.1, 8.2(a) or 8.2(b) not to be satisfied.
ARTICLE X
MISCELLANEOUS
      Section 10.1.     Notices. All notices, requests and other communications to any part hereunder shall be in writing (including facsimile or similar writing) and shall be given:
      if to Parent or Merger Sub, to:
      c/o:

ML Global Private Equity Fund, L.P.
c/o Merrill Lynch Global Private Equity
Four World Financial Center, Floor 23
New York, NY 10080
Attention: George A. Bitar
Christopher Birosak
Fax: (212) 449-1119

c/o:

Bain Capital Fund IX, L.P.
c/o Bain Capital Partners, LLC
111 Huntington Avenue
Boston, MA 02199
Attention: Chris Gordon
Fax: (617) 516-2010

39

c/o:

KKR Millennium Fund, L.P.
c/o Kohlberg Kravis Roberts & Co. L.P.
2800 Sand Hill Road, Suite 200
Menlo Park, CA 94025
Attention: James C. Momtazee
Fax: (650) 233-6584
      with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: David J. Sorkin, Esq.
Fax: (212) 455-2502
      if to the Company, to:

HCA Inc.
One Park Plaza
Nashville, TN 37203
Attention: General Counsel
Fax: (615) 344-1531
      with copies (which shall not constitute notice) to:

Bass, Berry & Sims PLC
AmSouth Center
315 Deaderick Street
Suite 2700
Nashville, Tennessee 37238
Attention: James H. Cheek III, Esq.
J. Page Davidson, Esq.
Fax: (615) 742-6293

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention: Clare O’Brien, Esq.
Creighton O’M. Condon, Esq.
Fax: (212) 848-7179
or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the facsimile number specified above and electronic confirmation of transmission is received or (ii) if given by any other means, when delivered at the address specified in this Section 10.1.
      Section 10.2.     Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time and then only to such extent. Each of Parent, Merger Sub and the Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Merger, (b) no person has been authorized by any party to make any representation or warranty relating to itself or its businesses or otherwise in connection with the Merger and, if made, such representation or warranty

40

must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is expressly the subject of any representation or warranty set forth in this Agreement.
      Section 10.3.     Expenses. Except as otherwise expressly provided in Sections 7.10, 7.11 and 9.2, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
      Section 10.4.     Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (in the case of the Company, acting through the Special Committee if such committee still exists) at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which under applicable Law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
      Section 10.5.     Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained for the benefit of such party contained herein; provided that for so long as the Special Committee exists, the Company may not take any such action unless previously authorized by the Special Committee. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.
      Section 10.6.     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and any purported assignment without such consent shall be void and without effect), except that each of Parent and Merger Sub may assign all or any of its rights and obligations hereunder to any Affiliate of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.
      Section 10.7.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
      Section 10.8.     Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to or shall confer upon any Person other than the parties hereto any rights or remedies hereunder or with respect hereto, except as otherwise expressly provided in Section 7.5.
      Section 10.9.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

41

      Section 10.10.     Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and supersedes all oral or written prior or contemporaneous agreements and understandings among the parties with respect to such subject matter.
      Section 10.11.     Remedies. (a) The Company agrees that to the extent it has incurred losses or damages in connection with this Agreement, (i) the maximum aggregate liability of Parent and Merger Sub for such losses or damages shall be limited to $500 million and any amounts owed pursuant to Sections 7.10(a) and 7.11, (ii) the maximum liability of each Guarantor, directly or indirectly, shall be limited to the express obligations of such Guarantor under its Guarantee, and (iii) in no event shall the Company seek to recover any money damages in excess of such amount from Parent, Merger Sub, the Guarantors, or their respective Representatives and Affiliates in connection therewith.

(b) The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 9.1, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Sections 9.2(d) and 10.11(a); provided, however, that the Company shall be entitled to specific performance against Parent and Merger Sub to prevent any breach by Parent or Merger Sub of Section 7.3(c) and the last sentence of Section 7.10(a).
      Section 10.12.     Jurisdiction.

(a) In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware); (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court); (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (and, if applicable, such Federal court); and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY

42

UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

      Section 10.13.     Authorship. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.
[signature page follows]

43

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

HCA INC.

By: /s/ Jack O. Bovender, Jr.

Name: Jack O. Bovender, Jr.
Title: Chairman and Chief Executive Officer

HERCULES HOLDING II, LLC

By: /s/ Chris Gordon

Name: Chris Gordon
Title: President

HERCULES ACQUISITION CORPORATION

By: /s/ Chris Gordon

Name: Chris Gordon
Title: President

44

ANNEX B
Opinion of Credit Suisse Securities (USA) LLC
July 23, 2006
Special Committee of the Board of Directors
HCA Inc.
One Park Plaza
Nashville, Tennessee 37203
Members of the Special Committee:
      You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, voting and nonvoting, each par value $.01 per share (collectively, the “Company Common Stock”), of HCA Inc. (the “Company”), other than holders of Company Common Stock that are affiliates of Parent (as defined below) or the Surviving Corporation (as defined below) and the Rollover Holders (as defined below), of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms of the proposed Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among Hercules Holding II, LLC (the “Parent”), Hercules Acquisition Corporation, a wholly owned subsidiary of Parent (“Merger Co”), and the Company. The proposed Merger Agreement provides for, among other things, the merger (the “Merger”) of Merger Co with and into the Company pursuant to which the Company will be the surviving corporation (the “Surviving Corporation”) and each outstanding share of Company Common Stock will be converted into the right to receive $51.00 in cash (the “Merger Consideration”). We understand that certain holders of Company Common Stock or other equity securities of the Company (collectively, the “Rollover Holders”) will invest in securities of Parent or the Surviving Corporation in connection with the merger.
      In arriving at our opinion, we have reviewed the proposed Merger Agreement and certain related documents as well as certain publicly available business and financial information relating to the Company. We also have reviewed certain other information relating to the Company, including financial forecasts, provided to or discussed with us by the Company, and have met with the management of the Company to discuss the business and prospects of the Company. We also have considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been recently effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.
      In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company which we have reviewed, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. We also have assumed that the final Merger Agreement, when executed, will conform to the draft Merger Agreement in all respects material to our analyses. We also have assumed, with your consent, that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Merger and that the Merger will be consummated in accordance with the terms of the draft Merger Agreement without waiver, modification, amendment or adjustment of any material term, condition or agreement therein, including that Parent will obtain the necessary financing to effect the Merger in accordance with the terms of the draft debt and equity financing commitments provided to or discussed with us by Parent. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. We understand that, in accordance

B-1

with the Company’s restated certificate of incorporation, filed with the Delaware Secretary of State on February 3, 2004, the voting and nonvoting common stock of the Company will receive the same consideration in the proposed Merger and, for purposes of our opinion and related analyses, we have treated the voting and nonvoting common stock identical in all material respects. Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock (other than holders of Company Common Stock that are affiliates of Parent and the Rollover Holders) of the Merger Consideration and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Prior to the date hereof, we were not asked to, and we did not solicit third party indications of interest in acquiring the Company, but we note that we have been authorized in accordance with the Merger Agreement to do so for a prescribed period of time following the execution of the Merger Agreement. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger.
      We have acted as financial advisor to the Special Committee in connection with the Merger and will receive a fee for our services, a portion of which is a fee for rendering this opinion. Our aggregate fee will be increased if the Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates have in the past provided, are currently providing and in the future we may provide, investment banking and other financial services to the Company, as well as the private investment firms whose affiliates are stockholders of Parent, and their respective affiliates, for which we have received, and would expect to receive, compensation. We and certain of our affiliates and certain of our and their respective employees and certain private investment funds affiliated or associated with us have invested in private equity funds managed or advised by the private investment firms whose affiliates are stockholders of Parent. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Parent, affiliates of the stockholders of Parent and any other company that may be involved in the Merger and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.
      It is understood that this letter is for the information of the Special Committee of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.
      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock (other than holders of Company Common Stock that are affiliates of Parent and the Rollover Holders) is fair to such holders, from a financial point of view.

Very truly yours,

Credit Suisse Securities (USA) LLC

B-2

ANNEX C
Opinion of Morgan Stanley & Co. Incorporated
July 23, 2006
Special Committee of the Board of Directors
HCA Inc.
One Park Plaza
Nashville, TN 37203
Members of the Special Committee of the Board:
      We understand that HCA Inc. (the “Company”), Hercules Holding II, LLC (“Buyer”) and Hercules Acquisition Corporation, a wholly owned subsidiary of Buyer (“Acquisition Sub”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated July 23, 2006 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Buyer and each outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) and each share of nonvoting common stock, par value $0.01 per share, of the Company (the “Nonvoting Common Stock” and, collectively with shares of Common Stock, the “Shares”) of the Company (other than Shares held by the Company as treasury stock, Shares owned by Buyer immediately prior to the effective time of the Merger, including any Shares contributed to Buyer by the Rollover Investors (as defined below), or Shares as to which dissenters’ rights have been perfected) will be converted into the right to receive $51.00 per share in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We understand that Frisco, Inc., Frisco Partners and certain other holders of Shares or other equity securities of the Company (collectively, the “Rollover Investors”) will invest in securities of Buyer or the surviving corporation in the Merger pursuant to agreements entered into in connection with the Merger (the “Rollover Investors Agreements”).
      You have asked for our opinion as to whether the consideration to be received by the holders of Shares (other than the Rollover Investors, Buyer and its affiliates) pursuant to the Merger Agreement is fair from a financial point of view to such holders.
      For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other information of the Company;

(ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

(iii) analyzed certain financial projections prepared by the management of the Company;

(iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

(v) reviewed the reported prices and trading activity for the Shares;

(vi) compared the financial performance of the Company and the prices and trading activity of the Shares with that of certain other comparable publicly-traded companies and their securities;

(vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(viii) participated in discussions and negotiations among representatives of the Special Committee and Buyer and their financial and legal advisors;

(ix) reviewed the Merger Agreement, the debt and equity financing commitments provided to Buyer by certain lending institutions and private equity funds (the “Financing Agreements”), the commitments by Frisco, Inc. and Frisco Partners to contribute Shares to Buyer in connection with the Merger, each substantially in the form of the drafts dated July 23, 2006, and certain related documents; and

(x) performed such other analyses and considered such other factors as we have deemed appropriate.

      We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have also assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions including, among other things, that Buyer will obtain financing for the Merger in accordance with the terms set forth in the Financing Agreements and that the transactions contemplated by the Rollover Investors Agreements will be consummated in accordance with their terms. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions will be imposed that would have an adverse effect on the contemplated benefits expected to be derived in the Merger. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to such matters.
      This opinion does not address the fairness of any consideration to be received by the Rollover Investors pursuant to the Merger Agreement or the Rollover Investors Agreements, the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Company, or the underlying business decision of the Company to enter into the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company nor have we been furnished with any such appraisals. We understand that, in accordance with the Company’s restated certificate of incorporation, filed with the Delaware Secretary of State on February 3, 2004, the Common Stock and Nonvoting Common Stock of the Company will receive the same consideration in the proposed Merger and, for purposes of our opinion and related analyses, we have treated the Common Stock and Nonvoting Common Stock as identical in all material respects. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
      In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets (but we note that we have been so authorized for a period of time following execution of the Merger Agreement, subject to the terms, conditions and procedures set forth therein), nor did we negotiate with any parties, other than Buyer, with respect to a possible acquisition of the Company or certain of its constituent businesses.
      We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services.
      In the past, we and our affiliates have provided financial advisory and financing services for the Company and affiliates of Buyer and have received fees for the rendering of these services. In addition, we and our affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by affiliates of Buyer. In the ordinary course of our trading, brokerage, investment management and financing activities, we or our affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company, affiliates of Buyer or any other company or any currency or commodity that may be involved in this transaction.

      It is understood that this letter is for the information of the Special Committee of the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company in connection with this transaction if required by applicable law but may not otherwise be disclosed publicly in any manner without our prior approval. We express no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.
      Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of Shares (other than the Rollover Investors, Buyer and its affiliates) pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Michael J. Boublik

Michael J. Boublik
Managing Director

ANNEX D
Section 262 of the General Corporation Law of the State of Delaware
§ 262. Appraisal rights.
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX E
Information Relating to HCA Directors and Executive Officers
Directors and Executive Officers
      The following information sets forth the names, ages, titles of our directors and executive officers, their present principal occupation and their business experience during the past five years. During the last five years, none of HCA, its executive officers or directors has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of the directors and executive officers listed below are U.S. citizens. The business address of each of the director or officer listed below is c/o HCA Inc., One Park Plaza, Nashville, Tennessee 37203; (615) 344-9551.
C. Michael Armstrong
Director Since 2004
Age 67
      Mr. Armstrong was Chairman of the Board of Directors of Comcast Corporation from November 2002 to May 2004 and continued to serve as a director of Comcast Corporation until June 2005. From 1997 until 2002, Mr. Armstrong served as Chairman and Chief Executive Officer of AT&T Corp. Prior to that time, Mr. Armstrong served as Chairman and Chief Executive Officer of Hughes Electronics Corporation. Prior to that, Mr. Armstrong served as Chairman of IBM World Trade Corp. Mr. Armstrong also serves as a director of Citigroup Inc. and IHS Inc.
Magdalena H. Averhoff, M.D.
Director Since 1992
Age 55
      Magdalena H. Averhoff, M.D. is a retired physician who specialized in gastroenterology. She practiced in Miami, Florida from 1982 until her retirement in 2005. Dr. Averhoff serves on the Board of Cedars Medical Center prior to her retirement. She has served as the Chairperson of the Performance Improvement Committee and the Credentials Committee and as the President and Chief of Staff at Cedars Medical Center.
Jack O. Bovender, Jr.
Director Since 1999
Age 60
      Jack O. Bovender, Jr. has served as our Chairman and Chief Executive Officer since January 2002. Mr. Bovender served as President and Chief Executive Officer of the Company from January 2001 to December 2001. From August 1997 to January 2001, Mr. Bovender served as President and Chief Operating Officer of the Company. From April 1994 to August 1997, he was retired. Prior to his retirement, Mr. Bovender served as Chief Operating Officer of HCA-Hospital Corporation of America from 1992 until 1994. Prior to 1992, Mr. Bovender held several senior level positions with HCA-Hospital Corporation of America.
Richard M. Bracken
Director Since 2002
Age 53
      Richard M. Bracken was appointed President and Chief Operating Officer in January 2002; he was appointed Chief Operating Officer in July 2001. Mr. Bracken served as President — Western Group of the Company from August 1997 until July 2001. From January 1995 to August 1997, Mr. Bracken served as

President of the Pacific Division of the Company. Prior to 1995, Mr. Bracken served in various hospital Chief Executive Officer and Administrator positions with HCA-Hospital Corporation of America.
Martin Feldstein
Director Since 1998
Age 66
      Martin Feldstein has been a Professor of Economics at Harvard University since 1969. Dr. Feldstein also has served as the President and Chief Executive Officer of the National Bureau of Economic Research, a nonprofit economic research firm, since 1977, except for the period from August 1982 to July 1984 when he served as Chairman of the Council of Economic Advisors. Dr. Feldstein is also a director of American International Group, Inc. and Eli Lilly and Company.
Thomas F. Frist, Jr., M.D.
Director Since 1994
Age 67
      Thomas F. Frist, Jr., M.D. stepped down as our Chairman in January 2002. Dr. Frist served as an executive officer and Chairman of our Board of Directors from January 2001 to January 2002. From July 1997 to January 2001, Dr. Frist served as our Chairman and Chief Executive Officer. Dr. Frist served as Vice Chairman of the Board of Directors from April 1995 to July 1997 and as Chairman from February 1994 to April 1995. He was Chairman, Chief Executive Officer and President of HCA-Hospital Corporation of America from 1988 to February 1994.
Frederick W. Gluck
Director Since 1998
Age 71
      Frederick W. Gluck served as senior counselor to McKinsey & Company, Inc., an international consulting firm, from July 1998 to July 2003. He worked with Bechtel Group, Inc. from February 1995 to July 1998, serving as its Vice Chairman and Director from January 1996 to July 1997. Mr. Gluck held various positions with McKinsey & Company, Inc. from 1968 to 1995, including leading the firm as its managing partner from 1988 to 1994. Mr. Gluck is also a director of Amgen Inc.
Glenda A. Hatchett
Director Since 2000
Age 55
      Glenda A. Hatchett is an author and has hosted a nationally syndicated television court show, “Judge Hatchett,” since 2000. Ms. Hatchett served as the Chief Judge of Fulton County Juvenile Court from 1991 until May 1999. Ms. Hatchett served as Judge of Fulton County Juvenile Court from 1990 until 1991. Prior to that time, Ms. Hatchett held various leadership positions with Delta Air Lines, Inc.’s legal and public relations departments.
Charles O. Holliday, Jr.
Director Since 2002
Age 58
      Charles O. Holliday, Jr. has served as the Chairman and Chief Executive Officer of E. I. du Pont de Nemours and Company, or DuPont, since January 1999, and has served as Chief Executive Officer of DuPont since February 1998. Mr. Holliday served as President of DuPont from December 1997 to December 1998. He was Chairman of DuPont, Asia Pacific from July 1995 until November 1997. Mr. Holliday held a number of other positions with DuPont from 1970 to 1995.

T. Michael Long
Director Since 1991
Age 63
      T. Michael Long is a partner with Brown Brothers Harriman & Co., a private banking firm. Mr. Long joined Brown Brothers Harriman & Co. in 1971 and became a partner in 1984. He is currently Co-Manager of The 1818 Fund III, L.P. and its predecessor, The 1818 Fund II, L.P. He participates as a member of the Investment Committees of other private equity funds sponsored by the firm and serves as a senior advisor in certain financial advisory relationships with firm clients.
John H. McArthur
Director Since 1998
Age 72
      John H. McArthur served as Dean of the Faculty of the Harvard University Graduate School of Business Administration from 1980 to 1995. He was on the faculty of the Harvard Business School from 1962 to 1995. From 1996 to 2005, Mr. McArthur served as Senior Advisor to the President of the World Bank. Mr. McArthur currently serves as Chairman of the Board at the Asia Pacific Foundation of Canada. Mr. McArthur is also a director of AES Corporation, BCE Inc., Bell Canada and Cabot Corporation.
Kent C. Nelson
Director Since 1998
Age 68
      Kent C. Nelson served as Chairman and Chief Executive Officer of United Parcel Service from November 1989 to December 1996. Mr. Nelson held various positions with United Parcel Service over a 37-year period.
Frank S. Royal, M.D.
Director Since 1994
Age 66
      Frank S. Royal, M.D. is a physician who has been practicing in Richmond, Virginia for over 20 years. Dr. Royal served as President and Chairman of the National Medical Association. Dr. Royal is a director of Chesapeake Corporation, CSX Corporation, Smithfield Foods, Inc., Dominion Resources, Inc. and SunTrust Banks, Inc.
Harold T. Shapiro
Director Since 2001
Age 71
      Harold T. Shapiro currently serves as Professor of Economics and Public Affairs at Princeton University. Dr. Shapiro served as the President of Princeton University from January 1988 to July 2001. Dr. Shapiro served as chairman of the National Bioethics Advisory Commission from 1986 to 2001, and is currently chair of the Alfred P. Sloan Foundation. Dr. Shapiro is also a director of DeVry Inc.
R. Milton Johnson
Age 49
      R. Milton Johnson has served as Executive Vice President and Chief Financial Officer of the Company since July 2004. Mr. Johnson served as Senior Vice President and Controller of the Company from July 1999 until July 2004. Mr. Johnson served as Vice President and Controller of the Company from November 1998 to July 1999. Prior to that time, Mr. Johnson served as Vice President — Tax of the Company from April 1995 to October 1998. Prior to that time, Mr. Johnson served as Director of Tax for Healthtrust from September 1987 to April 1995.

David G. Anderson
Age 58
      David G. Anderson has served as Senior Vice President — Finance and Treasurer of the Company since July 1999. Mr. Anderson served as Vice President  — Finance of the Company from September 1993 to July 1999 and was elected to the additional position of Treasurer in November 1996. From March 1993 until September 1993, Mr. Anderson served as Vice President — Finance and Treasurer of Galen Health Care, Inc. From July 1988 to March 1993, Mr. Anderson served as Vice President — Finance and Treasurer of Humana Inc.
Victor L. Campbell
Age 59
      Victor L. Campbell has served as Senior Vice President of the Company since February 1994. Prior to that time, Mr. Campbell served as HCA-Hospital Corporation of America’s Vice President for Investor, Corporate and Government Relations. Mr. Campbell joined HCA-Hospital Corporation of America in 1972. Mr. Campbell is the chairman of the Board of the Federation of American Hospitals and serves on the Board of HRET, a subsidiary of the American Hospital Association.
Rosalyn S. Elton
Age 45
      Rosalyn S. Elton has served as Senior Vice President — Operations Finance of the Company since July 1999. Ms. Elton served as Vice President — Operations Finance of the Company from August 1993 to July 1999. From October 1990 to August 1993, Ms. Elton served as Vice President — Financial Planning and Treasury for the Company.
Charles R. Evans
Age 59
      Charles R. Evans was appointed President — Eastern Group of the Company in May 2004. Mr. Evans served as President — Southeast Division from January 2001 until May 2004. Mr. Evans served as President — Mid America Division from January 1998 until December 2000. Prior to that time, Mr. Evans served as President — North Carolina Division from April 1996 until December 1997, and as President — First Coast Health Network from January 1995 until March 1996. Prior to that time, Mr. Evans served in various positions with Community Hospitals Indianapolis.
V. Carl George
Age 62
      V. Carl George has served as Senior Vice President — Development of the Company since July 1999. Mr. George served as Vice President — Development of the Company from April 1995 to July 1999. From September 1987 to April 1995, Mr. George served as Director of Development for Healthtrust. Prior to working for Healthtrust, Mr. George served with HCA-Hospital Corporation of America in various positions.
R. Sam Hankins, Jr.
Age 56
      R. Sam Hankins, Jr. was appointed Chief Financial Officer — Outpatient Services Group in May 2004. Mr. Hankins served as Chief Financial Officer — West Florida Division from January 1998 until May 2004. Prior to that time, Mr. Hankins served as Chief Financial Officer — Northeast Division from March 1997 until December 1997, and as Chief Financial Officer — Richmond Division from March 1996 until February 1997. Prior to that time, Mr. Hankins served in various positions with CJW Medical Center in Richmond, Virginia and with several hospitals.

Russell K. Harms
Age 48
      Russell K. Harms was appointed Chief Financial Officer — Central Group in October 2005. From January 2001 to October 2005, Mr. Harms served as Chief Financial Officer of HCA’s MidAmerica Division. From December 1997 to December 2000, Mr. Harms served as Chief Financial Officer of Presbyterian/ St. Lukes Medical Center.
Samuel N. Hazen
Age 46
      Samuel N. Hazen was appointed President — Western Group of the Company in July 2001. Mr. Hazen served as Chief Financial Officer — Western Group of the Company from August 1995 to July 2001. Mr. Hazen served as Chief Financial Officer — North Texas Division of the Company from February 1994 to July 1995. Prior to that time, Mr. Hazen served in various hospital and regional Chief Financial Officer positions with Humana Inc. and Galen Health Care, Inc.
Frank M. Houser
Age 65
      Frank M. Houser, M.D. has served as Senior Vice President — Quality and Medical Director of the Company since November 1997. Dr. Houser served as President — Physician Management Services of the Company from May 1996 to November 1997. Dr. Houser served as President of the Georgia Division of the Company from December 1994 to May 1996. From May 1993 to December 1994, Dr. Houser served as the Medical Director of External Operations at The Emory Clinic, Inc. in Atlanta, Georgia. Dr. Houser served as State Public Health Director, Georgia Department of Human Resources from July 1991 to May 1993.
Patricia T. Lindler
Age 59
      Patricia T. Lindler has served as Senior Vice President — Government Programs of the Company since July 1999. Ms. Lindler served as Vice President  — Reimbursement of the Company from September 1998 to July 1999. Prior to that time, Ms. Lindler was the President of Health Financial Directions, Inc. from March 1995 to November 1998. From September 1980 to February 1995, Ms. Lindler served as Director of Reimbursement of the Company’s Florida Group.
A. Bruce Moore, Jr.
Age 46
      A. Bruce Moore, Jr. was appointed President — Outpatient Services Group in January 2006. Mr. Moore had served as Senior Vice President and as Chief Operating Officer — Outpatient Services Group since July 2004 and as Senior Vice President — Operations Administration from July 1999 until July 2004. Mr. Moore served as Vice President — Operations Administration of the Company from September 1997 to July 1999, as Vice President — Benefits from October 1996 to September 1997, and as Vice President — Compensation from March 1995 until October 1996.
W. Paul Rutledge
Age 51
      W. Paul Rutledge was appointed as President — Central Group in October 2005. Mr. Rutledge had served as President of the MidAmerica Division since January 2001. He served as President of TriStar Health System from June 1996 to January 2001 and served as president of Centennial Medical Center from May 1993 to June 1996. He has served in leadership capacities with HCA for more than 20 years, working with hospitals in New Orleans, La., Rome, Ga. and Nashville Tn.

Richard J. Shallcross
Age 47
      Richard J. Shallcross was appointed Chief Financial Officer — Western Group of the Company in August 2001. Mr. Shallcross served as Chief Financial Officer — Continental Division of the Company from September 1997 to August 2001. From October 1996 to August 1997, Mr. Shallcross served as Chief Financial Officer — Utah/ Idaho Division of the Company. From November 1995 until September 1996, Mr. Shallcross served as Vice President of Finance and Managed Care for the Colorado Division of the Company.
Joseph N. Steakley
Age 52
      Joseph N. Steakley has served as Senior Vice President — Internal Audit Services of the Company since July 1999. Mr. Steakley served as Vice President  — Internal Audit Services from November 1997 to July 1999. From October 1989 until October 1997, Mr. Steakley was a partner with Ernst & Young LLP.
John M. Steele
Age 50
      John M. Steele has served as Senior Vice President — Human Resources of the Company since November 2003. Mr. Steele served as Vice President — Compensation and Recruitment of the Company from November 1997 to October 2003. From March 1995 to November 1997, Mr. Steele served as Assistant Vice President — Recruitment.
Donald W. Stinnett
Age 50
      Donald W. Stinnett was appointed Chief Financial Officer — Eastern Group in October 2005. Mr. Stinnett had served as Chief Financial Officer of the Far West Division since July 1999. Mr. Stinnett served as Chief Financial Officer and Vice President of Finance of Franciscan Health System of the Ohio Valley from 1995 until 1999, and served in various capacities with Franciscan Health System of Cincinnati and Providence Hospital in Cincinnati prior to that time.
Beverly B. Wallace
Age 55
      Beverly B. Wallace was appointed President — Shared Services Group in March 2006. From January 2003 until March 2006, Ms. Wallace served as President  — Financial Services Group. Ms. Wallace served as Senior Vice President — Revenue Cycle Operations Management of the Company from July 1999 to January 2003. Ms. Wallace served as Vice President — Managed Care of the Company from July 1998 to July 1999. From 1997 to 1998, Ms. Wallace served as President — Homecare Division of the Company. From 1996 to 1997, Ms. Wallace served as Chief Financial Officer — Nashville Division of the Company. From 1994 to 1996, Ms. Wallace served as Chief Financial Officer — Mid-America Division of the Company.
Robert A. Waterman
Age 52
      Robert A. Waterman has served as Senior Vice President and General Counsel of the Company since November 1997. Mr. Waterman served as a partner in the law firm of Latham & Watkins from September 1993 to October 1997; he was also Chair of the firm’s healthcare group during 1997.
Noel Brown Williams
Age 51
      Noel Brown Williams has served as Senior Vice President and Chief Information Officer of the Company since October 1997. From October 1996 to September 1997, Ms. Williams served as Chief

Information Officer for American Service Group/ Prison Health Services, Inc. From September 1995 to September 1996, Ms. Williams worked as an independent consultant. From June 1993 to June 1995, Ms. Williams served as Vice President, Information Services for HCA Information Services. From February 1979 to June 1993, she held various positions with HCA-Hospital Corporation of America Information Services.
Alan R. Yuspeh
Age 57
      Alan R. Yuspeh has served as Senior Vice President — Ethics, Compliance and Corporate Responsibility of the Company since October 1997. From September 1991 until October 1997, Mr. Yuspeh was a partner with the law firm of Howrey & Simon. As a part of his law practice, Mr. Yuspeh served from 1987 to 1997 as Coordinator of the Defense Industry Initiative on Business Ethics and Conduct.

c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509

                         Vote by Telephone

Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions to record your vote.

                           Vote by Internet

Have your proxy card available when you access the website http://www.cesvote.com and follow the simple instructions to record your vote.

                              Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535800, Pittsburgh, PA 15253.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your proxy
Touch-Tone phone:	Cast your vote:	in the Postage-Paid
1-888-693-8683	http://www.cesvote.com	envelope provided

Vote 24 hours a day, 7 days a week
Your telephone or Internet vote must be received by 6:00 a.m. local time in Nashville, Tennessee
on                 , 2006, to be counted in the final tabulation.
If you vote by telephone or Internet, please do not send your proxy by mail.
By voting by telephone or Internet, you acknowledge receipt of the Notice of Special Meeting of
Shareholders of HCA Inc. and the Company’s Proxy Statement dated                 , 2006.
Proxy must be signed and dated below.
Please fold and detach card at perforation before mailing.

This proxy is solicited on behalf of the Board of Directors of HCA Inc. for the Special Meeting of Shareholders on , 2006.
The undersigned hereby (1) acknowledges receipt of the Notice of Special Meeting of Shareholders of HCA Inc. to be held at the executive offices of HCA located at One Park Plaza, Nashville, Tennessee on                 , 2006 beginning at                 .m., local time in Nashville, Tennessee, and (2) appoints Robert A. Waterman and John M. Franck II, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution to vote all shares of common stock of HCA that the undersigned would be entitled to cast if personally present at the meeting and at any adjournment(s) or postponement(s) thereof.
The Board of Directors recommends a vote “FOR” the adoption of the Agreement and Plan of Merger, dated July 24, 2006, and entered into by and among HCA Inc., Hercules Holding II, LLC and Hercules Acquisition Corporation.
The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the common stock of HCA and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof. If one or more of the proxies named shall be present in person or by substitute at the meeting or at any adjournment(s) or postponement(s) thereof, the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given. Please date, sign exactly as your name appears on the form and promptly mail this proxy in the enclosed envelope. No postage is required.

Signature

Signature

Date: _______________________________________, 2006

Please date this proxy and sign your name exactly as it appears on this form. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

YOUR VOTE IS IMPORTANT!

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-
paid envelope so your shares may be represented at the Meeting.
Please fold and detach card at perforation before mailing.

HCA INC.	PROXY
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED JULY 24, 2006, AND ENTERED INTO BY AND AMONG HCA INC., HERCULES HOLDING II, LLC AND HERCULES ACQUISITION CORPORATION.
THIS PROXY WILL BE VOTED AS SPECIFIED BELOW. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

1.	ADOPTION OF THE AGREEMENT AND PLAN OF MERGER DATED JULY 24, 2006 BY AND AMONG HERCULES HOLDING II, LLC, HERCULES ACQUISITION CORPORATION, AND HCA INC., AS DESCRIBED IN THE PROXY STATEMENT.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO ADOPT THE MERGER AGREEMENT.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.
Important—This Proxy must be signed and dated on the reverse side.

c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509

                         Vote by Telephone

Have your voting instruction card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions to record your vote.

                           Vote by Internet

Have your voting instruction card available when you access the website http://www.cesvote.com and follow the simple instructions to record your vote.

                              Vote by Mail

Please mark, sign and date your voting instruction card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535800, Pittsburgh PA 15253-9937.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your voting instruction card
Touch-Tone telephone:	Cast your vote:	in the Postage-Paid
1-888-693-8683	http://www.cesvote.com	envelope provided

Vote 24 hours a day, 7 days a week
Your telephone or Internet vote must be received by 6:00 a.m. local time in Nashville, Tennessee
on                 , 2006 in order to be counted in the final tabulation.
If you vote by telephone or Internet, please do not send the card below by mail.
By voting by telephone or Internet, you acknowledge receipt of the Notice of Special Meeting of Shareholders of
HCA Inc. and the Company’s Proxy Statement dated                 , 2006.
Sign and date this card where indicated below.
Please fold and detach card at perforation before mailing.

Voting Instructions to the Independent Fiduciary of the HCA Stock Fund of the HCA 401(k) Plan for the Special Meeting of HCA Inc. Shareholders on , 2006
The undersigned, a Participant in the HCA Stock Fund of the HCA 401(k) Plan (the “Fund”) hereby instructs                 , as independent fiduciary for the Fund (the “Independent Fiduciary”), to vote in accordance with the instructions on the reverse hereof all equivalent shares of common stock of HCA Inc. credited, as of                 , 2006, to the account of the undersigned Participant in the Fund, and to represent the undersigned Participant at the Special Meeting of Shareholders of HCA to be held at the executive offices of HCA located at One Park Plaza, Nashville, Tennessee on                 , 2006 beginning at                 .m., local time in Nashville, Tennessee, and any adjournments or postponements thereof.
The Board of Directors recommends a vote “FOR” the adoption of the Agreement and Plan of Merger, dated July 24, 2006, and entered into by and among HCA Inc., Hercules Holding II, LLC and Hercules Acquisition Corporation.

Signature

Date: _______________________________________, 2006

Please date this card and sign your name exactly as it appears to the left.

YOUR VOTE IS IMPORTANT!

If you do not vote by telephone or Internet, please sign and date this voting instruction card and return it promptly in the enclosed postage-
paid envelope so your shares may be represented at the Meeting.
Please fold and detach card at perforation before mailing.

HCA INC.	VOTING INSTRUCTIONS
The Board of Directors recommends a vote “FOR” the adoption of the Agreement and Plan of Merger, dated July 24, 2006, and entered into by and among HCA Inc., Hercules Holding II, LLC and Hercules Acquisition Corporation.
Your equivalent shares will be voted as specified below. If no specification is made, the Independent Fiduciary will vote FOR Proposals 1 and 2.

1.	ADOPTION OF THE AGREEMENT AND PLAN OF MERGER DATED JULY 24, 2006 BY AND AMONG HERCULES HOLDING II, LLC, HERCULES ACQUISITION CORPORATION, AND HCA INC., AS DESCRIBED IN THE PROXY STATEMENT.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO ADOPT THE MERGER AGREEMENT.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.
Important—This voting instruction card must be signed and dated on the reverse side.

c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509

                         Vote by Telephone

Have your voting instruction card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions to record your vote.

                           Vote by Internet

Have your voting instruction card available when you access the website http://www.cesvote.com and follow the simple instructions to record your vote.

                              Vote by Mail

Please mark, sign and date your voting instruction card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535800, Pittsburgh PA 15253-9937.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your voting instruction card
Touch-Tone telephone:	cast your vote:	in the Postage-Paid
1-888-693-8683	http://www.cesvote.com	envelope provided

Vote 24 hours a day, 7 days a week
Your telephone or Internet vote must be received by 6:00 a.m. local time in Nashville, Tennessee
on                 , 2006 in order to be counted in the final tabulation.
If you vote by telephone or Internet, please do not send the card below by mail.
By voting by telephone or Internet, you acknowledge receipt of the Notice of Special Meeting of
Shareholders of HCA Inc. and the Company’s Proxy Statement dated                 , 2006.
Sign and date this card where indicated below.
Please fold and detach card at perforation before mailing.

Voting Instructions to the Record Keeper of the HCA Employee Stock Purchase Plan and the Triad Hospitals, Inc. Employee Stock Purchase Plan for the Special Meeting of HCA Inc. Shareholders on , 2006
The undersigned, a Participant in either the HCA Employee Stock Purchase Plan or the Triad Hospitals, Inc. Employee Stock Purchase Plan (individually, a “Plan” and together, the “Plans”) hereby instructs Computershare Trust Company, as record keeper for each of the Plans (the “Record Keeper”), to vote in accordance with the instructions on the reverse hereof all shares of common stock of HCA Inc. credited, as of                 , 2006, to the account of the undersigned Participant under either Plan, and to represent the undersigned Participant at the Special Meeting of Shareholders of HCA to be held at the executive offices of HCA located at One Park Plaza, Nashville, Tennessee on                 , 2006 beginning at                 .m., local time in Nashville, Tennessee, and any adjournments or postponements thereof.
The Board of Directors recommends a vote “FOR” the adoption of the Agreement and Plan of Merger, dated July 24, 2006, and entered into by and among HCA Inc., Hercules Holding II, LLC and Hercules Acquisition Corporation.

Signature

Date: _______________________________________, 2006

Please date this card and sign your name exactly as it appears to the left.

YOUR VOTE IS IMPORTANT!

If you do not vote by telephone or Internet, please sign and date this voting instruction card and return it promptly in the enclosed postage-
paid envelope so your shares may be represented at the Meeting.
Please fold and detach card at perforation before mailing.

HCA INC.	VOTING INSTRUCTIONS
The Board of Directors recommends a vote “FOR” the adoption of the Agreement and Plan of Merger, dated July 24, 2006, and entered into by and among HCA Inc., Hercules Holding II, LLC and Hercules Acquisition Corporation.
Your shares will be voted as specified below. If no specification is made, the Record Keeper will vote FOR Proposals 1 and 2.

1.	ADOPTION OF THE AGREEMENT AND PLAN OF MERGER DATED JULY 24, 2006 BY AND AMONG HERCULES HOLDING II, LLC, HERCULES ACQUISITION CORPORATION, AND HCA INC., AS DESCRIBED IN THE PROXY STATEMENT.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO ADOPT THE MERGER AGREEMENT.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.
Important — This voting instruction card must be signed and dated on the reverse side.